Exhibit 10.2

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

August 5, 2011,

among

DYNEGY POWER, LLC,

as Borrower,

DYNEGY GAS INVESTMENTS HOLDINGS, LLC,

as Intermediate Holdings,

THE LENDERS PARTY HERETO,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent and Collateral Trustee

CREDIT SUISSE SECURITIES (USA) LLC

and

GOLDMAN SACHS LENDING PARTNERS LLC,

as Joint Bookrunners and Joint Lead Arrangers

CREDIT SUISSE SECURITIES (USA) LLC

and

GOLDMAN SACHS LENDING PARTNERS LLC,

as Joint Syndication Agents and

as Co-Documentation Agents

BARCLAYS CAPITAL,

as Co-Manager

i

SCHEDULES

Schedule 1.01(a)	-	Subsidiary Guarantors
Schedule 1.01(b)	-	Mortgaged Property
Schedule 1.01(c)	-	Excluded Obligations
Schedule 2.01	-	Lenders and Term Loan Commitments
Schedule 3.07	-	Rights of First Refusal and Options with Respect to Mortgaged Properties
Schedule 3.08	-	Subsidiaries
Schedule 3.09	-	Litigation
Schedule 3.17	-	Environmental Matters
Schedule 3.18	-	Insurance
Schedule 3.19(a)	-	UCC Filing Offices
Schedule 3.19(c)	-	Mortgage Filing Offices
Schedule 3.20(a)	-	Real Property
Schedule 3.28	-	Deposit Accounts and Securities Accounts
Schedule 3.30	-	Permits
Schedule 4(a)	-	Local Counsel
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens
Schedule 6.07	-	Existing Sithe Parties Transactions with Affiliates
Schedule 6.10(a)	-	Permitted Capital Expenditures
Schedule 6.10(d)	-	Environmental Capital Expenditures and Proposed Legislation

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Assumption
Exhibit C	-	Form of Borrowing Request
Exhibit D	-	Form of Guarantee and Collateral Agreement
Exhibit E	-	Form of Mortgage
Exhibit F	-	Form of Affiliate Subordination Agreement
Exhibit G	-	Form of Local Counsel Opinion
Exhibit H	-	Form of Compliance Certificate
Exhibit I-1	-	Form of U.S. Tax Compliance Certificate
Exhibit I-2	-	Form of U.S. Tax Compliance Certificate
Exhibit I-3	-	Form of U.S. Tax Compliance Certificate
Exhibit I-4	-	Form of U.S. Tax Compliance Certificate
Exhibit J	-	Form of Pledge Agreement
Exhibit K	-	Form of Intercreditor Agreement
Exhibit L	-	Form of Solvency Certificate
Exhibit M	-	Form of Holdings Separateness Letter
Exhibit N	-	Form of Parent Separateness Letter
Exhibit O	-	Form of Dynegy Power Marketing, LLC Representation Letter

v

Exhibit P	-	Form of Opinion Assumption Certificate

CREDIT AGREEMENT (this “Agreement”) dated as of August 5, 2011, among DYNEGY POWER, LLC, a Delaware limited liability company (the “Borrower”), DYNEGY GAS INVESTMENTS HOLDINGS, LLC, a Delaware limited liability company (“Intermediate Holdings”), the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (“Credit Suisse”) as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral trustee (in such capacity, including any successor thereto, the “Collateral Trustee”) for the Lenders, CREDIT SUISSE SECURITIES (USA) LLC and GOLDMAN SACHS LENDING PARTNERS LLC, as Joint Bookrunners and Joint Lead Arrangers (collectively, the “Joint Lead Arrangers”), CREDIT SUISSE SECURITIES (USA) LLC and GOLDMAN SACHS LENDING PARTNERS LLC, as Joint Syndication Agents (the “Joint Syndication Agents”), CREDIT SUISSE SECURITIES (USA) LLC and GOLDMAN SACHS LENDING PARTNERS LLC, as Co-Documentation Agents (the “Co-Documentation Agents”), and BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC, as Co-Manager (the “Co-Manager”).

The Borrower has requested the Lenders to extend credit in the form of Term Loans on the Closing Date, in an aggregate principal amount not in excess of $1,100,000,000.

The proceeds of the Term Loans will be used by the Borrower on the Closing Date to (a) make a capital contribution to Sithe Energies Inc., which will be used to refinance in part certain existing indebtedness and guarantees of DHI and its subsidiaries (including amounts required to repay in part the Existing Credit Facility), (b) to cash collateralize letters of credit, whether existing on the Closing Date or issued thereafter for the account of the Borrower or any of its Subsidiaries, (c) to make a $200,000,000 Restricted Payment to Intermediate Holdings (which will make a Restricted Payment in an equal amount to Holdings) within five Business Days following the Closing Date, (d) to pay transaction fees and expenses, (e) for general corporate purposes and (f) for the other purposes on the Closing Date set forth in the statement of sources and uses of funds delivered pursuant to paragraph (n) of Article IV. Proceeds of Term Loans, to the extent in excess of the immediate needs described in the preceding sentence, may be held as cash or Permitted Investments until used by the Borrower for the purposes described above, the making of Restricted Payments on the terms and conditions contained herein and other general corporate purposes.

The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Commodity Counterparty” shall mean any Person who, at the time the applicable Eligible Commodity Hedging Agreement is entered into, (i) in the ordinary course purchases or sells power or enters into commodity transactions and (ii)(A) has a corporate rating of BBB- or higher by S&P and a corporate family rating of Baa3 or higher by Moody’s (or an equivalent rating by another nationally recognized statistical rating organization of similar standing if either of such ratings agencies is not then in the business of providing such ratings), or (B) whose obligations are supported by collateral, guarantees or letters of credit in a manner consistent with the then prevailing industry practice for similarly situated Persons from Persons that have the ratings described in clause (A) above.

“Acceptable Financial Counterparty” shall mean any Person who, at the time the applicable Eligible Commodity Hedging Agreement, Interest Rate/Currency Hedging Agreement or Treasury Services Agreement is entered into, (a) in the ordinary course enters into financial derivative transactions (including rate swaps, commodity hedges, swaps, futures or options) or commodity transactions (including power purchase or sale or gas purchase or sale and tolling agreements) or provides treasury services or cash management services and (b)(i) has a corporate rating of A- or higher by S&P and a corporate family rating of A3 or higher by Moody’s (or an equivalent rating by another nationally recognized statistical rating organization of similar standing if either of such rating agencies is not then in the business of providing such ratings), or (ii) whose obligations are supported by collateral, guarantees or letters of credit in a manner consistent with the then prevailing industry practice for similarly situated Persons from Persons that have the ratings described in clause (i) above.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) 1.50% per annum and (b) the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement and shall include the Administrative Agent in its capacity as Auction Manager.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of the definition of “Eligible Assignee”, Section 2.12(e), Section 6.07 and 9.04(b)(except in determining Qualified Debt Investors as used therein) the term “Affiliate” shall also include any Person that directly or indirectly owns 10% or more of any class of Equity Interests, including for the purposes of this definition, any total return swap in respect thereof or similar instrument, of the Person specified or that is an officer or director of the Person specified or an officer or director of the parent of the Person specified.

“Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement in the form of Exhibit F pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

“Affiliated Lenders” shall have the meaning assigned to such term in Section 2.12(e).

“Agents” shall have the meaning assigned to such term in Article VIII.

“Agreement Value” shall mean, in respect of Hedging Obligations, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that Intermediate Holdings, the Borrower or such Subsidiary would be required to pay if the agreements governing such Hedging Obligations were terminated on such date.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the sum of (i) the Adjusted LIBO Rate (after giving effect to any Adjusted LIBO Rate “floor”) that would be payable on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a Eurodollar Term Loan with a one-month interest period plus (ii) 1.00% per annum; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Applicable Margin” shall mean, for any day (a) with respect to any Eurodollar Term Loan, 7.75% per annum and (b) with respect to any ABR Term Loan, 6.75% per annum, subject to the provisions of Section 2.06(d).

“Approved Fund” shall mean any Related Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean the sale, lease, conveyance, transfer or other disposition (by way of merger, or otherwise, but excluding Extraordinary Receipts), including without limitation pursuant to a transaction described in Section 6.03 by the Borrower or any of the Subsidiaries to any Person (provided that the sale, lease, conveyance, transfer or other disposition of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole shall be governed by Section 6.05(a)) other than the Borrower or any Subsidiary Guarantor of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of the Borrower or any of the Subsidiaries; provided that none of the following items shall be deemed to be an Asset Sale:

(i) investments disposed of in the ordinary course of business;

(ii) (A) the sale or lease of products, services or accounts receivable in the ordinary course of business, (B) any sale or other disposition of surplus, damaged, worn-out or obsolete assets or property (including, without limitation, inventory, immaterial assets and property no longer commercially viable to maintain and operate) in the ordinary course of business, (C) the granting of any option or other right to purchase, or otherwise acquire property in the ordinary course of business, (D) the sale, transfer or other disposition of power, capacity, energy, ancillary services, and other products or services, or the sale of any other inventory or contracts related to any of the foregoing, (E) the sale, lease, conveyance or other disposition for value by the Borrower or any Subsidiary of fuel or emission credits in the ordinary course of business and (F) the licensing of intellectual property in the ordinary course of business;

(iii) dispositions of property subject to a Lien permitted pursuant to Section 6.02 that is transferred to the lienholder or its designee in satisfaction or settlement of such lienholder’s claim or a realization upon such Lien (other than any such property that constitutes Collateral and in respect of which the Lien in respect thereof securing the Obligations is prior to such other Lien);

(iv) sales or dispositions resulting from the exercise by a Governmental Authority of its claimed or actual power of eminent domain or dispositions otherwise required by applicable law;

(v) any sale, transfer or other disposition of property or assets related to the decommissioning or demolition of the South Bay Facility;

(vi) investments and Restricted Payments made as permitted by this Agreement;

(vii) sales, transfers or other dispositions (A) between or amongst Intermediate Holdings, the Borrower and the Subsidiary Guarantors or (B) between or amongst Subsidiaries of the Borrower that are not Loan Parties, in each case as permitted by this Agreement; and

(viii) any sale, transfer or other disposition or series of related sales, transfers or other dispositions having a Fair Market Value not in excess of $5,000,000.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in substantially the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Auction” shall have the meaning assigned to such term in Section 2.12(e).

“Auction Manager” shall have the meaning assigned to such term in Section 2.12(e).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowed Postings” shall have the meaning assigned to such term in Section 5.18.

“Borrower” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowing” shall mean Term Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Term Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean the request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Term Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“CapEx Pullback Amount” shall have the meaning assigned to such term in Section 6.10(c).

“Capital Expenditures” shall mean, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations or Synthetic Lease Obligations incurred by the Borrower and its consolidated Subsidiaries during such period, but excluding in each case any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation provided that: (a) the purchase price of equipment or property that is (i) purchased substantially simultaneously with the trade-in of existing equipment or property, (ii) exchanged in connection with a swap of existing equipment or property or (iii) purchased or repaired with insurance proceeds and/or deductibles (promptly following receipt thereof on account of such property or equipment being replaced or repaired) shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment or property for the equipment or property being so repaired, traded in or exchanged or the amount of such insurance proceeds and/or deductibles, as the case may be and (b) any expenditure funded with warranty proceeds, proceeds from an indemnity claim, settlement payments or any other payments made to compensate such Person for any damage, defect, delay or loss relating to the expenditure being made shall not be included in Capital Expenditures to the extent such expenditure does not exceed the applicable proceeds or payments.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, for the purposes of this definition, as in effect, and as consistently applied by the Borrower on the Closing Date, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralized Letter of Credit and Reimbursement Agreement” shall mean any letter of credit and reimbursement agreement executed by the Borrower with Credit Suisse and Barclays Bank PLC on the date of this Agreement or such other form as is proposed by the Borrower and reasonably acceptable to the Administrative Agent.

“Cash Collateralized Letters of Credit” shall mean the letters of credit issued pursuant to any Cash Collateralized Letter of Credit and Reimbursement Agreement.

“Cash Management Agreement” shall mean the Cash Management Agreement dated as of August 5, 2011 among Dynegy Administrative Services Company, the Borrower and certain of the Borrower’s Affiliates.

A “Change in Control” shall be deemed to have occurred if (a) the Parent shall cease to directly or indirectly own beneficially and of record, 50.1% of the issued and outstanding Equity Interests having ordinary voting power of the Borrower or (b) Intermediate Holdings shall cease to directly or indirectly own, beneficially and of record, at least 80% of the issued and outstanding Equity Interests of the Borrower; provided that, concurrently with any transfer by Intermediate Holdings of the Equity Interests of the Borrower permitted under this definition of “Change of Control”, the transferee thereof shall have (i) entered into a pledge agreement in substantially the same form as the Pledge Agreement and (ii) become a party to the Intercreditor Agreement, in each case (x) with the rights and obligations thereunder substantially similar to the rights and obligations of Intermediate Holdings thereunder as of the date hereof and (y) with such amendments to such agreements as are necessary to give effect to such transfer.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class”, when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are Term Loans of the same or differing maturities or economic terms.

“Closing Date” shall mean the date each of the conditions set forth in Article IV are satisfied (or waived in accordance with the terms hereof), which date is August 5, 2011.

“Co-Documentation Agents” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Co-Manager” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“CoalCo” shall mean Dynegy Midwest Generation LLC, a Delaware limited liability company.

“CoalCo Transactions” shall mean, collectively, (a) the execution, delivery and performance by Dynegy Coal Investments Holdings, LLC, CoalCo and its subsidiaries of the Reorganization Documents and the consummation of the transactions contemplated thereby, (b) the execution, delivery and performance by them of the loan documentation in respect of the term loan facilities described in paragraph (s) of Article IV and the extensions of credit thereunder, (c) the repayment of all amounts due or outstanding under or in respect of, and the termination of, the Existing Credit Facility and (d) the payment of related fees and expenses.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties.

“Collateral Posting Account” shall have the meaning set forth in Section 5.18.

“Collateral Posting Amount” shall mean, at any time, the sum of (x) $574,000,000, as such amount is reduced from time to time in accordance with Section 2.13(f)(ii), plus (y) any amount deducted from Excess Cash Flow pursuant to clause (b)(xi) of the definition thereof.

“Collateral Trustee” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Commodity Collateral Amounts” shall mean at any time, (i) cash and Permitted Investments pledged or deposited as collateral to or for the benefit of (x) a contract counterparty or (y) a letter of credit provider in connection with a Cash Collateralized Letter of Credit and Reimbursement Agreement in respect of a letter of credit issued to any contract counterparty, in each case by the Borrower or any Subsidiary Guarantor and (ii) letters of credit issued under the Indebtedness permitted by Section 6.01(i), in each case as security for any of its respective obligations under any contract for commercial and trading activities and contracts (including physical delivery, option (whether cash or financial), exchange, swap and futures contracts) for the purchase, transmission, transportation, distribution, sale, lease or hedge of any fuel-related or power-related commodity or service.

“Commodity Hedging Agreements” shall mean any agreement (including each confirmation entered into pursuant to any master agreement) providing for swaps, caps, collars, puts, calls, floors, futures, options, spots, forwards, power purchase or sale agreements, fuel purchase or sale agreements, tolling agreements, emissions credit purchase or sales agreements, power transmission agreements, fuel transportation agreements, fuel storage agreements, netting agreements, commercial or trading agreements, weather derivatives agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, any energy, generation capacity or fuel, or any other energy or weather related commodity, service or risk, price or price indices for any such commodities, services or risks or any other similar derivative agreements, any renewable energy credits, carbon emission credits and any other “cap and trade” related credits, assets or attributes with an economic value and any other similar agreements, entered into by the Borrower or any Subsidiary, in each case under this definition, (i) in the ordinary course of business, or (ii) otherwise consistent with Prudent Industry Practice in order to manage fluctuations in the price or availability to the Borrower or any Subsidiary of any commodity and/or manage the risk of adverse or unexpected weather conditions.

“Commodity Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under a Commodity Hedging Agreement.

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated July 11, 2011.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any non-cash charges and adjustments (other than the write-down of current assets) for such period to the extent deducted from such Consolidated Net Income, and (v) fees and expenses payable in cash on or prior to the Closing Date with respect to the Reorganization, and minus (b) without duplication (i) all cash payments made during such period and any non-cash charges and adjustments added to Consolidated Net Income pursuant to clause (a)(iv) above in a previous period and (ii) to the extent included in determining such Consolidated Net Income, any extraordinary gains and all non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) of the Borrower and the Subsidiaries for such period (including all commissions, discounts and other fees and charges owed by the Borrower and its Subsidiaries with respect to letters of credit and bankers acceptance financing), determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, but excluding, however, the Consolidated Interest Expense of the subsidiaries of Sithe Energies, Inc. until such subsidiaries become Subsidiary Guarantors in accordance with the Loan Documents. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower or any Subsidiary with respect to Interest Rate/Currency Hedging Agreements.

“Consolidated Net Income” shall mean, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (adjusted to reflect any charge, tax or expense incurred or accrued by Intermediate Holdings, or any direct holding company thereof, during such period as though such charge, tax or expense had been incurred by the Borrower, to the extent that the Borrower has made or would be entitled under Section 6.06(a)(iii)(A) to make any payment to or for the account of Intermediate Holdings in respect thereof); provided that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary on the date that such Person’s assets are acquired by the Borrower or any Subsidiary, (c) the income of any Person in which any other Person (other than the Borrower or a Wholly Owned Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a Wholly Owned Subsidiary by such Person during such period, and (d) any gains attributable to Asset Sales or other sales of assets out of the ordinary course of business; provided further that Consolidated Net Income of the Borrower shall not include the income of Sithe Energies, Inc. and its subsidiaries until such subsidiaries become Subsidiary Guarantors in accordance with the Loan Documents, except to the extent of cash dividends and other cash distributions therefrom actually received by the Borrower or any other Loan Party.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” shall mean a customary account control agreement in form and substance reasonably satisfactory to the Collateral Trustee pursuant to which the depositary institution maintaining the relevant account agrees that the Collateral Trustee to have “control” (as defined in Section 8-106 of the UCC, as such term relates to investment property (other than certificated securities or commodity contracts), or as used in Section 9-106 of the UCC, as such term relates to commodity contracts, or as used in Section 9-104(a) of the UCC, as such term relates to deposit accounts) and pursuant to which such depositary institution shall agree to comply solely with the Collateral Trustee’s instructions with respect to the disposition of funds in such account upon the occurrence and continuance of an Event of Default and without the consent of any other Person.

“Credit Facilities” shall mean the term loan facilities provided for by this Agreement.

“Credit Suisse” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash, Permitted Investments and Commodity Collateral Amounts and any asset associated therewith) of the Borrower and the Subsidiaries.

“Current Extension Loans” shall have the meaning assigned to such term in Section 2.22(c).

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and the Subsidiaries at such time, but excluding, without duplication, the current portion of any long-term Indebtedness and any Commodity Collateral Amounts and any liabilities associated therewith.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that has, or has a direct or indirect parent company that has, (a) become the subject of a proceeding under any Debtor Relief Law or (b) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender as described above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.

“DHI” shall mean Dynegy Holdings, Inc., a Delaware corporation.

“Disqualified Lender” shall mean (a) any competitor of the Parent or its subsidiaries that owns and operates independent power plants (a “Competitor”) and (b) any Person (other than any Person that is primarily a financial investor) who directly or indirectly owns a majority of the Equity Interests of a Competitor or is a direct or indirect subsidiary of a Competitor, in the case of the foregoing clauses (a) and (b), designated in writing by the Borrower in consultation with and reasonably acceptable to the Joint Lead Arrangers; provided that no Person shall be a “Disqualified Lender” unless such Person is specifically identified in writing by the Parent to the Joint Lead Arrangers prior to July 11, 2011 (such list, the “Disqualified Lender List”), which list may be distributed to each Lender; provided that following the Closing Date the Borrower may update the entities described in clauses (a) and (b) above not more than four times each year, with the consent of the Administrative Agent, not to be unreasonably withheld, with such new Disqualified Lender List becoming effective 10 days after approval of such list by the Administrative Agent.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Term Loan Maturity Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Term Loan Maturity Date.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“DPM” shall mean Dynegy Power Marketing, LLC, a Delaware limited liability company.

“Eligible Assignee” shall mean any Person (other than a natural Person) that meets the requirements to be an assignee under Sections 9.04(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.04(b)(iii)).

“Eligible Commodity Hedging Agreement” shall mean any Commodity Hedging Agreement entered into by the Borrower or any Subsidiary Guarantor with an Eligible Commodity Hedging Counterparty, which, individually or together with other Commodity Hedging Agreements (other than Commodity Hedging Agreements that are either unsecured, are supported by letters of credit or Guarantees from Persons that are not Loan Parties (but, in each case, not secured by all or substantially all of the assets of any Loan Party)) entered into or being entered into with such counterparty or its affiliates, is at the time entered into reasonably expected to hedge the anticipated exposure of the Borrower or the relevant Subsidiary Guarantor(s) to one or more commodity price risks relating to the business and operations of the Borrower or the relevant Subsidiary Guarantor; provided that any Commodity Hedging Agreement that is entered into to offset all or any portion of an outstanding Eligible Commodity Hedging Agreement shall constitute an Eligible Commodity Hedging Agreement so long as, at the time entered into, such offsetting Commodity Hedging Agreement, together with all other outstanding Eligible Commodity Hedging Agreements, in the aggregate, are reasonably expected to hedge the anticipated exposure of the Borrower or the relevant Subsidiary Guarantor(s) to one or more commodity price risks relating to the business and operations of the Borrower or the relevant Subsidiary Guarantor. “Eligible Commodity Hedging Counterparty” shall mean a counterparty to an Eligible Commodity Hedging Agreement that, at the time the relevant Eligible Commodity Hedging Agreement is entered into, is either an Acceptable Commodity Counterparty or an Acceptable Financial Counterparty.

“Eligible Commodity Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under an Eligible Commodity Hedging Agreement.

“Energy Management Agreement” shall mean any of the Energy Management Services Agreements dated as of August 5, 2011 among DPM and the Borrower or any of its Subsidiaries.

“Engagement Letter” shall mean the Engagement Letter dated July 7, 2011, between the Borrower and the Joint Lead Arrangers.

“Environmental Laws” shall mean all Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements relating to either the protection of the environment or natural resources, the protection of human health and safety (as such relate to the exposure to Hazardous Materials), or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Equity Issuance” shall mean any issuance or sale by the Borrower or any Subsidiary of any Equity Interests of the Borrower or any Subsidiary, as applicable, except in each case for (a) any issuance or sale to the Borrower or any Subsidiary, (b) any issuance of directors’ qualifying shares and (c) sales or issuances of common stock of the Borrower or any Subsidiary to management or employees of the Borrower or such Subsidiary under any employee stock option or stock purchase plan or employee benefit plan in existence from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulation promulgated thereunder and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of a failure to satisfy the minimum funding standard (as set forth in Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA), in each case, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is reasonably expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Multiemployer Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan pursuant to Section 4042 of ERISA, (g) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 436(f) of the Code, (h) the receipt by the Borrower or any of its ERISA Affiliates of any notice imposing Withdrawal Liability or that a Multiemployer Plan is, or is reasonably expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (i) the occurrence of a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan and with respect to which the Borrower or any Subsidiary incurs liability, (j) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to Section 303(k) of ERISA, or a violation of Section 436 of the Code, with respect to any Plan or (k) any other event or condition with respect to a Plan or Multiemployer Plan that would reasonably be expected to result in liability of the Borrower or any Subsidiary under Title IV of ERISA (other than contributions to a Plan or premiums to the PBGC in the ordinary course).

“Eurodollar”, when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Terms Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” shall have the meaning assigned to such term in Article VII.

“Excess Cash Flow” shall mean, for any fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2012, the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year, (ii) reductions to noncash working capital of the Borrower and the Subsidiaries for such fiscal year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year) and (iii) to the extent not included in the determination of Consolidated Net Income, any termination payments or similar payments received by the Borrower or any Subsidiaries during such fiscal year in connection with the termination, partial termination or other reduction of any Hedging Obligations over (b) the sum, without duplication, of (i) the maximum amounts of payments permitted to be made pursuant to Section 6.06(a)(ii) and Section 6.06(a)(iii)(B) and (C) (and for the avoidance of doubt, Section 6.06(a)(iv) and Section 6.06(a)(v) to the extent such amounts are included in Consolidated EBITDA) with respect to such fiscal year, (ii) Consolidated Interest Expense for such fiscal year, (iii) Capital Expenditures made in cash in accordance with Section 6.10 during such fiscal year, except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or proceeds of Asset Sales, (iv) permanent repayments of the Term Loans (other than mandatory prepayments of Terms Loans under Section 2.13) made in cash by the Borrower and the Subsidiaries during such fiscal year (v) additions to noncash working capital for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year), (vi) repayments of principal by the Borrower and its Subsidiaries during such fiscal year in respect of principal amount of Indebtedness (other than repayments of Term Loans), but only to the extent that the Indebtedness so prepaid by its terms cannot be reborrowed or redrawn, (vii) the aggregate amount of expenditures (including without limitation cash payments made in advance of an expense set forth in this clause (b) and upfront payments for insurance) actually made by the Borrower and its Subsidiaries in cash during such fiscal year (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, (viii) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Subsidiaries during such fiscal year that are required to be made in connection with any prepayment of Indebtedness, (ix) to the extent not included in the determination of Consolidated Net Income, any termination payments or similar payments made by the Borrower or any of its Subsidiaries during such fiscal year in connection with the termination, partial termination or other reduction of any Hedging Obligations, (x) $5,000,000 per annum unless at the end of such fiscal year the Borrower has in effect any revolving credit or similar facilities in an aggregate principal (or available) amount of at least $10,000,000, (xi) at the Borrower’s option, amounts for such fiscal year not to exceed, in the aggregate for all fiscal years, the sum of (A) $100,000,000 plus (B) the amount of the Term Loans previously prepaid pursuant to Section 2.13(f)(ii); provided that the amount of any reduction pursuant to this clause (xi) shall increase the Collateral

Posting Amount in accordance with the definition thereof, and (xii) the repurchase and cancellation of any Term Loans by the Borrower pursuant to Section 2.12(e)(iii) and Section 2.12(e)(iv). For the avoidance of doubt, changes in the Commodity Collateral Amounts shall be excluded from Excess Cash Flow. Notwithstanding anything to the contrary contained above, all the determinations of Excess Cash Flow shall be made by excluding all amounts and items attributable to subsidiaries of Sithe Energies, Inc. until such subsidiaries become Subsidiary Guarantors in accordance with the provisions of the Loan Documents, except that Excess Cash Flow shall, until such time, include income of such subsidiaries to the extent of the cash dividends or other distributions therefrom actually received by the Borrower or any Loan Party during the respective period.

“Excluded Assets” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Excluded Obligations” shall mean obligations existing as of the Closing Date and set forth on Schedule 1.01(c) to the extent such obligations (a) were not included on the balance sheet of the Borrower and its Subsidiaries as indebtedness at the time such other obligation was entered into and (b) were subsequently recharacterized for accounting purposes as indebtedness.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or pursuant to any Loan Document, (a) income or franchise taxes imposed on or measured by its net income or net profits, however denominated, by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or that are imposed by reason of any connection between the Administrative Agent, Lender or other recipient and any taxing jurisdiction other than a connection arising solely by executing or entering into any Loan Document, receiving payments thereunder or having been a party to, performed its obligations under, or enforced, any Loan Documents, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any U.S. federal withholding tax or backup withholding that is imposed pursuant to laws in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.20(a), (d) in the case of a Foreign Lender any U.S. federal withholding tax or backup withholding that is attributable to such Foreign Lender’s failure to comply with Sections 2.20(e) or (f), (e) any U.S federal withholding tax imposed pursuant to FATCA and (f) all penalties and interest on the foregoing amounts.

“Existing Credit Facility” shall mean the Fifth Amended and Restated Credit Agreement dated as of April 2, 2007 among DHI, as the borrower, Dynegy Inc., as the parent, Dynegy Illinois Inc., as the intermediate parent, the other guarantors party thereto, the lenders party thereto, Citicorp USA, Inc. and JPMorgan Chase Bank, N.A., as administrative agents, Citicorp USA, Inc., as payment agent, JPMorgan Chase Bank, N.A., as collateral agent, and JPMorgan Chase Bank, N.A. and Citibank, N.A., as revolving l/c issuers and term l/c issuers.

“Extended Maturity Date” shall have the meaning assigned to such term in Section 2.22(a).

“Extension” shall have the meaning assigned to such term in Section 2.22(a).

“Extension Amendments” shall have the meaning assigned to such term in Section 2.22(e).

“Extension Offer” shall have the meaning assigned to such term in Section 2.22(a).

“Extraordinary Receipt” shall mean any cash received by or paid to or for the account of any Loan Party not in the ordinary course of business, representing proceeds of casualty insurance (excluding proceeds of business interruption insurance) or condemnation awards (and payments in lieu thereof) in excess of $10,000,000 in respect of any such loss or series of events giving rise to such proceeds.

“Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined by or on behalf of, in good faith, an appropriate officer or Board of Directors of the Person required to make such determination.

“FATCA” shall mean Sections 1471 through 1474 of the Code (as of the date hereof or any amended or successor provision that is substantially comparable and not materially more onerous to comply with) and any regulations or other official interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“FERC” shall mean the Federal Energy Regulatory Commission.

“Financial Officer” of any Person shall mean the chief financial officer of such Person.

“Financial Statement Delivery Failure” shall mean the failure of the Borrower to deliver (a) for the fiscal year ending December 31, 2011, any of the information described in 5.04(a) on or prior to April 15, 2012, (b) for the fiscal quarter ending

September 30, 2011, any of the information described in 5.04(b) on or prior to November 30, 2011, (c) for the fiscal quarter ending March 31, 2012, any of the information described in 5.04(b) on or prior to May 30, 2012 or (d) for the fiscal quarter ending June 30, 2012, any of the information described in 5.04(b) on or prior to August 30, 2012.

“Financial Statement Margin Increase” shall mean, for any day, on or prior to April 15, 2012, 0.25% per annum, for any day after April 15, 2012, and on or prior to June 1, 2012, 0.50% per annum and for any day after June 1, 2012, 0,75% per annum.

“Flood Certificate” shall mean a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Program” shall mean the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” shall mean areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Lender” shall mean any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“FPA” shall mean the Federal Power Act.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time.

“GasCo Equity Sale” shall mean the sale to one or more Persons of up to 20% (in aggregate) of the membership interests in the Borrower.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Group Member” shall mean, collectively, the Parent, Holdings, Intermediate Holdings and each of their respective subsidiaries.

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit D, among the Borrower, the Subsidiaries party thereto and the Collateral Trustee for the benefit of the Secured Parties.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated as a pollutant, contaminant, or as “hazardous,” or “toxic” (or terms of similar intent or meaning), by or pursuant to any Environmental Law.

“Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under (a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements, (b) other agreements or arrangements designed to manage interest rates or interest rate risk, (c) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates and (d) agreements (including each confirmation entered into pursuant to any master agreement) providing for swaps, caps, collars, puts, calls, floors, futures, options, spots, forwards, power purchase or sale agreements, fuel purchase or sale agreements, emissions credit purchase or sales agreements, power transmission agreements, fuel transportation agreements, fuel storage agreements, netting agreements, tolling agreements, commercial or trading agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, any energy, generation capacity or fuel, or any other energy related commodity or service, price or price indices for any such commodities or services or any other similar derivative agreements, and any other similar agreements, in each case under clauses (a), (b), (c) and (d), entered into by such Person, including Commodity Hedging Obligations, Eligible Commodity Hedging Obligations and Interest Rate/Currency Hedging Obligations.

“Holdings” shall mean Dynegy Gas Holdco, LLC, a Delaware limited liability company and the parent of Intermediate Holdings.

“Immaterial Subsidiary” shall mean any Subsidiary that has assets with a book value not in excess of $50,000,000 in the aggregate for all Immaterial Subsidiaries.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business and tax liabilities), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all Synthetic Lease Obligations of such Person, (j) net obligations of such Person in respect of its Hedging Obligations, valued at the Agreement Value thereof, (k) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests of such Person or any other Person or any warrants, rights or options to acquire such equity interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (l) all obligations of such Person as an account party in respect of letters of credit, (m) all obligations of such Person in respect of bankers’ acceptances, (n) net cash payment obligations of such Person with respect to any forward sale, prepayment or similar contract or Hedging Obligations in each case pursuant to which the Borrower or any of its Subsidiaries has received a prepayment by a counterparty thereto and (o) other transactions entered into by such Person that are not otherwise addressed in the definition of “Indebtedness” that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing); provided that “Indebtedness” shall exclude (i) in the case of clause (n) of this definition, spot and forward purchase and sales contracts that are entered into in the ordinary course of the Borrower’s or any of its Subsidiaries’ trading or power generation businesses and not intended to function primarily as a borrowing of funds and (ii) all Excluded Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner except to the extent expressly non-recourse to such Person.

“Indemnified Taxes” shall mean (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower hereunder or under any other Loan Document or any other Loan Party hereunder or under any other Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Independence” shall mean Sithe/Independence Power Partners, L.P., a Delaware limited partnership.

“Independence Capacity Contract” shall mean the Amended and Restated Energy Purchase Agreement, dated as of September 1, 2000, between Independence and Consolidated Edison Company of New York, Inc., as amended.

“Independent Manager” (a) with respect to the Borrower, shall have the meaning set forth in its Limited Liability Company Operating Agreement, (b) with respect to Intermediate Holdings, shall have the meaning set forth in its Limited Liability Company Operating Agreement and (c) with respect to Holdings, shall have the meaning set forth in its Limited Liability Company Operating Agreement.

“Information” shall have the meaning assigned to such term in Section 9.16.

“Intercreditor Agreement” shall mean that certain Collateral Trust and Intercreditor Agreement dated as the date hereof among the Borrower, Intermediate Holdings, the Subsidiary Guarantors, the Collateral Trustee and each other Person from time to time party thereto.

“Interest Payment Date” shall mean (a) with respect to any ABR Term Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Term Loan, the last day of the Interest Period applicable to the Borrowing of which such Term Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months, or, to the extent agreed by each Lender of such Eurodollar Borrowing, 9 or 12 months or less than one month thereafter, as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Term Loan shall extend beyond the maturity date of such Term Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate/Currency Hedging Agreement” shall mean any agreement of the type described in clauses (a), (b) or (c) of the definition of “Interest Rate/Currency Hedging Obligations”.

“Interest Rate/Currency Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under (a) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements, (b) other agreements or arrangements designed to manage interest rates or interest rate risk and (c) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, in each case under clauses (a), (b) and (c), entered into by such Person in the ordinary course of business and not for speculative purposes.

“Intermediate Holdings” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“IP Rights” shall have the meaning assigned to such term in Section 3.25.

“IRS” shall mean the United States Internal Revenue Service.

“Joint Lead Arrangers” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Joint Syndication Agents” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Lender Parties” shall have the meaning assigned to such term in Section 9.06.

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 and (b) any other Person that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Limited Liability Company Operating Agreement” shall mean (1) with respect to the Borrower, the limited liability company operating agreement, dated August 5, 2011 of Dynegy Power, LLC, (2) with respect to Intermediate Holdings, the limited liability company operating agreement, dated August 5, 2011 of Dynegy Gas Investments Holdings, LLC and (3) with respect to Holdings, the limited liability company operating agreement, dated August 5, 2011 of Dynegy Gas Holdco, LLC.

“Loan Documents” shall mean this Agreement, the Security Documents, the Intercreditor Agreement, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e) and any other document executed in connection with the foregoing.

“Loan Parties” shall mean Intermediate Holdings, the Borrower and the Subsidiary Guarantors.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of the Borrower and the Subsidiaries, taken as a whole, (b) a materially adverse effect on the Collateral, taken as a whole, (c) a material impairment of the ability of the Borrower or the Loan Parties to perform any of their material obligations under any Loan Document or (d) a material impairment of the rights and remedies of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than the Term Loans), or obligations in respect of Hedging Obligations, of any one or more of Intermediate Holdings, the Borrower or any Subsidiary in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Intermediate Holdings, the Borrower or any Subsidiary in respect of any of Hedging Obligations at any time shall be the Agreement Value of such Hedging Obligations at such time.

“Material Project Documents” shall mean (a) any Cash Management Agreement, Energy Management Agreement and any Services Agreement, in each case including any subsequent amendments, and (b) any Replacement Project Document entered into in replacement thereof in accordance with the terms hereof.

“Material Subsidiary” shall mean, at any date of determination, any Domestic Subsidiary of the Borrower acquired or organized after the Closing Date (a) whose gross revenues as of the most recent available and delivered quarterly or year-end financial statements of such Subsidiary and its subsidiaries were equal to or greater than 3% of the consolidated gross revenues of the Borrower and its Subsidiaries for the four-quarter period immediately prior to such date or (b) whose total assets as of the most recent available quarterly or year-end financial statements were equal to or greater than 3% of the total assets of the Borrower and its Subsidiaries at such date, in each case determined in accordance with GAAP.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Minimum Extension Condition” shall have the meaning assigned to such term in Section 2.22(d).

“Minority Investment” shall have the meaning assigned to such term in Section 6.04(h).

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean, the real properties owned in fee by the Loan Parties specified on Schedule 1.01(b), and shall include each other parcel of real property and improvements thereto (inclusive of any Project thereon) with respect to which a Mortgage is granted pursuant to Section 5.12, in each case with a value (determined in good faith by the Borrower) in excess of $25,000,000; provided that notwithstanding the foregoing, each of the Loan Parties’ Projects owned in fee by the Loan Parties, whether or not in operation as of the Closing Date, shall be “Mortgaged Properties”.

“Mortgages” shall mean the mortgages, deeds of trust, deeds to secure debt, assignments of leases and rents, to the extent required by applicable law, modifications and other similar security documents, each delivered pursuant to paragraph (g)(i) of Article IV or pursuant to Section 5.12 and substantially in the form of Exhibit E.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA subject to the provisions of Title IV of ERISA, contributed to or required to be contributed to by the Borrower or any ERISA Affiliate.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset), (b) with respect to any issuance or incurrence of Indebtedness or any Equity Issuance, the cash proceeds thereof, net of all taxes and fees, discounts, commissions, costs and other expenses incurred in connection therewith and (c) with respect to any Extraordinary

Receipt, the cash proceeds (net of (i) expenses (including legal fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such Extraordinary Receipt)) received by or paid to or for the account of any Loan Party to the extent not used to restore or repair any Project in respect of which such proceeds were received; provided, however, that, in the case of the proceeds described in clause (a) and (c) of this definition, if (x) the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof (or promptly thereafter) setting forth the Borrower’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of the Borrower and its Subsidiaries within 12 months of receipt of such proceeds and (y) no Event of Default shall have occurred and shall be continuing at the time of such certificate or at the proposed time of the application of such proceeds, such proceeds shall not constitute Net Cash Proceeds except to the extent not so reinvested or contractually committed to be so reinvested by the end of such 12 month period, at which time such proceeds shall be deemed to be Net Cash Proceeds; provided further that (x) if any portion of such proceeds are not so used within such 12 month period but within such 12-month period are contractually committed to be used, then upon the termination of such contract (or if any such Net Cash Proceeds are not so used within 18 months of initial receipt), such remaining portion shall constitute Net Cash Proceeds as of the earlier of the date of such termination or expiry of such 18-month period and (y) such proceeds shall constitute Net Cash Proceeds notwithstanding any reinvestment notice if there is an Event of Default at the time of a proposed reinvestment unless such proposed reinvestment is made pursuant to a binding commitment entered into at a time when no Event of Default was continuing.

“Netting Agreement” shall mean a netting agreement, master netting agreement or other similar document having the same effect as a netting agreement or master netting agreement and, as applicable, any collateral annex, security agreement, or other similar document related to any master netting agreement (in each case in connection with contracts or transactions entered into in the ordinary course of business).

“Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 9.08(b) and (ii) has been approved by the Required Lenders.

“Obligations” shall mean all obligations defined as “Obligations” in the Guarantee and Collateral Agreement and the other Security Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.24.

“Offer Loans” shall have the meaning assigned to such term in Section 2.12(e).

“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document (except any such Taxes imposed with respect to an assignment of Loans (other than an assignment of Loans made (i) in connection with the primary syndication or (ii) at the Borrower’s request)).

“Parent” shall mean Dynegy Inc., a Delaware corporation and the ultimate parent company of the Borrower and its Subsidiaries.

“Participant” has the meaning assigned to such term in Section 9.04(f).

“Participant Register” has the meaning assigned to such term in Section 9.04(f).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor statute.

“Perfection Certificate” shall mean (i) for the purposes of the definition of “Reorganization” and paragraph (f) of Article IV, the agreed form of perfection certificate signed by the Borrower and delivered to the Administrative Agent on or prior to the date hereof and (ii) for the purposes of Section 5.06(b), a certificate substantially in the form of Exhibit B to the Guarantee and Collateral Agreement.

“Permit” shall mean any permit, authorization, registration, consent, approval, waiver, exception, variance, order, judgment, written interpretation, decree, license, exemption, publication, filing, notice to and declaration of or with, or required by, any Governmental Authority, and shall include any environmental or operating permit or license that is required for the full use, occupancy, zoning and operation of an electric power generating facility.

“Permitted Contracts” shall have the meaning assigned to such term in Section 6.02(r).

“Permitted Contracts Counterparty” shall have the meaning assigned to such term in Section 6.02(s).

“Permitted Investments” shall mean:

(a) Dollars;

(b) (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) and (ii) debt obligations issued by the Government National Mortgage Association, Farm Credit System, Federal Home Loan Banks, Federal Home Loan Mortgage Corporation, Financing Corporation and Resolution Funding Corporation, in the case of each of clause (i) and (ii) above, having maturities of not more than 270 days from the date of acquisition;

(c) certificates of deposit, demand deposits, and time deposits with maturities of not more than 270 days from the date of acquisition, bankers’ acceptances with maturities of not more than 270 days from the date of acquisition and overnight bank deposits, in each case, with any domestic branch of a commercial bank having capital and surplus in excess of $500,000,000 and whose short-term debt, or whose parent company’s short-term debt, has the highest rating obtainable from Moody’s or S&P;

(d) repurchase obligations (including under tri-party repurchase agreements) with a term of not more than 30 days from the date of acquisition for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper, notes and bonds having the highest ratings obtainable from Moody’s or S&P and in each case maturing within 270 days from the date of acquisition; and

(f) investments in “money market funds” that primarily invest in investments of the type described in clauses (a) through (e) above.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Sections 412 or 430 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.01.

“Pledge Agreement” shall mean the Pledge Agreement, substantially in the form of Exhibit J, between Intermediate Holdings and the Collateral Trustee for the benefit of the Secured Parties.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrower; the prime rate is a rate set by Credit Suisse based upon various factors including Credit Suisse’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate; provided that if Credit Suisse is replaced by a successor administrative agent pursuant to Article VIII, “Prime Rate” shall be as determined by such successor; provided, further that if such successor does not calculate a prime rate, “Prime Rate” shall mean the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the “Prime Rate” (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time; such “Prime Rate” shall be a reference rate and shall not necessarily represent the lowest or best rate actually charged to any customer.

“Project” shall mean any (a) electrical generation plant, (b) cogeneration plant, (c) facility for the development, storage, transport or transmission of, electricity, steam, fuel, syngas or other resources for the generation of electricity or (d) facility engaged in another line of business in which the Borrower and its Subsidiaries are permitted to be engaged hereunder, in each case for which a Subsidiary or Subsidiaries of the Borrower was, is or will be (as the case may be) an owner, lessee, operator, manager or developer and shall also mean any two or more of such plants or facilities in which an interest has been acquired in a single transaction; provided that a Project shall cease to be a Project of the Borrower and its Subsidiaries at such time that the Borrower or any of its Subsidiaries ceases to have any existing or future rights or obligations (whether direct or indirect, contingent or matured) associated therewith.

“Prudent Industry Practice” shall mean those practices or methods as are commonly used or adopted by Persons in the independent power generation industry in the United States, in connection with the conduct of such industry, in each case as such practices or methods may evolve from time to time, consistent with all applicable requirements of law.

“Public Disclosure” shall mean the Parent’s most recent annual report, Form 10-K for the most recently completed fiscal year, each quarterly report on Form 10-Q or any current reports on Form 8-K (or similar reports filed on successor forms) filed since the initial filing date of such Form 10-K, in each case filed prior to July 7, 2011.

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“PUHCA” shall mean the Public Utility Holding Company Act of 2005.

“PURPA” shall mean Public Utility Regulatory Policies Act of 1978.

“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.

“Qualified Debt Investor” shall mean any commercial bank, insurance company, investment or mutual fund or other fund or entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933 (as amended from time to time and any successor statute)) and which is a bona fide diversified investment fund that extends credit, buys or invests in loans, securities or other financial assets in the ordinary course of its business; provided that:

(a) the Qualified Debt Investor or any of its Affiliates (other than Parent or its subsidiaries) does not possess, directly or indirectly, the power to direct or cause the direction of the management or policies of the Parent or its subsidiaries as a result of (i) its or any of its Affiliates (other than the Parent or its subsidiaries) membership on the board of directors (or similar governing body) of Parent or its subsidiaries or (ii) its or any of its Affiliates (other than Parent or its subsidiaries) ownership of 10% or more of the voting equity in Parent or any of its subsidiaries; and

(b) neither the Parent or its subsidiaries possesses, directly or indirectly, the power to direct or cause the direction of the investment policies of the Qualified Debt Investor or any of its Affiliates (other than Parent or its subsidiaries).

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates, such Person’s successors and assigns and the partners, directors, officers, employees, agents, members, Controlling Persons, trustees, administrators, managers and representatives of such Person and of such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Remedial Action” shall mean all actions required by applicable Environmental Law to (a) clean up, remove, treat or in any other way remediate any Release of Hazardous Materials; (b) prevent the Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (c) perform studies, investigations and monitoring related to any such Release of Hazardous Materials.

“Removal Effective Date” shall have the meaning assigned to such term in Article VIII.

“Reorganization” shall mean the series of transactions to be consummated by Parent and its subsidiaries on or prior to the Closing Date and prior to the consummation of the transactions contemplated under this Agreement, in order to, directly or indirectly, pursue a reorganization of Parent and its subsidiaries, following which transactions, the corporate organization of Parent and its subsidiaries shall be as set forth in the organization chart attached to the Perfection Certificate.

“Reorganization Documents” shall mean such organization and other corporate documents required to affect the Reorganization, including the certificate of formation of the limited liability companies formed in connection with the Reorganization, the certificates of conversion filed in order to effect the conversions contemplated in connection with the Reorganization, the limited liability company operating agreements of the Borrower and the other limited liability companies formed in connection with the Reorganization, the board, manager, shareholder, member, and similar resolutions adopted in connection with the Reorganization, the articles of merger and the certificate of merger filed to effect the merger of Dynegy Power, Inc. with Dynegy Power, LLC in which the Borrower is the surviving entity, the agreement and plan of merger entered into in connection with such merger, the contribution agreements entered into in order to effect the contributions contemplated in connection with the Reorganization, the stock or other transfer powers executed and delivered in connection with the Reorganization and any material intellectual property licensing agreement.

“Replacement Project Document” shall mean any contract entered into in replacement of an existing Material Project Document.

“Required Lenders” shall mean, at any time, Lenders having Term Loans representing more than 50% of the sum of all Term Loans outstanding at such time; provided that the Term Loans of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Resignation Effective Date” shall have the meaning assigned to such term in Article VIII.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Indebtedness” shall mean Indebtedness of Intermediate Holdings, the Borrower or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09(b).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Intermediate Holdings, the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Intermediate Holdings, the Borrower or any Subsidiary.

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“Secured Parties” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Security Documents” shall mean the Intercreditor Agreement, the Control Agreements, the Mortgages, the Pledge Agreement, the Guarantee and Collateral Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12.

“Services Agreement” shall mean any of the Services Agreements dated as of August 5, 2011 among the Parent and Intermediate Holdings or its subsidiaries.

“Sithe Debt” shall mean all indebtedness under that certain Trust Indenture, dated as of January 1, 1993, as supplemented January 1, 1993 and October 23, 1993, among Sithe/Independence Funding Corporation, Independence, the other parties thereto and The Bank of New York (as successor in interest to IBJ Schroder Bank & Trust Company), as trustee.

“Sithe Parties” shall mean Independence and Sithe/Independence Funding Corp.

“Sithe Subordinated Indebtedness” shall mean subordinated Indebtedness of Independence (in an aggregate principal amount not to exceed $420,000,000, plus any interest thereon converted to principal from time to time thereafter) arising under that certain Amended and Restated Base Gas Sales Agreement dated October 26, 1992 between Enron Power Services, Inc. and Independence, as amended, which Indebtedness is held by one or more of the Loan Parties as of the Closing Date.

“South Bay Facility” shall mean the decommissioned power generation facility owned by a Subsidiary of Borrower and located in San Diego, California.

“Specified Hedging Agreement” shall mean any Interest Rate/Currency Hedging Agreement entered into with an Acceptable Financial Counterparty.

“SPV” shall have the meaning assigned to such term in Section 9.04(i).

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board. Eurodollar Term Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned or held (directly or indirectly through one or more subsidiaries) or (b) which is a partnership with respect to which such parent is the sole general partner of and Controls such partnership.

“Subsidiary” shall mean any direct or indirect subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(a), and each other Subsidiary that is or becomes a party to the Guarantee and Collateral Agreement. For the avoidance of doubt, “Subsidiary Guarantor” shall not include the subsidiaries of Sithe Energies, Inc. (other than Sithe/Independence LLC) until such time as such subsidiaries have become Subsidiary Guarantors in accordance with, and to the extent required by, the Loan Documents.

“Supermajority Lenders” shall mean, at any time, Lenders having Term Loans representing more than 66 2/3% of the sum of all Term Loans outstanding at such time; provided that the Term Loans of any Defaulting Lender shall be disregarded in the determination of the Supermajority Lenders at any time.

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP, for the purposes of this definition as in effect and consistently applied by the Borrower on the Closing Date, and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a Person other than the Borrower or any Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Tax Sharing Agreement” shall mean that certain Tax Sharing Agreement dated as of August 4, 2011 among Parent, Dynegy Coal Holdco, LLC, a Delaware limited liability company, Dynegy Coal Investments Holdings, LLC, a Delaware limited liability company, CoalCo, Holdings, Intermediate Holdings, and the Borrower, as in effect as of the date hereof without giving effect to any amendment that is adverse to the Lenders in any material respects.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate amount of the Term Loan Commitment is $1,100,000,000 as of the Closing Date.

“Term Loan Maturity Date” shall mean the fifth annual anniversary of the date hereof.

“Term Loan Repayment Date” shall have the meaning given such term in Section 2.11(a).

“Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01.

“Trade Date” shall have the meaning assigned to such term in Section 9.04(b)(i).

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by certain direct or indirect subsidiaries of the Parent of the Reorganization Documents and the consummation of the transactions contemplated thereby, (b) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder, (c) the repayment of all amounts due or outstanding under or in respect of, and the termination of, the Existing Credit Facility and (d) the payment of related fees and expenses.

“Treasury Rate” shall mean, as of any date of voluntary or mandatory prepayment of the Term Loans, the yield to maturity as of such date of the United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the second anniversary of the Closing Date; provided, however, that if the period from such date to the second anniversary of the Closing Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Treasury Services Agreement” shall mean any agreement between the Borrower or any Subsidiary and any Acceptable Financial Counterparty relating to treasury, depository, credit card, debit card, stored value cards, purchasing or procurement cards and cash management services or automated clearinghouse transfer of funds or any similar services.

“Type”, when used in respect of any Term Loan or Borrowing, shall refer to the Rate by reference to which interest on such Term Loan or on the Term Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Weighted Average Yield” shall mean with respect to any Term Loan, on any date of determination, the weighted average yield to maturity, in each case, based on the interest rate applicable to such Term Loan on such date and giving effect to all upfront or similar fees or original issue discount payable with respect to such Term Loan (excluding any upfront, arrangement or structuring fee that is not owed generally to any Lenders making such Term Loan) and taking into account any interest rate floor.

“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield Maintenance Amount” shall have the meaning assigned to such term in Section 2.12(d).

SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) all terms of an accounting nature or financial nature shall construed in accordance with GAAP.

Notwithstanding anything to the contrary contained herein, if at any time any change in GAAP would affect any computation or defined term set forth in any Loan Document, and the Borrower shall at such time or thereafter so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend the relevant provisions of the Loan Documents to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders), provided that, until so amended, such computation or defined term shall continue to be computed in conformity with GAAP but without giving effect to such identified changes to GAAP.

SECTION 1.03. Classification of Term Loans and Borrowings. For purposes of this Agreement, Term Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Eurodollar Borrowing”). Borrowings also may be classified and referred to by Class and Type (e.g., a “Eurodollar Term Loan”).

ARTICLE II

The Credits

SECTION 2.01. Term Loans. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a Term Loan to the Borrower on the Closing Date in a principal amount not to exceed its Term Loan Commitment. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Term Loans. (a) Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Lenders ratably in accordance with their Term Loan Commitments; provided, however, that the failure of any Lender to make any Term Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Term Loan required to be made by such other Lender).

(b) Subject to Sections 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Term Loans or Eurodollar Term Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Term Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Term Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Term Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $500,000 and (ii) not less than $5,000,000; provided, further, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Each Lender shall make each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender, prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.03 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Term Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Term Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.03. Borrowing Procedure. In order to request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before a proposed Borrowing or such other prior notice reasonably acceptable to the Administrative Agent. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether the Borrowing then being requested is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04. Evidence of Debt; Repayment of Term Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Term Loan of such Lender as provided in Section 2.11.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Term Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Subsidiary Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the

Term Loans in accordance with their terms; provided, further, in the event of a conflict between the accounts maintained pursuant to paragraphs (b) and (c) above, the accounts maintained pursuant to paragraph (c) above shall govern.

(e) Any Lender may request that Term Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05. Fees. (a) The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Engagement Letter (the “Administrative Agent Fees”).

(b) All Administrative Agent Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Once paid, none of the Administrative Agent Fees shall be refundable under any circumstances.

(c) In addition, the Borrower agrees to pay on the Closing Date to each Lender that is party to this Agreement as a Lender on the Closing Date, as fee compensation for the funding of such Lender’s Term Loan, a closing fee in an amount equal to 2.00% of the stated principal amount of such Lender’s Term Loan, payable to such Lender from the proceeds of its Term Loan as and when funded on the Closing Date (including any payment of such fees in the form the making of such Term Loans net of any such fees by such Lender). Such closing fee will be in all respects fully earned, due and payable on the Closing Date and shall not be refundable under any circumstances.

SECTION 2.06. Interest on Term Loans. (a) Subject to the provisions of Section 2.07, the Term Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) Subject to the provisions of Section 2.06(d) and Section 2.07, the Term Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Interest on each Term Loan shall be payable on the Interest Payment Dates applicable to such Term Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(d) If any Financial Statement Delivery Failure has occurred and is continuing, then, for so long as such Financial Statement Delivery Failure is continuing, the Applicable Margin applicable to any Term Loan shall be increased by an amount equal to the Financial Statement Margin Increase.

SECTION 2.07. Default Interest. All past due amounts owing under this Agreement and the other Loan Documents shall bear interest (after as well as before judgment) for all past-due periods, payable on demand, (a) in the case of principal, at the rate otherwise applicable to such Term Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Term Loan plus 2.00% per annum.

SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that Dollar deposits in the principal amounts of the Term Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to the majority of Lenders of making or maintaining Eurodollar Term Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09. Termination of Term Loan Commitments. The Term Loan Commitments shall automatically terminate upon the making of the Term Loans on the Closing Date. Notwithstanding the foregoing, all the Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on August 5, 2011, if the initial Borrowing shall not have occurred by such time.

SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable written notice to the Administrative Agent (a) not later than 1:00 p.m., New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing,

(b) not later than 1:00 p.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 1:00 p.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i) Reserved;

(ii) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Term Loans comprising the converted or continued Borrowing;

(iii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iv) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Term Loan of such Lender resulting from such conversion and reducing the Term Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Term Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(v) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(vi) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vii) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(viii) no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than a Term Loan Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings comprised of Term Loans with Interest Periods ending on or prior to such Term Loan Repayment Date and (B) the ABR Term Borrowings comprised of Term Loans would not be at least equal to the principal amount of Term Borrowings to be paid on such Term Loan Repayment Date; and

(ix) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of an Event of Default, no outstanding Term Loan may be converted into, or continued as, a Eurodollar Term Loan.

Each notice pursuant to this Section 2.10 shall be in writing and irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into an ABR Borrowing.

SECTION 2.11. Repayment of Term Borrowings. (a) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the last Business Day of each March, June, September and December commencing with the quarter ending December 31, 2011 (each such date being called a “Term Loan Repayment Date”), a principal amount of the Term Loans (as adjusted from time to time pursuant to Sections 2.11(b), 2.12 and 2.13(g)) equal to 0.25% of the aggregate principal amount of all Term Loans outstanding on the Closing Date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) [Reserved].

(c) To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date, or, if any such day is not a Business Day, on the next preceding Business Day, respectively, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(d) All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.12. Voluntary Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Term Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Term Loans, to the Administrative Agent before 1:00 p.m., New York City time; provided, however, that each partial prepayment shall be in an amount that is not less than $5,000,000.

(b) Except as otherwise expressly provided in a notice of prepayment delivered by the Borrower pursuant to Section 2.12(a), voluntary prepayments of Term Loans shall be applied in direct order of maturity against the remaining scheduled installments of principal due in respect of the Term Loans under Section 2.11.

(c) Each notice of prepayment shall specify the prepayment date, the principal amount of each Borrowing (or portion thereof) to be prepaid and the manner in which such prepayment shall be applied, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, however, that if such prepayment is for all of the then outstanding Term Loans, then the Borrower may revoke such notice and/or extend the prepayment date by not more than five Business Days; provided further, however, that the provisions of Section 2.16 shall apply with respect to any such revocation or extension. All prepayments under this Section 2.12 shall be subject to Section 2.12(d) and Section 2.16 but otherwise without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(d) (i) In the event all or any portion of the Term Loans are (x) repaid through any voluntary repayments, (y) are repriced (or effectively refinanced) through any amendment of this Agreement (and such amendment results in a reduction of the interest rates on such Term Loans) or (z) prepaid pursuant to Section 2.13(a), (b), (d), (e) or (f)(ii) (but solely in the case of Section 2.13(f)(ii) in any principal amounts prepaid in excess of $250,000,000 in the aggregate), in each case (A) on or prior to the second anniversary of the Closing Date, such repayments or repricings will be made with a prepayment premium in an amount

(the “Yield Maintenance Amount”) equal to the present value of the sum of (I) the Applicable Margin that would have been payable for Eurodollar Term Loans plus (II) the greater of (1) the Adjusted LIBO Rate “floor” (i.e. 1.50%) and (2) the Adjusted LIBO Rate (assuming an Interest Period of three months in effect on the date on which the applicable notice of repayment or repricing is given), in each case calculated as a rate per annum on the amount of the principal of such Term Loans repaid or repriced from the date of such repayment or repricing until the second anniversary of the Closing Date plus (III) the call premium on the amount of the principal of such Term Loans repaid or repriced that would have been payable on such Term Loans had such repayment or repricing been made after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date (in each case, computed on the basis of actual days elapsed over a year of 360 days and using a discount rate equal to the Treasury Rate as of such prepayment date plus 50 basis points) or (B) after the second anniversary of the Closing Date but prior to the fourth anniversary of the Closing Date, such repayments or repricings will be made with a prepayment premium equal to (x) 2.0% of the principal amount repaid or repriced if such repayment or repricing occurs after the second anniversary of the Closing Date, but on or prior to the third anniversary of the Closing Date and (y) 1.0% of the principal amount repaid or repriced if such repayment or repricing occurs after the third anniversary of the Closing Date but on or prior to the fourth anniversary of the Closing Date and (ii) in the event any portion of the Term Loans are repaid pursuant to Section 2.13(f)(i), such mandatory repayment will be made with a prepayment premium equal to 1.5% of the principal amount repaid.

(e) Notwithstanding anything to the contrary contained in this Agreement, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower or its Affiliates may repurchase outstanding Term Loans on the following basis (or as otherwise permitted pursuant to Section 9.04);

(i) at any time when no Default or Event of Default shall have occurred and be continuing, Affiliates of the Borrower (other than Intermediate Holdings and its subsidiaries) may purchase all or any portion of the Term Loans of one or more Lenders pursuant to an Assignment and Assumption between such Affiliate and such Lender or Lenders in an aggregate principal amount not to exceed (when combined with all prior purchases pursuant to this clause (i)), 25% of the Term Loans then outstanding (such purchasing Affiliate, an “Affiliated Lender”); provided that, with respect to such repurchases, (A) the Borrower shall simultaneously cause such Affiliated Lender to provide a copy of such Assignment and Assumption and any other agreements between such Affiliated Lender and such Lender with respect to such purchase to the Administrative Agent, (B) such Affiliated Lender shall represent that, as of the date of such purchase, it is not in possession of any information regarding the Borrower or its Subsidiaries, or the assets of the Borrower or any Subsidiary, the ability of the Borrower or any Subsidiary to perform its Obligations or any other matter that may be material to a decision by any Lender to sell its Term Loans to such Affiliate or to enter into any Assignment and Assumption or any of the transactions contemplated thereby that has not previously been disclosed to the Administrative Agent and the Lenders (other than Lenders that have declined to receive “private-side” information posted for Lenders who elect to receive the same), (C) such Affiliated Lender shall agree and acknowledge that it shall not be permitted to attend any meeting (live, by any electronic means or otherwise) with the Administrative Agent or any other Lender or receive any information from the Administrative Agent or any other Lender or provided to the Administrative Agent or any other Lender by the Borrower (other than the right to receive notices of prepayments and other administrative notices in respect of its Term Loans required to be delivered to the Lenders pursuant to Article II) and shall not have access to any Platform established for the Credit Facilities or any Communications, (D) notwithstanding anything to the contrary, any Affiliated Lender may at any time forgive (without any direct or indirect consideration from Intermediate Holdings or any of its subsidiaries (other than Equity Interests of Intermediate Holdings)) or contribute (as consideration for additional Equity Interests of Intermediate Holdings or as an additional contribution to the capital of Intermediate Holdings together with the substantially concurrent cancellation by the Borrower of all Indebtedness represented by such Term Loans) any or all of the Indebtedness represented by such Term Loans as evidenced by a written instrument delivered to the Administrative Agent and (E) notwithstanding anything contained herein or in any other Loan Document to the contrary, no Affiliated Lender shall be permitted to make or bring any claim, in its capacity as a Lender, against any Agent or any other Lender with respect to the rights and duties of such Person under the Loan Documents; for the avoidance of doubt, the limitations set forth in this Section 2.12(e) shall not apply to Qualified Debt Investors;

(ii) in addition, at any time when no Default or Event of Default shall have occurred and be continuing, the Borrower may conduct one or more modified Dutch auctions (each, an “Auction”) to repurchase all or any portion of the Term Loans (such Term Loans, the “Offer Loans”) of Lenders managed exclusively by the Administrative Agent or another investment bank or commercial bank of recognized standing selected by the Borrower (in such capacity, the “Auction Manager”); provided that, (A) the Borrower delivers a notice of the Term Loans that will be subject to such Auction to the Administrative Agent (for distribution to the Lenders) no later than 1:00 p.m. (New York City time) at least five Business Days in advance of a proposed consummation date of such Auction indicating (1) the date on which the Auction will conclude, (2) the maximum principal amount of Term Loans the Borrower is willing to purchase in the Auction and (3) the range of discounts or premiums to par at which the Borrower would be willing to repurchase the Offer Loans; (B) the maximum dollar amount of the Auction shall be no less than an aggregate $10,000,000 or an integral multiple of $1,000,000 in excess thereof; (C) the Borrower shall hold the Auction open for a minimum period of two Business Days; (D) a Lender who elects to participate in the Auction may choose to tender all or part of such Lender’s Offer Loans; (E) the Auction shall be made to Lenders holding the Offer Loans on a pro rata basis in proportion to their Term Loans; and (F) the Auction shall be conducted pursuant to such procedures as the Auction Manager may establish, which are consistent with this Section 2.12(e) and are reasonably acceptable to the Borrower and the Administrative Agent, that a Lender must follow in order to have its Offer Loans repurchased;

(iii) with respect to all repurchases made by the Borrower pursuant to this Section 2.12(e), (A) as of the date of such repurchase of Term Loans, the aggregate of all unrestricted cash and unrestricted Permitted Investments of the Borrower and the Subsidiaries is at least $50,000,000, (B) the Borrower shall pay to the applicable assigning Lender all accrued and unpaid interest, if any, on the repurchased Term Loans to the date of repurchase of such Term Loans, (C) the repurchase of such Term Loans by the Borrower shall be deducted from the calculation of Excess Cash Flow to the extent provided in the definition thereof, (D) the Borrower shall represent that, as of the launch date of the related Auction and the effective date of any Assignment and Assumption, it is not in possession of any information regarding the Borrower, its Subsidiaries or its Affiliates, or the assets of the Borrower or any Subsidiary, the ability of the Borrower or any Subsidiary to perform its Obligations or any other matter that may be material to a decision by any Lender to participate in any Auction or enter into any Assignment and Assumption or any of the transactions contemplated thereby and that has not previously been disclosed to the Administrative Agent and the Lenders (other than Lenders that have declined to receive “private-side” information posted for Lenders who elect to receive the same) and (E) such repurchases shall not be deemed to be voluntary prepayments pursuant to this Section 2.12, Section 2.17 or Section 2.19 except that the amount of the Term Loans so repurchased shall be applied on a pro rata basis to reduce the scheduled remaining installments of principal on such Term Loan; and

(iv) following any repurchase by the Borrower (but not any Affiliated Lender) pursuant to this Section 2.12(e), the Term Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by the Borrower), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (C) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document. In connection with any Term Loans repurchased and cancelled pursuant to this Section 2.12(e), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation. Any payment made by the Borrower in connection with a repurchase permitted by this Section 2.12(e) shall not be subject to the provisions of either Section 2.19(a) or Section 2.17. Failure by the Borrower to make any payment to a Lender required by an agreement permitted by this Section 2.12(e) shall not constitute an Event of Default under Article VII(b).

SECTION 2.13. Mandatory Prepayments. (a) Not later than the fifth Business Day following the receipt of Net Cash Proceeds in respect of any Asset Sale, the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Term Loans in accordance with Section 2.13(g).

(b) In the event and on each occasion that any Equity Issuance (other than (i) the GasCo Equity Sale and (ii) any Equity Issuances to the extent the Net Cash Proceeds of the same are used to make permanent repayments or repurchases of Term Loans by the Borrower), occurs, the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following), apply an amount equal to 50% of the Net Cash Proceeds therefrom to prepay outstanding Term Loans in accordance with Section 2.13(g) provided, that, with respect to the Net Cash Proceeds of any Equity Issuances, if (x) the Borrower shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof (or promptly thereafter) setting forth the Borrower’s intent to invest such proceeds in Capital Expenditures permitted herein within 6 months of receipt of such proceeds and (y) no Event of Default shall have occurred and shall be continuing at the time of such certificate, the Borrower shall not be required to apply such amounts to the prepayment of the outstanding Term Loans pursuant to this clause (b) except to the extent such proceeds are not so invested or contractually committed to be so invested by the end of such 6 month period, at which time such proceeds shall be applied to the prepayment of the outstanding Term Loans pursuant to this clause (b); provided further that (x) if any portion of such proceeds are not so used within such 6 month period but within such 6-month period are contractually committed to be used, then upon the termination of such contract (or if any such proceeds are not so used within 18 months of initial receipt), such remaining portion shall be applied to the prepayment of the outstanding Term Loans pursuant to this clause (b) as of the earlier of the date of such termination or expiry of such 18-month period and (y) such proceeds shall be applied to the prepayment of the outstanding Term Loans pursuant to this clause (b) notwithstanding any investment notice if there is an Event of Default at the time of a proposed investment unless such proposed investment is made pursuant to a binding commitment entered into at a time when no Event of Default was continuing.

(c) No later than the earlier of (i) 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2012, and (ii) the date on which the financial statements with respect to such period are delivered pursuant to Section 5.04(a), the Borrower shall apply an amount equal to 100% of Excess Cash Flow for the fiscal year then ended to prepay outstanding Term Loans in accordance with Section 2.13(g).

(d) In the event that any Loan Party or any subsidiary of a Loan Party shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed of any Loan Party or any subsidiary of a Loan Party (other than any cash proceeds from the issuance of Indebtedness for money borrowed permitted pursuant to Section 6.01), the Borrower shall, substantially simultaneously with (and in any event not later than the Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(g).

(e) In the event that any Loan Party shall receive Net Cash Proceeds from any Extraordinary Receipt, such Loan Party shall, substantially simultaneously with (and in any event not later than the Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(g).

(f) (i) In the event that any principal amount of the Sithe Debt is outstanding on the six-month anniversary of the Closing Date, such Loan Party shall, not later than the third Business Day following such anniversary, apply an amount equal to 100% of such then outstanding principal amount of the Sithe Debt to prepay outstanding Term Loans in accordance with Section 2.13(g).

(ii) In the event that the Borrower, in its sole discretion, determines to permanently reduce the Collateral Posting Amount other than in connection with the reduction of the commitments under or termination of the Indebtedness incurred pursuant to Sections 6.01(h) and (i), the Borrower shall, not later than the third Business Day following such determination, apply 100% of the amount of such reduction to the prepayment of the outstanding Term Loans in accordance with Section 2.13(g).

(g) Mandatory prepayments of outstanding Term Loans under this Agreement shall be applied (i) in direct order of maturity with respect to the next four remaining scheduled installments of principal due in respect of the Term Loans under Section 2.11(a) and (ii) pro rata thereafter.

(h) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three Business Days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Term Loan being prepaid and the principal amount of each Term Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty (except as provided in Section 2.12(d)), and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate);

(ii) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Eurodollar Term Loan made by it, or change the basis of taxation of payments in respect thereof (except for Indemnified Taxes or Other Taxes indemnified pursuant to Section 2.20 and the imposition of any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Term Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurodollar Term Loan or of maintaining its obligation to make any such Term Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than three months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof). The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Term Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Term Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Term Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Term Loans will not thereafter (for such duration) be converted into Eurodollar Term Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Term Loan (or a request to continue an ABR Term Loan as such for an additional Interest Period or to convert a Eurodollar Term Loan into an ABR Term Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Term Loans made by it be converted to ABR Term Loans, in which event all such Eurodollar Term Loans shall be automatically converted to ABR Term Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Term Loans that would have been made by such Lender or the converted Eurodollar Term Loans of such Lender shall instead be applied to repay the ABR Term Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Term Loans.

(b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Term Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Term Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.16. Breakage. The Borrower shall indemnify each Lender against any loss or expense (but not loss of profits) that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Term Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Term Loan to an ABR Term Loan, or the conversion of the Interest Period with respect to any Eurodollar Term Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Term Loan to be made by such Lender (including any Eurodollar Term Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Term Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any prepayment required to be made hereunder after notice of such prepayment has been delivered by the Borrower. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.17. Pro Rata Treatment. Except as required under Sections 2.12(e), 2.15 and 2.22, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Term Loans, each reduction of the Term Loan Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective Term Loan Commitments (or, if such Term Loan Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Term Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

SECTION 2.18. Sharing of Setoffs. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Term Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other amounts owing them; provided that, (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than Intermediate Holdings or any subsidiary thereof, unless permitted pursuant to Section 2.12(e), (as to which the provisions of this paragraph shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

SECTION 2.19. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Administrative Agent Fees or other amounts) hereunder and under any other Loan Document not later than 1:00 p.m., New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Each such payment shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Administrative Agent Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Administrative Agent Fees, if applicable.

SECTION 2.20. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes; provided that, if any Indemnified Taxes (including any Other Taxes) shall be required to be deducted or withheld from such payments, then (i) the sum payable by the Borrower or any other Loan Party shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent, each Lender or other recipient of such payment, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or such Loan Party shall make such deductions or withholdings and (iii) the Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on behalf of itself or a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law and reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Foreign Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter promptly upon the expiration, obsolescence or invalidity of any previously delivered form or information or upon the request of the Borrower or the Administrative Agent, but in each case only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party and such W-8BEN shall establish (x) with respect to payments of interest under any Loan Document an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,

(ii) duly completed copies of IRS Form W-8ECI,

(iii) duly completed copies of IRS Form W-8EXP,

(iv) duly completed copies of IRS Form W-IMY, together with any required attachments,

(v) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 871(h) or section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and (y) duly completed copies of IRS Form W-8BEN,

(vi) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct or indirect partner, or

(vii) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation or information necessary to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(f) Any Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter promptly upon the expiration, obsolescence or invalidity of any previously delivered form or information or upon the request of the Borrower or the Administrative Agent, but in each case only if such Lender is legally entitled to do so) duly completed copies of IRS Form W-9 or other forms or information establishing an exemption from U.S. backup withholding.

(g) If a payment made to a Lender under any Loan Document hereunder may be subject to U.S. federal withholding tax under FATCA, such Lender shall deliver to Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent, such documentation prescribed by applicable law and such additional documentation reasonably requested by Borrower or the Administrative Agent to comply with its withholding obligations, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.20(g), the term “FATCA” shall include any amendments to FATCA after the date hereof.

(h) If a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.20, it shall pay to the relevant Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the relevant Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the relevant Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender in the event the such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.21. Assignment of Term Loans Under Certain Circumstances; Duty to Mitigate. (a) If any Lender delivers a certificate requesting compensation pursuant to Section 2.14 or any Lender delivers a notice described in Section 2.15, the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.21(b), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.04;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Sections 2.14 and 2.16 and, if applicable, the prepayment fee pursuant to Section 2.12(d) (with such assignment being deemed to be an voluntary prepayment for purposes of determining the applicability of Section 2.12(d), such amount to be payable by the Borrower)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting in such Lender’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, such assignment will result in a reduction in such compensation, consequences or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(b) If any Lender shall request compensation under Section 2.14, any Lender delivers a notice described in Section 2.15 or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 2.22. Extensions of Term Loans.

(a) The Borrower may from time to time, pursuant to the provisions of this Section 2.22, agree with one or more Lenders holding Term Loans of any Class to extend the maturity date, and otherwise modify the economic terms of any such Class or any portion thereof (including, without limitation, by increasing the interest rate or fees payable and/or modifying the amortization schedule in respect of any Term Loans of such Class or any portion thereof (each such modification an “Extension”) pursuant to one or more written offers (each an “Extension Offer”) made from time to time by the Borrower to all Lenders under any Class that is proposed to be extended under this Section 2.22), in each case on a pro rata basis (based on the relative principal amounts of the outstanding Term Loans of each Lender in such Class) and on the same terms to each such Lender. In connection with each Extension, the Borrower will provide notification to the Administrative Agent (for distribution to the Lenders of the applicable Class), no later than 30 days prior to the maturity of the applicable Class or Classes to be extended of the requested new maturity date for the extended Term Loans of each such Class (each an “Extended Maturity Date”) and the due date for Lender responses. In connection with any Extension, each Lender of the applicable Class wishing to participate in such Extension shall, prior to such due date, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension. After giving effect to any Extension, the Term Loans so extended shall cease to be a part of the Class they were a part of immediately prior to the Extension and shall be a new Class hereunder.

(b) Each Extension shall be subject to the following:

(i) no Default or Event of Default shall have occurred and be continuing at the time any Extension Offer is delivered to the Lenders or at the time of such Extension;

(ii) except as to interest rates, fees, scheduled amortization and final maturity date (which shall, subject to clause (iii) below, be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Lender extended pursuant to any Extension shall have the same terms as the Class of Term Loans subject to the related Extension Offer; provided that at no time shall there be more than three different Classes of Term Loans;

(iii) the final maturity date of any Term Loans of a Class to be extended pursuant to an Extension shall be later than the final maturity date of such Class, and the weighted average life to maturity of any Term Loans of a Class to be extended pursuant to an Extension shall be no shorter than the weighted average life to maturity of such Class;

(iv) if the aggregate principal amount of Term Loans of a Class in respect of which Lenders shall have accepted an Extension Offer exceeds the maximum aggregate principal amount of Term Loans of such Class offered to be extended by the Borrower pursuant to the relevant Extension Offer, then such Term Loans of such Class shall be extended ratably up to such maximum amount based on the relative principal amounts thereof (not to exceed any Lender’s actual holdings of record) with respect to which such Lenders accepted such Extension Offer;

(v) all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by the Borrower generally directed to the applicable Lenders under the applicable Class in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent; and

(vi) any applicable Minimum Extension Condition (as defined below) shall be satisfied;

(c) If at the time any Extension of Term Loans (as so extended, “Current Extension Loans”) becomes effective, any other Class remains outstanding, then, if the Weighted Average Yield applicable to any such Current Extension Loans exceeds the Weighted Average Yield applicable to such other Class by more than 0.50%, then the Weighted Average Yield applicable to such other Class shall be increased so that it equals the Weighted Average Yield applicable to the Current Extension Loans (calculated as provided above) less 0.50%.

(d) The consummation and effectiveness of any Extension will be subject to a condition set forth in the relevant Extension Offer (a “Minimum Extension Condition”) with respect to a minimum amount (to be determined in the Borrower’s discretion and specified in the relevant Extension Offer, but in no event less than $25,000,000, unless another amount is agreed to by the Administrative Agent). For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.18 and Section 9.06 will not apply to Extensions of Term Loans pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 2.22, including to any payment of interest or fees in respect of any Term Loans that have been extended pursuant to an Extension at a rate or rates different from those paid or payable in respect of Terms Loans of any other Class, in each case as is set forth in the relevant Extension Offer.

(e) The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Loan Documents as may be necessary in order establish new Classes of Term Loans created pursuant to an Extension, in each case on terms consistent with this Section 2.22. Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 2.22 and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with the Borrower in accordance with any instructions received from such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrower unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such Extension

Amendments entered into with the Borrower by the Administrative Agent hereunder shall be binding on the Lenders. Without limiting the foregoing, in connection with any Extensions, the appropriate Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage (or any other Loan Document that Administrative Agent or Collateral Trustee reasonably requests to be amended to reflect an Extension) that has a maturity date prior to the latest Extended Maturity Date so that such maturity date is extended to the then latest Extended Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(f) In connection with any Extension, the Borrower shall provide the Administrative Agent at least ten Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, the Administrative Agent to accomplish the purposes of this Section 2.22.

ARTICLE III

Representations and Warranties

Each of Intermediate Holdings and the Borrower represents and warrants to the Administrative Agent, the Collateral Trustee and each of the Lenders that, as of the Closing Date:

SECTION 3.01. Organization; Powers. Intermediate Holdings, the Borrower and each of the Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted except where the failure to have such power and authority would not reasonably be expected to have a Material Adverse Effect, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify or be in good standing would not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

SECTION 3.02. Authorization. The Transactions (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation (except to the extent that the violation of any provision of law, statute, rule or regulation would not reasonably be expected to result in a Material Adverse Effect), or of the certificate or articles of incorporation or other constitutive documents or by-laws of any Loan Party, (B) any material order of any Governmental Authority or (C) any provision of any material indenture, agreement or other instrument to which such Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party (other than any Lien created hereunder or under the Security Documents).

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by Intermediate Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Loan Documents or the Reorganization, except for (a) the filing of Uniform Commercial Code financing statements and, to the extent they are necessary, filings with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, (b) recordation of the Mortgages and (c) such as have been made or obtained and are in full force and effect.

SECTION 3.05. Financial Statements. (a) The Borrower has heretofore furnished to the Lenders (i) consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Parent as of and for the fiscal year ended December 31, 2010, audited by and accompanied by the opinion of Ernst & Young LLP, independent public accountants and (ii) consolidated balance sheets and related statements of income and cash flows of the Parent as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2011, certified by its chief financial officer. Such financial statements present fairly the financial condition and results of operations and cash flows of the Parent and its consolidated subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Parent and its consolidated subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

(b) As of the Closing Date, internally generated unaudited operating information comprised of adjusted EBITDA, gross margin, operating and maintenance expenses, and capital expenditures for the Borrower and its Subsidiaries for the preceding three years delivered to the Joint Lead Arrangers pursuant to paragraph (m)(v) of Article IV were prepared by the Borrower in good faith on the basis of assumptions which the Borrower believed were reasonable in light of the conditions existing at the time of delivery.

(c) As of the Closing Date, the pro forma consolidated balance sheet and related pro forma consolidated statements of income of the Parent and its subsidiaries as of, and for the twelve-month period ending on, March 31, 2011, prepared after giving effect to the Transactions, the CoalCo Transactions and the Reorganization undertaken by the Parent prior to the Closing Date, as if the Transactions and such Reorganization had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other statements of income) delivered to the Joint Lead Arrangers pursuant to paragraph (m)(iii) of Article IV were, to the knowledge of the Borrower, prepared by the Parent in good faith on the basis of assumptions which the Borrower believed were reasonable in light of the conditions existing at the time of delivery.

(d) As of the Closing Date, the projections delivered to the Joint Lead Arrangers pursuant to paragraph (m)(iv) of Article IV were prepared by the Parent in good faith on the basis of assumptions which the Borrower believed were reasonable in light of the conditions existing at the time of delivery, provided, each of the Borrower and Intermediate Holdings represents only, with respect to the projections in this clause (iii), that it acted in good faith and utilized reasonable assumptions (based substantially upon accounting principles consistent with the historical audited financial statements of the Parent in all material respects other than (i) the treatment of amortization of the Independence Capacity Contract, (ii) the South Bay Facility decommissioning costs and (iii) other material items identified in writing to the Joint Lead Arrangers prior to July 11, 2011) in the preparation of such projected financial statements.

SECTION 3.06. No Material Adverse Change. No event, change or condition has occurred that has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of Intermediate Holdings, the Borrower and the Subsidiaries, taken as a whole, since December 31, 2010 (after giving effect to the Transactions, as if such Transaction had occurred as of December 31, 2010).

SECTION 3.07. Title to Properties; Possession Under Leases. (a) As of the Closing Date, each of Intermediate Holdings, the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets (including all Mortgaged Property), except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

(b) As of the Closing Date, each Loan Party has complied with all obligations under all leases to which it is a party and all such leases are in full force and effect other than such non-compliance or breach which would not reasonably be expected to have a Material Adverse Effect. Each Loan Party enjoys peaceful and undisturbed possession under all such leases other than such non-compliance or breach which would not reasonably be expected to have a Material Adverse Effect.

(c) As of the Closing Date, neither Intermediate Holdings nor the Borrower has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.

(d) As of the Closing Date, except as set forth on Schedule 3.07, no Loan Party is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of Intermediate Holdings or the Borrower therein. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by Intermediate Holdings, the Borrower or a Subsidiary, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents) and the non-consensual liens expressly permitted by Section 6.02.

SECTION 3.09. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending against or affecting Intermediate Holdings or the Borrower or any Subsidiary or any business, property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable probability of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) As of the Closing Date, none of Intermediate Holdings, the Borrower or any of the Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. Agreements. (a) None of Intermediate Holdings, the Borrower or any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(b) None of Intermediate Holdings, the Borrower or any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Federal Reserve Regulations. (a) No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.12. Investment Company Act. No Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.13. Use of Proceeds. The proceeds of the Term Loans will be used by the Borrower on the Closing Date (a) to make a capital contribution to Sithe Energies Inc., which will be used to refinance in part certain existing indebtedness and guarantees of DHI and its subsidiaries (including amounts required to repay in part the Existing Credit Facility), (b) to cash collateralize letters of credit, whether existing on the Closing Date or issued thereafter for the account of the Borrower or any of its Subsidiaries, (c) to make a Restricted Payment to Intermediate Holdings (which will make a Restricted Payment in an equal amount to Holdings) on, or within five Business Days after, the Closing Date in an aggregate amount not to exceed $200,000,000, (d) to pay transaction fees and expenses, (e) for general corporate purposes and (f) for the other purposes on the Closing Date set forth in the statement of sources and uses of funds delivered pursuant to paragraph (n) of Article IV. Proceeds of Term Loans, to the extent in excess of the immediate needs described in the preceding sentence, may be held as cash or Permitted Investments until used by the Borrower for the purposes described above, the making of Restricted Payments on the terms and conditions contained herein and other general corporate purposes.

SECTION 3.14. Tax Returns. Each of the material Federal, state, local and foreign Tax returns required to have been filed by or on behalf of Intermediate Holdings, the Borrower and the Subsidiaries have been timely filed and all material Taxes due and payable with respect thereto have been timely paid, except Taxes that are being contested in good faith by appropriate proceedings and for which Intermediate Holdings, the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP.

SECTION 3.15. No Material Misstatements. None of (a) the Confidential Information Memorandum or (b) any other information, report, financial statement, exhibit or schedule (when taken as a whole) furnished by or on behalf of Intermediate Holdings or the Borrower to the Administrative Agent or any Lender on or prior to the

Closing Date in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain on the date on which such information is furnished any untrue statement of material fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each of Intermediate Holdings and the Borrower represents only that it acted in good faith and utilized reasonable assumptions (based substantially upon accounting principles consistent with the historical audited financial statements of the Parent in all material respects other than (i) the treatment of amortization of the Independence Capacity Contract, (ii) the South Bay Facility decommissioning costs and (iii) other material items identified in writing to the Joint Lead Arrangers on or prior to July 11, 2011) in the preparation of such financial statements in all material respects in light of the conditions existing at the time of delivery thereof in the preparation of such information, report, financial statement, exhibit or schedule, it being recognized by the Lenders, that forecasts or projections as to future events are not to be viewed as facts or a guarantee of future performance and that the actual results during the period or periods covered by the forecasts or projections may differ from the projected results included in such forecasts or projections, which differences may be material. Notwithstanding anything to the contrary in the preceding sentence, no representation, warranty or covenant is made with respect to information of general economic or general industry nature or for which the source is any separately identified (i) third party source or (ii) other person or entity not affiliated with or acting as agent or representative for Intermediate Holdings, the Borrower or any of the Subsidiaries, and, in each case such information was not provided to such source, other person or entity by the Borrower or its Subsidiaries.

SECTION 3.16. Employee Benefit Plans. Except as disclosed in any Public Disclosure, each of the Borrower and its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Plan and has performed all of its obligations under each Plan, except in each such case where any failure to so comply or perform would not result in a Material Adverse Effect. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service indicating that such Plan is so qualified or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service, and to the knowledge of the Borrower, nothing has occurred subsequent to the issuance of such determination letter which would cause such Plan to lose its qualified status. Except as would not reasonably be expected to result in a Material Adverse Effect, no liability to the PBGC (other than required premium payments), the Internal Revenue Service, or, except in the ordinary course, any Plan or any trust established thereunder has been or is reasonably expected to be incurred by the Borrower or any of their respective ERISA Affiliates with respect to any Plan. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87)

did not, as of the last annual valuation date applicable thereto occurring prior to the Closing Date, exceed by more than $45,000,000 the Fair Market Value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation dates applicable thereto occurring prior to the Closing Date, exceed by more than $60,000,000 the Fair Market Value of the assets of all such underfunded Plans.

SECTION 3.17. Environmental Matters. Except as set forth in Schedule 3.17 (or as expressly disclosed in any Public Disclosure) and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of Intermediate Holdings, the Borrower or any of the Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim or investigation with respect to any Environmental Liability (including, but not limited to, any notice of potential liability or request for information under Section 104(e) of the federal Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), Section 114 of the federal Clean Air Act or other similar statutory provisions) that has not been resolved, (iv) knows of any basis for any Environmental Liability (including any Release or threatened Release of Hazardous Materials at, on, in or under any of the real property currently or formerly owned, leased or operated by Intermediate Holdings, the Borrower or any of the Subsidiaries), or (v) knows of any facts or circumstances that would reasonably be expected to materially interfere with or prevent continued compliance with applicable Environmental Laws as presently in effect.

SECTION 3.18. Insurance. The properties of Intermediate Holdings and its subsidiaries are insured with financially sound and reputable insurance companies in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Intermediate Holdings and the applicable subsidiaries operates.

SECTION 3.19. Security Documents. (a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Trustee, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and the proceeds thereof and (i) when the Pledged Collateral (as defined in the Guarantee and Collateral Agreement) is delivered to the Collateral Trustee, the Lien created under Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral with respect to which security interests may be perfected by filing UCC financing statements, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.02.

(b) Upon the recordation of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Collateral Trustee) with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.19(a), Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Guarantee and Collateral Agreement) in which a security interest may be perfected by such filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date).

(c) The Mortgages are effective to create in favor of the Collateral Trustee, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the applicable Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are recorded or filed, as applicable, in the offices specified on Schedule 3.19(c), the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 6.02.

SECTION 3.20. Location of Real Property and Leased Premises. Schedule 3.20 lists completely and correctly as of the Closing Date all the locations where any Loan Party (a) owns real property (i) subject to a Mortgage or (ii) with a Fair Market Value in excess of (A) $25,000,000 for each property that is used in connection with a power generation facility (inclusive of such facility) and (B) $25,000,000 for each property that is otherwise used in the business of any Loan Party or (b) leases real property for which the annual rent costs is in excess of $10,000,000 per lease, in each case exclusive of taxes, insurance premiums and other operating expenses, excluding office leases.

SECTION 3.21. Labor Matters. As of the date hereof and the Closing Date, (i) there are no strikes, lockouts or slowdowns against Intermediate Holdings, the Borrower or any Subsidiary pending or, to the knowledge of Intermediate Holdings or the Borrower, threatened, (ii) the hours worked by and payments made to employees of Intermediate Holdings, the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, (iii) all payments due from Intermediate Holdings, the Borrower or any Subsidiary, or for which any claim may be made against Intermediate Holdings, the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Intermediate Holdings, the Borrower or such Subsidiary and (iv) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Intermediate Holdings, the Borrower or any Subsidiary is bound; in each case referred to in this Section 3.21, to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.22. Solvency. On and as of the Closing Date, immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Term Loan on the Closing Date and after giving effect to the application of the proceeds of each such Term Loan, (a) the fair value of the assets of each of the (i) Borrower individually and (ii) Loan Parties on a consolidated basis, at a fair valuation, will exceed their respective debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each of the (i) Borrower individually and (ii) Loan Parties on a consolidated basis will be greater than the amount that will be required to pay the probable liability of their respective debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each of the (i) Borrower individually and (ii) Loan Parties on a consolidated basis will be able to pay their respective debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each of the (i) Borrower individually and (ii) Loan Parties on a consolidated basis will not have unreasonably small capital with which to conduct the respective businesses in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.23. Transaction Documents and Material Project Documents. Intermediate Holdings and the Borrower have (a) made available to the Administrative Agent and its counsel for their review a complete and correct copy of the material Reorganization Documents (including all schedules, exhibits, amendments, supplements and modifications thereto) as in effect on the Closing Date, and (b) delivered to the Administrative Agent a complete and correct copy of the Material Project Documents as in effect on the Closing Date, and counsel to Intermediate Holdings and the Borrower has provided to counsel for the Administrative Agent a summary of the transactions comprising the Reorganization that is true, accurate and complete in all material respects. No Loan Party or, to the knowledge of any Loan Party, any other Person party thereto is in default in the performance or compliance with any material provisions thereof.

SECTION 3.24. Sanctioned Persons. No Loan Party or, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of Intermediate Holdings, the Borrower or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Term Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

SECTION 3.25. Intellectual Property; Licenses, Etc. Each of Intermediate Holdings, the Borrower and each Subsidiary owns, possesses through ownership or pursuant to a binding written agreement the right to use, all of the trademarks, service marks, trade names, Internet domain names, copyrights, patents, patent rights, proprietary information, trade secrets, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are used in or reasonably necessary for the operation of its respective businesses, without conflict with the rights of any other Person, except where the failure to so own or possess, or such conflict, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of Intermediate Holdings and the Borrower, no IP Rights, slogan or other advertising device, product, service, process, method, substance, part or other material now employed, sold or offered for sale by any Loan Party or any other Subsidiary infringes upon, violates, misuses, dilutes or misappropriates any IP Rights held by any other Person, except for any such infringement, violation, misuse, dilution or misappropriation that would not reasonably be expected to have a Material Adverse Effect. None of Intermediate Holdings, the Borrower or any Subsidiary have received any unresolved or otherwise outstanding written claim from any Person alleging that any Loan Party or any other Subsidiary has infringed upon, violated, misused, diluted or misappropriated any IP Rights held by any other Person, except as would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.26. Energy Regulation. (a) Except for regulation by FERC under FPA, PUHCA (as an exempt holding company) and PURPA, or, in the case of Independence, lightened regulation as an electric corporation and lightened and incidental regulation as a steam corporation by the New York Public Service Commission, none of Intermediate Holdings, the Borrower or any Subsidiary is subject to regulation as a public utility holding company, public utility or public service company (or similar designation) by any Governmental Authority.

(b) Each Loan Party and each other subsidiary that makes sales of electric energy, capacity or ancillary services (other than any subsidiary that is the owner of a “qualifying facility” as such term is defined under PURPA and that is exempt from regulation under Sections 205 and 206 of the FPA pursuant to 18 C.F.R. § 292.601) has received an order from FERC granting it (i) authorization to make wholesale sales of electric energy, capacity and ancillary services at market-based rates and (ii) such waivers and blanket authorizations as are customarily granted to entities with market-based rate authority, including blanket authorization to issue securities and assume liabilities pursuant to Section 204 of the FPA, which order is not subject to any pending challenge, investigation, complaint, or other proceeding, except as would not reasonably be expected to result in a Material Adverse Effect and other than generic proceedings generally applicable in the industry, and FERC has not imposed any rate caps, mitigation measures, potential refunds or other limits on such market-based rate sales, other than (x) rate caps and mitigation measures generally applicable to similarly situated marketers or generators selling electricity, capacity, or ancillary services at market-based rates in the relevant geographic markets or (y) restrictions imposed through “reliability-must-run” agreements or similar agreements with independent system operators or regional transmission organizations.

(d) All “qualifying facilities” (if any) owned by any Loan Party or any other subsidiary continue to meet the eligibility requirements for “qualifying facilities” under PURPA and related regulations, except where failure to meet such eligibility requirements would not reasonably be expected to have a Material Adverse Effect. All “exempt wholesale generators” and “foreign utility companies” (if any) owned by any Loan Party or any other subsidiary continue to meet the requirements for “exempt wholesale generators” and “foreign utility companies” under PUHCA and related regulations, except where failure to meet such requirements could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.27. Sole Purpose of Intermediate Holdings. Intermediate Holdings has been formed solely for the purpose of owning Equity Interests in the Borrower and engaging in transactions contemplated by this Agreement, and, as of the Closing Date, has not engaged in any business activity other than the negotiation, execution and to the extent applicable, performance of this Agreement and the transactions contemplated by the Loan Documents and the Reorganization Documents. As of the Closing Date, Intermediate Holdings is not party to any agreements other than the Reorganization Documents to which it is a party and the Loan Documents.

SECTION 3.28. Deposit Accounts and Securities Accounts. Other than the deposit accounts and securities accounts set forth on Schedule 3.28, neither the Borrower nor the Subsidiary Guarantors has any deposit accounts and securities accounts other than the accounts permitted pursuant to Section 6.16(b).

SECTION 3.29. Easements; Utilities; Services. As of the Closing Date, and except as would not reasonably be expected to result in a Material Adverse Effect, all easements, leasehold and other similar property interests, and all utility and other services (including, to the extent applicable, gas, electrical, water and sewage services and facilities), means of transportation, facilities, other materials and other rights, that are necessary for the operation and maintenance of the Borrower’s or its Subsidiaries’ Projects in accordance in all material respects with all applicable law and regulations and the Loan Documents are available to the Borrower or the applicable Subsidiary.

SECTION 3.30. Permits. As of the Closing Date, except as disclosed in Schedule 3.30 or as would not reasonably be expected to result in a Material Adverse Effect, all material Permits with respect to the ownership, leasing, use, operation and maintenance of each Project that are currently required to be obtained have been issued and are in full force and effect and not subject to legal proceedings or to any unsatisfied conditions that would reasonably be expected to result in a material modification or revocation, and all applicable cure and appeal periods, as applicable, with respect thereto have expired.

SECTION 3.31. Property Rights. The Borrower and its Subsidiaries own, or have the right to use, all property, and have agreements in place (including pursuant to any Material Project Documents), as are reasonably necessary for the operation of their businesses, in each case except as would not reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Term Loans on the Closing Date are subject to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received, on behalf of itself and the Lenders, a written opinion of (i) White & Case LLP, counsel for Intermediate Holdings and the Borrower, in form and substance reasonably satisfactory to the Joint Lead Arrangers and provided to the Lenders, (ii) White & Case LLP, counsel for Intermediate Holdings and the Borrower, addressing bankruptcy non-consolidation issues in form and substance reasonably satisfactory to the Joint Lead Arrangers and provided to the Lenders, (iii) Richards, Layton & Finger, a Professional Association, special Delaware counsel for Intermediate Holdings and the Borrower, addressing Independent Manager provisions of the limited liability company agreements of Intermediate Holdings and the Borrower and (iv) each local counsel listed on Schedule 4(a), substantially to the effect set forth in Exhibit G-3, in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent, the Collateral Trustee and the Lenders and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and Intermediate Holdings and the Borrower hereby request such counsel to deliver such opinions.

(b) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders or the Administrative Agent may reasonably request.

(c) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (y) and (z) of Article IV.

(d) The Administrative Agent shall have received all Administrative Agent Fees and all other costs, fees, expenses (including legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation contemplated by the Transactions payable to the Administrative Agent or the Joint Lead Arrangers, the Co-Manager or the Lenders to the extent due and to the extent a reasonably detailed invoice has been delivered to the Borrower at least three business days prior to the Closing Date.

(e) The Security Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date. The Collateral Trustee on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in each Security Document.

(f) The Collateral Trustee shall have received a Perfection Certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of Intermediate Holdings and the Borrower, and shall have received the results of (i) a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, in which the chief executive office of each such Person is located and in the other jurisdictions in which such Persons maintain property, in each case as indicated on such Perfection Certificate; and (ii) a search of the title records of the United States Patent and Trademark Office and the United States Copyright Office or agencies with respect to IP Rights indicated as registered or issued therefrom on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Trustee that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.

(g) (i) Each of the Mortgages relating to each Mortgaged Property set forth on Schedule 1.01(c) shall have been duly executed by the applicable Loan Party thereto and delivered to the Collateral Trustee and shall be in full force and effect, (ii) each of such Mortgaged Properties shall not be subject to any Lien other than those permitted under Section 6.02, (iii) each of such Mortgages shall have been filed and recorded in the recording office as specified on Schedule 3.19(c) (or a lender’s title insurance policy, in form and substance acceptable to the Collateral Trustee, insuring such Mortgages as a first Lien on such Mortgaged Property, subject to any Lien permitted by Section 6.02, shall have been received by the Collateral Trustee) and, in connection therewith, the Collateral Trustee shall have received evidence satisfactory to it of each such filing and recordation and (iv) the Collateral Trustee shall have received such other documents, including a policy or policies of title insurance issued by a nationally recognized title insurance company, together with such endorsements to the extent applicable and available in the jurisdiction, and, to the extent necessary, coinsurance and reinsurance with respect to the foregoing items in this clause (iv) as may be requested by the Collateral Trustee and the Lenders to insure the Mortgages as valid first liens on the Mortgaged Properties, free of Liens other than those permitted under Section 6.02, together with such legal opinions required to be furnished pursuant to the terms of the Mortgages or as reasonably requested by the Collateral Trustee or the Lenders. In addition, the Borrower shall have delivered to Administrative Agent a completed Flood Certificate with respect to each Mortgaged Property to the extent required by the Flood Program, which Flood Certificate shall: (A) be addressed to the Administrative Agent; (B) otherwise comply with the Flood Program; (C) if the Flood Certificate states that the Mortgaged Property is located in a Flood Zone, the Borrower’s written acknowledgement of receipt of written notification from the Administrative Agent and (D) if the Mortgaged Property is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that the Borrower has obtained a policy of flood insurance that is in compliance with all applicable regulations promulgated under the Flood Program.

(h) The Joint Lead Arrangers shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Trustee as additional insured, in form and substance satisfactory to the Joint Lead Arrangers.

(i) The Borrower shall have received public ratings of the Term Loans from each of S&P and Moody’s and public corporate credit ratings of the Borrower from S&P.

(j) Each Joint Lead Arranger shall have received evidence reasonably satisfactory to it that (i) all amounts outstanding under the Existing Credit Facility shall have been repaid (or will be repaid upon the receipt by the Borrower or the proceeds of the Term Loans) and all commitments in respect thereof shall have been terminated and all Liens securing (x) the Existing Credit Facility and (y) all other secured interest rate, commodity or other hedging agreements or arrangements secured by the collateral securing the Existing Credit Facility (including all Liens granted by Gen Finance (as defined in the Existing Credit Facility) and its subsidiaries) shall have been released and all guarantees in respect thereof shall be terminated and released (other than Liens permitted by Section 6.02) and (ii) Intermediate Holdings, the Borrower and the Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (x) the Term Loans and (y) Indebtedness permitted by Section 6.01.

(k) The Reorganization and the other Transactions contemplated to occur on or prior to the Closing Date shall be consummated in accordance with applicable law and on the terms described in the Reorganization Documents and otherwise on terms and conditions reasonably acceptable to the Joint Lead Arrangers (without any amendment, modification or waiver thereof or any consent thereunder which is materially adverse to the Borrower, the Lenders or the Joint Lead Arrangers without the prior written consent of the Joint Lead Arrangers).

(l) The Joint Lead Arrangers shall have received copies of a report of PA Consulting Group.

(m) The Joint Lead Arrangers shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows related to the Parent and its subsidiaries for the three most recently completed fiscal years ended December 31, 2010, (ii) unaudited consolidated balance sheets and related statements of income and cash flows related to the Parent and its subsidiaries, for the fiscal quarter ended March 31, 2011, (iii) a pro forma consolidated balance sheet and related pro forma consolidated statements of income of the Parent and its subsidiaries as of, and for the twelve-month period ending on, March 31, 2011, prepared after giving effect to the Transactions and the CoalCo Transactions as if the Transactions and the CoalCo Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other statements of income), (iv) the projections set forth in the Private Side Supplement dated as of July 11, 2011 to the Confidential Information Memorandum reflect the forecasted financial condition of the Borrower and its Subsidiaries after giving effect to the Transactions, (v) operating information comprised of adjusted EBITDA, gross margin, operating and maintenance expenses, and capital expenditures for the Borrower and its Subsidiaries for the three fiscal years ending December 31, 2010 and each subsequent fiscal quarter ended on March 31, 2011 as provided in the Parent’s Form 8-K filed on July 11, 2011 and (vi) a statement of sources and uses of the Borrower and the Parent with respect to the Credit Facilities and the Transactions in form and substance reasonably satisfactory to the Joint Lead Arrangers.

(n) The Joint Lead Arrangers shall have received (a) a certificate from the chief financial officer of the Borrower, substantially in the form of Exhibit L, certifying that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transactions, the Reorganization and the other transactions contemplated hereby, are solvent and with supporting documentation reasonably requested by the Joint Lead Arrangers and (b) a solvency opinion for the Borrower, in form and substance reasonably satisfactory to the Joint Lead Arrangers, from Duff & Phelps.

(o) The Joint Lead Arrangers shall be reasonably satisfied in all respects with the Tax Sharing Agreement among Parent, Intermediate Holdings and its subsidiaries after giving effect to the Transactions.

(p) The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower that all requisite Governmental Authorities and material third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent material and required, all appeal periods shall have expired and there shall be no governmental, administrative or judicial action in connection with such approval or consent that would reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions.

(q) The Lenders shall have received, to the extent requested at least five days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(r) The Joint Lead Arrangers shall have received a certificate of a Responsible Officer of the Borrower certifying that there shall not have occurred any event, change or condition since December 31, 2010 (except, in the case of the Parent and its subsidiaries (other than (x) CoalCo and its subsidiaries and (y) the Borrower and its subsidiaries), as disclosed in writing prior July 7, 2011) that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), or operating results of the Parent and its subsidiaries or of the Borrower and its Subsidiaries or of CoalCo and its subsidiaries, in each case, taken as a whole.

(s) The Joint Lead Arrangers shall have received a certificate of a Responsible Officer of the Borrower certifying that (x) $600,000,000 term loan facilities of CoalCo shall have closed and become effective contemporaneously with the closing of the Credit Facilities on the Closing Date and (y) on the Closing Date, CoalCo shall have received gross cash proceeds (prior to any reduction for original issue discount) of not less than $600,000,000 from such term loan facilities.

(t) (i) Intermediate Holdings shall be a newly formed special-purpose, bankruptcy-remote Delaware limited liability company wholly owned and controlled, directly or indirectly, by the Parent, (ii) each of Intermediate Holdings and the Borrower shall have at least one Independent Manager and (iii) each of Intermediate Holdings and the Borrower shall have customary rating agency “separateness” provisions reasonably satisfactory to the Administrative Agent in their respective limited liability company agreements.

(u) (i) Holdings shall be a newly formed special-purpose purpose, bankruptcy remote entity wholly owned and controlled, directly or indirectly, by the Parent, (ii) Holdings shall be a corporation or limited liability company organized under the laws of Delaware and shall hold 100% of the Equity Interests of Intermediate Holdings and (iii) the Joint Lead Arrangers shall have received a letter agreement substantially in the form of Exhibit M duly executed and delivered by Holdings for the benefit of the Agents and the Lenders pursuant to which Holdings agrees to (A) have at least one Independent Manager, (B) maintain its books, records and financial statements separate and apart from its subsidiaries and (C) provide a statement in or with any financial statements it prepares and distributes that makes clear in its financial statements (in conformity with GAAP and the rules and regulations of the Securities and Exchange Commission and acceptable to it and its independent public accountants that audit its financial statements) that the assets of Intermediate Holdings and its subsidiaries are not available to the creditors of Holdings or the other Group Members (other than Intermediate Holdings and its subsidiaries) (or, alternatively, that such assets are only available for the creditors of Intermediate Holdings and its subsidiaries).

(v) The Joint Lead Arrangers shall have received a letter agreement substantially in the form of Exhibit N duly executed and delivered by the Parent for the benefit of the Agents and the Lenders pursuant to which the Parent will agree to provide a statement in or with its financial statements that makes clear in the Parent’s financial statements (in conformity with GAAP and the rules and regulations of the Securities and Exchange Commission and acceptable to it and its independent public accountants that audit its financial statements) that the assets of Intermediate Holdings and its subsidiaries are not available to the creditors of the Parent or the other Group Members (other than Intermediate Holdings and its subsidiaries) (or, alternatively, that such assets are only available for the creditors of Intermediate Holdings and its subsidiaries).

(w) The Joint Lead Arrangers shall have received a certificate of an Responsible Officer of DPM substantially in the form of Exhibit O that, after giving effect to the Reorganization and the other Transactions contemplated to occur on or prior to the Closing Date (i) DPM’s liabilities to unaffiliated third parties are in an aggregate amount that does not materially exceed the sum of (x) the aggregate amount owed to DPM by CoalCo and its subsidiaries or the Borrower and its Subsidiaries under back-to-back arrangements with respect to such third-party obligations and (y) the amount of letters of credit and cash posted to secure performance of DPM’s obligations under its agreements with third parties, (ii) each letter of credit issued under the Existing Credit Facility as credit support for the obligations of DPM and its subsidiaries has been replaced with a letter of credit issued under letter of credit facilities of CoalCo or the Borrower and (iii) each of DPM and its material subsidiaries has sufficient liquidity to pay its debts as such debts come due in the ordinary course of its business.

(x) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02).

(y) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(z) At the time of and immediately after such Borrowing, no Default or Event of Default shall have occurred and be continuing.

(aa) The Joint Lead Arrangers shall have received a certificate of a Responsible Officer of the Borrower substantially in the form of Exhibit P with respect to the facts and assumptions set forth in the opinion issued by White & Case LLP, as counsel for Intermediate Holdings, the Borrower and its Subsidiaries in connection with the Closing Date (and relating to substantive consolidation issues) provided pursuant to paragraph (a) of this Article IV.

ARTICLE V

Affirmative Covenants

Each of Intermediate Holdings and the Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and the principal of and interest on each Term Loan and all Administrative Agent Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, each of Intermediate Holdings and the Borrower will, and will cause each of the Subsidiaries to:

SECTION 5.01. Existence; Compliance with Laws; Businesses and Properties. (a) Maintain and do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence except as otherwise expressly permitted under Section 6.05 or where, in the case of the Subsidiaries, failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) Do or cause to be done all things within its control necessary to: (i) obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks, trade names and other IP Rights material to the conduct of its business; (ii) maintain and operate such business in substantially the manner in which it is presently conducted and operated; and (iii) comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, in each case to the extent that failure to do, when taken together with all such failures to comply with this

Section 5.01(b), results in or would reasonably be expected to result in a Material Adverse Effect.

SECTION 5.02. Insurance. (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers (provided, however, that there shall be no breach of this Section 5.02 if any such insurer becomes financially unsound and the applicable Loan Party obtains reasonably promptly insurance coverage from a different financially sound and reputable insurer); maintain such other insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts with reasonable deductibles, limits, retentions and self-insurance (including captive insurance arrangements consistent with past practices) as are customarily carried under similar circumstances by such other Persons and providing for not less than 10 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance (other than as a result of non-payment of premiums) or 10 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance as a result of non-payment of premiums with respect to such insurance; cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Trustee; provided that the Collateral Trustee acknowledges and agrees that it is reasonably satisfied with the endorsement provided as of the Closing Date; provided further that the Parent shall be permitted to comply with the Borrower’s obligations under this Section 5.02 in lieu of the Borrower so doing.

(b) If at any time the area in which the Premises (as defined in the Mortgages) are located in a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency) obtain flood insurance in such total amount as required pursuant to, and otherwise comply with, the Flood Program.

SECTION 5.03. Taxes. Pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or in respect of its income, profits or property, before the same shall become delinquent or in default, provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (x) the validity or amount thereof shall be contested in good faith by appropriate proceedings and Intermediate Holdings, the Borrower or the relevant Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property or (y) such failure to pay or discharge would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent, which shall furnish to each Lender:

(a) (i) subject to any Financial Statement Margin Increases required pursuant to Section 2.06(d), for the fiscal year ending December 31, 2011, on or prior to September 30, 2012 and (ii) for each fiscal year thereafter, by April 15 of the following fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such fiscal year, together with comparative figures for the immediately preceding fiscal year commencing with the fiscal year ended December 31, 2013, all audited by Ernst & Young LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than a “going concern” explanatory note or similar qualification or exception solely with respect to, or resulting from, the fact that the final maturity date of any of the Term Loans hereunder is less than one year after the date of such opinion)) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, together with a discussion provision reasonably acceptable to the Administrative Agent;

(b) (i) subject to any Financial Statement Margin Increases required pursuant to Section 2.06(d), for each of the fiscal quarters ending September 30, 2011, March 31, 2012 and June 30, 2012, on or prior to September 30, 2012 and (ii) for each of the first three fiscal quarters of each fiscal year thereafter, within 60 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year commencing with the fiscal year ended December 31, 2013 (or earlier if available), all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, together with a discussion provision reasonably acceptable to the Administrative Agent and absence of footnotes;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer in the form of Exhibit H (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth computations in reasonable detail reasonably satisfactory to the Administrative Agent demonstrating compliance with the covenant contained in Section 6.10 and, in the case of a certificate delivered with the financial statements required by paragraph (a) above, setting forth the Borrower’s calculation of Excess Cash Flow and (iii) setting forth the net mark-to-market position for the Interest Rate/Currency Hedging Agreements and Eligible Commodity Hedging Agreements, in each case secured by Liens permitted pursuant to Section 6.02(k), respectively, then outstanding for each counterparty, as reasonably determined by the Borrower;

(d) if, as a result of any change in accounting principles and policies from those used in the preparation of the financial statements delivered pursuant to Section 3.05(a), the consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 5.04(a) or 5.04(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made and if (and only if) the Borrower has made a request as described in the last paragraph of Section 1.02 with respect to one or more such changes (unless and until an amendment as contemplated by such last paragraph of Section 1.02 has been approved by the Required Lenders), then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation in form and substance reasonably satisfactory to Administrative Agent;

(e) within 30 days after the beginning of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Intermediate Holdings, the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

(g) promptly after the receipt thereof by Intermediate Holdings or the Borrower or any of their respective subsidiaries, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

(h) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Intermediate Holdings, the

Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 5.04(a), (b) or (f) (to the extent any such documents are filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the publicly available website of the Securities and Exchange Commission.

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent and each Lender prompt written notice of the following promptly after any Responsible Officer of any Loan Party obtains knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that would reasonably be expected to result in a Material Adverse Effect; and

(c) any development that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect;

SECTION 5.06. Information Regarding Collateral. (a) Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s legal name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or legal existence or (iv) in any Loan Party’s Federal Taxpayer Identification Number. Intermediate Holdings and the Borrower agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Trustee to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Intermediate Holdings and the Borrower also agree promptly to notify the Administrative Agent and the Collateral Trustee if any material portion of the Collateral is damaged or destroyed.

(b) In the case of the Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent and the Collateral Trustee a certificate of a Financial Officer setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information, or if there has been any change, specifying such change, since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.06.

(c) Each year at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the

Administrative Agent and the Collateral Trustee a title search by a nationally recognized title insurance company dated not earlier than December 1 of such preceding fiscal year for each Mortgaged Property showing no Liens other than Liens permitted pursuant to Section 6.02.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings. (a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all financial operations. Each Loan Party will permit any representatives designated by the Administrative Agent to visit and inspect the financial records and the properties of the Borrower or any other Loan Party at reasonable times, but no more than twice annually, or, if an Event of Default has occurred and is continuing, as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent to discuss the affairs, finances and condition of the Borrower or any other Loan Party with the officers thereof and independent accountants therefor all at such reasonable times as may be requested; it being understood, for the avoidance of doubt, that disclosure of any information that the Borrower reasonably considers to be a trade secret or similar confidential information is subject to the provisions of Section 9.16.

(b) The Borrower shall use commercially reasonable efforts to (x) cause the Credit Facilities to be continuously rated by S&P and Moody’s and (y) maintain a corporate rating from S&P.

SECTION 5.08. Use of Proceeds. Use the proceeds of the Term Loans only for the purposes set forth in Section 3.13.

SECTION 5.09. Employee Benefits. (a) Comply with the applicable provisions of ERISA and the Code with respect to any Plan, except where failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (b) furnish to the Administrative Agent as soon as possible, and in any event within ten days after the occurrence of any Responsible Officer of Intermediate Holdings, the Borrower or any ERISA Affiliate knowing or having reason to know of the forthcoming occurrence of, any ERISA Event reasonably likely to occur that, alone or together with any other ERISA Event would reasonably be expected to result in liability of Intermediate Holdings, the Borrower or any ERISA Affiliate in an aggregate amount exceeding $35,000,000, a statement of a Financial Officer of Intermediate Holdings or the Borrower setting forth details as to such ERISA Event the action, if any, that Intermediate Holdings, the Borrower or the ERISA Affiliate proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.

SECTION 5.10. Compliance with Environmental Laws. Promptly take any and all actions within its control necessary to: (a) Comply, and cause all lessees and other Person occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; (b) obtain and renew all material environmental permits necessary for its operations and properties; (c) and conduct any

Remedial Action in accordance with Environmental Laws; (d) promptly take any and all actions necessary to cure any violation of Environmental Laws; and (e) to make an appropriate response to any claim or assertion of Environmental Liability against Intermediate Holdings, the Borrower or any Subsidiary, in each case where failure to comply or take such other actions would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that none of Intermediate Holdings, the Borrower or any Subsidiary shall be required to undertake any such action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

SECTION 5.11. Environmental Disclosure, Preparation of Environmental Reports and Access.

(a) Promptly upon the occurrence thereof, provide to the Administrative Agent, written notice describing in reasonable detail each of the following matters: (1) any Release that would reasonably be expected to require a Remedial Action under applicable Environmental Laws or give rise to actual or asserted Environmental Liability of Intermediate Holdings, the Borrower or any Subsidiary in excess of $35,000,000, (2) any Remedial Action taken by Intermediate Holdings, the Borrower or any Subsidiary or any other Person which has a reasonable possibility of resulting Environmental Liability to Intermediate Holdings, the Borrower or any Subsidiary in excess of $35,000,000, (3) any claims or assertions of Environmental Liability against Intermediate Holdings, the Borrower or any Subsidiary in excess of $35,000,000, or (4) Intermediate Holding’s, the Borrower’s or any Subsidiaries’ discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Project (including all Mortgaged Property, if any, with respect thereto) that would cause such Project (including all Mortgaged Property, if any, with respect thereto) or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, except for any such restriction as would not reasonably be expected to result in a Material Adverse Effect;

(b) submit to the Administrative Agent an annual written report on the status of (A) any matter for which written notice was provided pursuant to Section 5.11(a) and (B) if reasonably requested by the Administrative Agent, other matters related to non-compliance with Environmental Law, pending or threatened claims of Environmental Liability, or Remedial Actions that would reasonably be expected to give rise to liability of or expenditures by Intermediate Holdings, the Borrower or any Subsidiary in excess of $35,000,000. Such report shall specify in reasonable detail (1) the status of the matter including any significant developments since the date of the prior report, (2) any technical reports or material correspondence prepared or received relating to the matter, (3) the proposed plan for resolution or completion of the matter, and (4) the anticipated cost to achieve such resolution or completion of the matter. Reports shall be submitted annually until such matters have been resolved or determined no longer to be reasonably expected to give rise to liability of or expenditures by Intermediate Holdings, the Borrower or any Subsidiary in excess of $35,000,000 or, in aggregate, result in a Material Adverse Effect;

(c) deliver to Administrative Agent with reasonable promptness, such other documents and information as may be reasonably requested from time to time by the Administrative Agent in relation to any matters addressed by Section 5.10 or this Section 5.11; provided that no Loan Party or its Subsidiaries shall be obligated to deliver (i) any information and documentation which is subject to the attorney-client privilege or with respect to which the attorney-client privilege would be waived if such information or documentation were disclosed to the Administrative Agent or any Lender, (ii) any information that is subject to a confidentiality agreement that restricts its disclosure or (iii) any information that can otherwise not be disclosed due to legal or contractual restrictions, provided that, to the extent the same will not (as determined by the Borrower) waive such privilege or breach any such obligations, such Loan Party or Subsidiary shall provide the Administrative Agent with a notice generally identifying the nature of the information withheld and shall take all reasonable steps necessary to provide Administrative Agent with the factual information contained in any such privileged document; and

(d) with respect to any event described in Section 5.11(a), or if an Event of Default has occurred and is continuing, or if Administrative Agent reasonably believes that Intermediate Holdings, the Borrower or any Subsidiary has breached any representation, warranty or covenant contained in Sections 3.17 or 5.10 (or Sections 3.09 or 3.30, in each case, to the extent related to environmental matters):

(i) allow the Administrative Agent and its representatives to enter any Project (including all Mortgaged Property, if any, with respect thereto) at reasonable times and after reasonable notice for the purposes of observing the condition and operation of such Project (including all Mortgaged Property, if any, with respect thereto). Such access shall include, at the reasonable request of Administrative Agent, access to relevant documents and employees of Intermediate Holdings, the Borrower or any Subsidiary and to their outside representatives, to the extent necessary to obtain necessary information related to the event at issue;

(ii) if a Default caused by reason of a breach of Sections 3.17 or 5.10 (or Sections 3.09 or 3.30, in each case, to the extent related to environmental matters) shall have occurred and be continuing for more than 20 days without Intermediate Holdings, the Borrower or any Subsidiary commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Loan Parties, an environmental assessment report regarding the matters which are the subject of such Default prepared by an environmental consulting firm (the firm and the scope of such investigation to be reasonably acceptable to the Administrative Agent) and indicating, as relevant, the past or current presence or absence of Hazardous Materials or the existence of any non-compliance with Environmental Laws, together with the estimated cost of any compliance or remedial action in connection with such Default. If an Event of Default has occurred and is continuing, and if a Loan Party does not undertake such tests and investigations in a reasonably timely manner following the request of Administrative Agent, Administrative Agent may, after reasonable advance notice, hire an environmental consultant, at the Loan Parties’ expense, to conduct such tests and investigations; and

(iii) any observations, tests or investigations of any Project (including all Mortgaged Property, if any, with respect thereto) by or on behalf of Administrative Agent shall be solely for the purpose of protecting the Lenders’ security interests and rights under the Loan Documents. The exercise of Administrative Agent’s rights under this subsection (d) shall not constitute a waiver of any default of any Loan Party or impose any liability on Administrative Agent or any of the Lenders. In no event will any observation, test or investigation by or on behalf of Administrative Agent be a representation that Hazardous Materials are or are not present in, on or under any Project (including all Mortgaged Property, if any, with respect thereto), or that there has been or will be compliance with any Environmental Law and Administrative Agent shall not be deemed to have made any representation or warranty to any party regarding the truth, accuracy or completeness of any report or findings with regard thereto. Neither any Loan Party nor any other party is entitled to rely on any observation, test or investigation by or on behalf of Administrative Agent. Administrative Agent and the Lenders owe no duty of care to protect any Loan Party or any other party against, or to inform any Loan Party or any other party of, any Hazardous Materials or any other adverse condition affecting any Project (including all Mortgaged Property, if any, with respect thereto). Administrative Agent may, in its sole discretion, disclose to the applicable Loan Party, or to any other party if so required by law, any report or findings made as a result of, or in connection with, its observations, tests or investigations. Each Loan Party acknowledges that it may be obligated to notify relevant Governmental Authorities regarding the results of any observation, test or investigation disclosed to such Loan Party, and that such reporting requirements are site and fact-specific and are to be evaluated by such Loan Party without advice or assistance from Administrative Agent.

SECTION 5.12. Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law in the United States, or that the Required Lenders, the Administrative Agent or the Collateral Trustee may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect under the laws of the United States the validity and priority of the security interests created or intended to be created by the Security Documents. The Borrower will cause any subsequently acquired or organized Material Subsidiary (or any existing Material Subsidiary to the extent not subject to (x) the restrictions on granting security interests of the type described in the definition of

Excluded Assets or (y) contractual or legal restrictions under applicable law which at such time would be contravened by its becoming a Loan Party pursuant to the Guarantee and Collateral Agreement) to become a Loan Party by executing the Guarantee and Collateral Agreement and each applicable Security Document in favor of the Collateral Trustee, including the Sithe Parties and their Material Subsidiaries upon repayment in full of the Sithe Debt. In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of the Loan Parties’ assets and properties as the Administrative Agent or the Required Lenders shall reasonably request (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the Borrower and the Subsidiary Guarantors (including real and other properties purchased or otherwise acquired subsequent to the Closing Date, but subject to the exclusions in the last sentence of this Section 5.12)). Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents reasonably satisfactory to the Collateral Trustee, and the Borrower shall deliver or cause to be delivered to the Lenders all such customary instruments and documents (including legal opinions, title insurance policies, surveys, flood certificates, and Lien searches) as the Collateral Trustee shall reasonably request in connection with the execution of any Security Documents (and consistent with the requirements with respect to such Security Documents) to evidence compliance with this Section; it being understood that instruments and documents of the type delivered in connection with the initial Mortgaged Properties shall also be delivered in connection with Mortgaged Properties designated pursuant to this Section. The Borrower agrees to provide such evidence as the Collateral Trustee shall reasonably request as to the perfection and priority status of each such security interest and Lien. Notwithstanding the foregoing, this Section 5.12 shall not apply to (and the applicable Loan Parties shall not be required to grant security interests in or provide Liens on or provide any of the related documents set forth herein with respect to) (x) any owned real property (inclusive of any Project thereon) the value (determined in good faith by the Borrower) of which is equal to or less than $25,000,000 and any other real property interest that is not owned or (y) any Excluded Assets, and the Loan Parties shall not be required to take any action with respect to any thereof. Notwithstanding anything to the contrary in this Section 5.12, no Mortgage encumbering real property located in state of New York shall be required to secure any Hedging Obligations or any revolving credit facilities.

SECTION 5.13. Interest Rate Protection. No later than the 120th day after the Closing Date, the Borrower shall enter into, and for a minimum of 2 years thereafter maintain, Interest Rate/Currency Hedging Agreements acceptable to the Administrative Agent that result in at least 50% of the aggregate principal amount of the Term Loans being effectively subject to a fixed or maximum interest rate reasonably acceptable to the Administrative Agent.

SECTION 5.14. Performance of Material Project Documents. Each Loan Party shall perform and observe all of the terms and provisions of each Material Project Document to be performed or observed by it, maintain each such Material Project Document to which it is a party in full force and effect, and enforce such Material Project

Document in accordance with its material terms, except to the extent such failure would not reasonably be expected to cause a Material Adverse Effect, or to the extent a Replacement Project Document is entered into by the Borrower or any other Loan Party in replacement of such Material Project Document within a reasonable period of time (as reasonably determined by the Administrative Agent) following such party’s failure to perform or observe any such material term, covenant or agreement.

SECTION 5.15. Separateness. Each of Intermediate Holdings and the Borrower acknowledges that the Agents and the Lenders are entering into this Agreement and the other Loan Documents in reliance upon the identity of each of Intermediate Holdings, the Borrower and its Subsidiaries, as legal entities that are separate from any other Group Member. Therefore, from and after the Closing Date, Intermediate Holdings and the Borrower shall take (and the Borrower shall cause each of its Subsidiaries to take) all reasonable steps, to maintain their identities as a separate legal entities, and to make it manifest to third parties that they are entities with assets and liabilities distinct from those of any other Group Member and any Affiliates thereof (other than Intermediate Holdings and its subsidiaries) and that it is not just a division of any other Group Member or of any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, each of Intermediate Holdings and the Borrower shall (and the Borrower shall cause each of its Subsidiaries to) conduct all of their respective activities in compliance with, and shall not permit any non-compliance with or waiver of or any amendment or modification of, Sections 8 or 9 of its Limited Liability Company Operating Agreement, in each case, regardless of whether any of the Managers (as defined in such Limited Liability Company Operating Agreement), including the Independent Manager, have consented thereto or approved such waiver, amendment or modification.

SECTION 5.16. Subordination. At all times, to the extent applicable, the Loans or obligations of the respective Loan Party under the Loan Documents will be designated as senior debt under each agreement of Intermediate Holdings, the Borrower or any of the Subsidiary Guarantors governing Indebtedness that is expressly subordinated in right of payment to the prior payment in full of the Obligations.

SECTION 5.17. Post-Closing Covenant. Deliver to the Administrative Agent:

(a) within 45 days following the Closing Date (or such longer period of time granted by the Collateral Trustee in its sole discretion), Control Agreements for each deposit account and each securities account of the Borrower and the Subsidiary Guarantors other than the accounts permitted pursuant to Section 6.16(b), (c), (d) and (e);

(b) within 45 days following the Closing Date (or such longer period of time granted by the Collateral Trustee in its sole discretion), (i) a lender’s title insurance policy, in form and substance reasonably acceptable to the Collateral Trustee, insuring the Mortgage delivered by Dynegy Oakland, LLC in favor of the Collateral Trustee and (ii) a lender’s title insurance policy, in form and substance reasonably acceptable to the Collateral Trustee, insuring the Mortgage delivered by Dynegy Morro Bay, LLC in favor of the Collateral Trustee;

(c) within 180 days following the Closing Date (or such longer period of time granted by the Collateral Trustee in its sole discretion), deliver to the Collateral Trustee surveys of the initial Mortgaged Properties (and all improvements thereon) which are or will be (a)(i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Trustee and the title insurance company issuing the title insurance policy in connection with such Mortgaged Property, (iv) complying in all material respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and to the extent obtainable indicating the flood zone designation (with proper annotation based on federal flood insurance rate maps or the state or local equivalent) and (v) sufficient for the title insurance company issuing the title insurance policy in connection with such Mortgaged Property to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type reasonably requested by the Collateral Trustee to the extent applicable and available in the jurisdiction or (b) otherwise reasonably acceptable to the Collateral Trustee;

The foregoing shall not require the obtaining of certain surveys if in the reasonable discretion of the Administrative Agent after consultation with the Borrower on a case by case basis, it determines that the cost of producing such surveys shall be excessive in view of the benefits to be obtained by the Lenders therefrom; and

(d) on the six-month anniversary of the Closing Date (provided that, at the prior written request of the Borrower, such six month period shall be automatically extended by two additional extensions of no more than three months each) (or if such day is not a Business Day, the Business Day next following), a certificate of a Responsible Officer of the Borrower certifying that:

(i) as of the date of such certificate, no less than 80% of the notional value as of the Closing Date of all Hedging Obligations in respect of Commodity Hedging Agreements between Affiliates of the Borrower (other than Intermediate

Holdings and its subsidiaries) and each counterparty thereto that have corresponding back-to-back Hedging Obligations between such Affiliate and the Borrower or its Subsidiaries (as extended) shall have either expired, terminated, been novated from such Affiliate to, or otherwise reside with, the Borrower or a Subsidiary since the Closing Date; and

(ii) from and after the date of such certificate no more than 20% of the fair market value (determined initially as of a date within 10 days of delivery of such certificate and determined in all cases in good faith by the Borrower using commercially reasonable procedures and, for the avoidance of doubt, taking into consideration in such determination the notional volumes and values (whether physical or financial) and giving effect to the tenor thereof and the scheduled dates for delivery thereof) of Hedging Obligations for the direct or indirect respective benefits of the Borrower and its Subsidiaries shall be set forth under Commodity Hedging Agreements between one or more Affiliates of the Borrower that are not the Borrower or its Subsidiaries.

All conditions precedent and representations contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Loan Documents), provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 5.17 and (y) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by Section 5.17 have been taken (or were required to be taken).

SECTION 5.18. Unused Collateral Postings Account. (a) The Borrower shall, within 30 days of the Closing Date, establish a segregated account (the “Collateral Posting Account”), subject to a Control Agreement (or with the Collateral Trustee in accordance with the Security Documents), into which the Borrower shall deposit, and/or cause Subsidiary Guarantors to deposit that portion of the Collateral Posting Amount that is not at any time pledged or deposited as collateral. Amounts may be withdrawn from such account by the Borrower or any Subsidiary Guarantor solely for the purposes of (i) pledging or depositing Commodity Collateral Amounts, (ii) repaying the Term Loans in accordance with Section 2.13(f)(ii), (iii) to the extent any portion of the Collateral Posting Amount consists of Indebtedness incurred pursuant to Section 6.01(h) (such amount, “Borrowed Postings”), repaying the Indebtedness incurred pursuant to Section 6.01(h) in an amount not to exceed the amount of Borrowed Postings and (iv) in the event the amount on deposit in the Collateral Posting Account exceeds the remainder of (x) the Collateral Posting Amount less (y) amounts then pledged or deposited as Commodity Collateral Amounts, withdrawing any amount up to such excess.

(b) The Borrower shall calculate the amount required hereunder to be on deposit in the Collateral Posting Account at least monthly.

(c) Any deposits withdrawn from the Collateral Posting Account as permitted by Section 5.18(a) that are returned or refunded to the Borrower or any Subsidiary shall be redeposited into the Collateral Posting Account unless the amount on deposit in the Collateral Posting Account equals or exceeds the Collateral Posting Amount less amounts then pledged or deposited as Commodity Collateral Amounts.

ARTICLE VI

Negative Covenants

Each of Intermediate Holdings and the Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect until the principal of and interest on each Term Loan and all Administrative Agent Fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders or the Supermajority Lenders, as applicable, shall otherwise consent in writing, neither Intermediate Holdings nor the Borrower will, nor will they cause or permit any of the Subsidiaries to:

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the date hereof and set forth in Schedule 6.01;

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) intercompany Indebtedness of the Borrower and the Subsidiaries to the extent permitted by Section 6.04(c);

(d) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets or equipment of the Borrower or its Subsidiaries, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(d) shall not exceed $50,000,000 at any time outstanding; provided further that that the aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Sections 6.01(e), (h), (i) and (q), shall not exceed $150,000,000 at any time outstanding;

(e) Capital Lease Obligations in an aggregate principal amount not in excess of $50,000,000 at any time outstanding; provided that that the aggregate principal amount of Indebtedness permitted by this Section 6.01(e), when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Sections 6.01(d), (h), (i) and (q), shall not exceed $150,000,000 at any time outstanding;

(f) Indebtedness under performance bonds, surety bonds, appeal bonds, custom bonds or similar bonds and obligations or with respect to workers’ compensation claims or insurance premium financing (to the extent not for borrowed money), in each case incurred in the ordinary course of business or in connection with the enforcement of rights or claims of any Loan Party in connection with judgments that do not result in an Event of Default;

(g) Indebtedness in respect of Commodity Hedging Obligations, Eligible Commodity Hedging Obligations and Interest Rate/Currency Hedging Obligations of the Borrower and the Subsidiaries;

(h) Indebtedness of the Loan Parties under one or more pari passu revolving credit facilities in an aggregate principal amount not in excess of $150,000,000 at anytime outstanding; provided that the aggregate principal amount of Indebtedness permitted by this Section 6.01(h), when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Sections 6.01(d), (e), (i) and (q), shall not exceed $150,000,000 at any time outstanding; provided, further, that such pari passu revolving credit facility shall not have negative covenants that are more restrictive in any material respect than the negative covenants set forth in this Agreement (provided, however, that such pari passu revolving credit facility may contain one or more financial covenants);

(i) Indebtedness of the Loan Parties under one or more pari passu secured letter of credit facilities in an aggregate principal amount not in excess of $150,000,000 at any time outstanding; provided that that the aggregate principal amount of Indebtedness permitted by this Section 6.01(i), when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Sections 6.01(d), (e), (h) and (q), shall not exceed $150,000,000 at any time outstanding;

(j) Indebtedness arising from obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services, or progress payments in connection with such goods and services, including turbines, transformers and similar equipment, so long as such obligations are incurred in the ordinary course of business;

(k) Indebtedness in respect of (i) letters of credit or bank guaranties (including reimbursement obligations with respect thereto) secured by cash and Permitted Investments or are unsecured and incurred in the ordinary course of business and, for the avoidance of doubt, not supporting Indebtedness for borrowed money, and (ii) surety bonds issued in the ordinary course of business;

(l) the incurrence by the Borrower or Subsidiary of Indebtedness consisting of (i) financing of insurance premiums or (ii) take-or-pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money and not in connection with any Hedging Obligations;

(m) indebtedness in respect of netting services, overdraft protection and otherwise in connection with deposit accounts in the ordinary course of business;

(n) Indebtedness arising from agreements for indemnification, adjustment of purchase price or similar obligations, in each case incurred in connection with the disposition of any business or assets of the Borrower or any Subsidiary permitted hereunder; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the applicable Person in connection with such disposition;

(o) any Guarantee of Indebtedness, which Indebtedness is otherwise permitted pursuant to this Section 6.01;

(p) any extensions, renewals or replacements of Indebtedness permitted in the foregoing clause (a) and this clause (p) to the extent the principal amount of such Indebtedness is not increased, neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders, and the original obligors in respect of such Indebtedness remain the only obligors thereon;

(q) other secured or unsecured Indebtedness of the Borrower or the Subsidiaries in an aggregate principal amount not exceeding $25,000,000 at any time outstanding; provided that that the aggregate principal amount of Indebtedness permitted by this Section 6.01(q), when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Sections 6.01(d), (e), (h) and (i), shall not exceed $150,000,000 at any time outstanding;

(r) Indebtedness in respect of Material Project Documents; and

(s) Indebtedness of any Sithe Party resulting from drawings under letters of credit provided to or for the benefit of such Sithe Party pursuant to Section 6.04(u).

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including the Borrower or any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Borrower and its Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the date hereof;

(b) any Lien created under the Loan Documents;

(c) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in compliance with Section 5.03;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, vendor’s or other like Liens arising in the ordinary course of business and securing obligations that are not delinquent or which are being contested in compliance with Section 5.03;

(e) Liens incurred in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(f) Liens or deposits incurred to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, insurance, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) zoning restrictions, easements, licenses, rights-of-way, provisions, covenants, minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord, ground lessor or owner of the leased property, with or without consent of the lessee) restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(h) purchase money security interests in real property, improvements thereto or fixed or capital assets or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 180 days after such acquisition (or construction) and (iii) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary;

(i) judgment Liens securing judgments, decrees or orders of any court not constituting an Event of Default under Article VII;

(j) Liens arising under any obligations or duties affecting any of the property of any Person to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of such property for the purposes for which it is held;

(k) Liens securing Eligible Commodity Hedging Agreements, Specified Hedging Agreements of the Loan Parties or Treasury Services Agreements of the Loan Parties that are pari passu with the Liens securing the Obligations so long as the Acceptable Commodity Counterparty or Acceptable Financial Counterparty party thereto joins the Intercreditor Agreement pursuant to the terms thereof or in a manner reasonably satisfactory to the Administrative Agent and the Collateral Trustee and such Lien is granted in compliance with the terms and provisions of the Intercreditor Agreement, including Section 5.6 of the Intercreditor Agreement;

(l) Liens securing the pari passu (i) revolving credit facility permitted pursuant to Section 6.01(h) or (ii) letter of credit facility permitted pursuant to Section 6.01(i), in each case, that are pari passu with the Liens securing the Obligations so long as any secured party thereunder joins the Intercreditor Agreement pursuant to the terms thereof or in a manner reasonably satisfactory to the Administrative Agent and such Lien is granted in compliance with the terms and provisions of the Intercreditor Agreement, including Section 5.5 of the Intercreditor Agreement;

(m) Liens granted by the Borrower or any of its Subsidiaries on its or their rights under any insurance policy, but only to the extent that such Lien is granted to the insurers under such insurance policies or any insurance premium finance company to secure payment of the premiums and other amounts owed to the insurers or such premium finance company with respect to such insurance policy;

(n) Liens (i) securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the proceeds and products thereof or (ii) on deposits and Permitted Investments securing reimbursement obligations with respect to any Cash Collateralized Letter of Credit and Reimbursement Agreement;

(o) Liens on cash deposits in the nature of a right of setoff, banker’s lien, counterclaim or netting of cash amounts owed arising in the ordinary course of business on deposit accounts;

(p) Liens in respect of “true leases”, and not in respect of Indebtedness, arising from Uniform Commercial Code financing statements filed for information purposes with respect to leases incurred in the ordinary course of business and not otherwise prohibited by this Agreement;

(q) inchoate statutory Liens arising under ERISA;

(r) Liens on cash and short-term investments deposited by the Borrower or any of its Subsidiaries with or on behalf of brokers, credit clearing organizations, independent system operators, regional transmission organizations, pipelines, state agencies, federal agencies, futures contract brokers, customers, trading counterparties, or any other parties or pledged by the Borrower or any of its Subsidiaries to secure its obligations and/or the obligations of any Subsidiary and/or the Borrower with respect to: (i) any contracts and transactions for the purchase, sale, exchange of, or the option (whether physical or financial) to purchase, sell or exchange (a) natural gas, (b) electricity, (c) coal, (d) petroleum-

based liquids, (e) oil, (f) emissions, (g) waste byproducts, (h) weather or (i) any other energy-related commodity or derivative; (ii) any contracts or transactions for the processing, transmission, transportation, or storage of, or any other services related to any commodity identified in subparts (a) - (i) above, including any capacity agreement; (iii) any financial derivative agreement (including but not limited to swaps, options or swaptions) related to any commodity identified in subparts (a)—(i) above, or to any interest rate or currency rate management activities; (iv) any agreement for membership or participation in an organization that facilitates or permits the entering into or clearing of any agreement described in this Section 6.02(r), including Netting Agreements in respect thereof; (v) any agreement combining part or all of any of the agreements described in this Section 6.02(r) including Netting Agreements in respect thereof; (vi) any document relating to any agreement described in this Section 6.02(r) that is filed with a governmental body and any related service agreements; or (vii) any commercial or trading agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, any energy, generation capacity or fuel, or any other energy related commodity or service, price or price indices for any such commodities or services or any other similar derivative agreements, and any other similar agreements (such agreements, including Netting Agreements in respect thereof, described in clauses (i) through (vii) of this Section 6.02(r) being collectively, “Permitted Contracts”), and letters of credit supporting Permitted Contracts (including any reimbursement obligations with respect to such letters of credit);

(s) Liens granted by the Borrower or any of its Subsidiaries to a counterparty and/or to Affiliates of such counterparty (each, a “Permitted Contracts Counterparty”) on accounts receivable and other obligations owed to, and other rights of the Borrower or any of its Subsidiaries under, Permitted Contracts to secure the Borrower’s or such Subsidiary’s obligations under such Permitted Contract, and any netting, setoff or similar rights granted by the Borrower or any of its Subsidiaries to a Permitted Contracts Counterparty pursuant to a Permitted Contract;

(t) extensions, renewals or replacements of any of the Liens permitted in clauses (a) and (h) so long as (i) the principal amount of the Indebtedness or obligation secured thereby is no greater than the principal amount of such Indebtedness or obligation at the time such Lien was permitted hereunder except for increases in an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extension, renewal, refinancing, or replacement and in an amount equal to any existing commitments unutilized thereunder, (ii) any such extension, renewal or replacement Lien is limited to the property originally encumbered thereby, and (iii) any renewal or extension of the Indebtedness or obligations secured or benefited thereby is permitted by Section 6.01;

(u) Liens with respect to the Mortgaged Properties that are exceptions as set forth in the title insurance policies (or commitments) issued in connection with the Mortgages, all of which exceptions must be acceptable to the Collateral Trustee in its reasonable discretion;

(v) Any interest or title of a lessor or sublessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of business and covering only the assets so leased;

(w) Statutory and common law landlords’ liens under leases to which the Borrower or any Subsidiary is a party;

(x) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or assets of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not apply to any other property or assets of Intermediate Holdings, the Borrower or any Subsidiary, (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and (iv) the amount of such Indebtedness and other obligations shall not be permitted to be increased under this clause (x) other than, in the case of obligations other than such Indebtedness, as a result of changes in the underlying market prices and rates relevant to such obligations and otherwise by operation of the terms of such obligations;

(y) pledges and deposits made in connection with Material Project Documents; and

(z) other Liens securing liabilities hereunder in an aggregate amount not to exceed $25,000,000 at any time outstanding.

SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by Section 6.05(b) and (b) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, except:

(a) (i) investments by Intermediate Holdings, the Borrower and the Subsidiaries existing on the date hereof, (ii) investments by Intermediate Holdings, the Borrower and the Subsidiaries in the Equity Interests of the Borrower and the Subsidiaries and (iii) additional investments by Intermediate Holdings, the

Borrower and the Subsidiaries in the Equity Interests of the Borrower and the Subsidiaries; provided that (A) any such Equity Interests held by a Loan Party shall be pledged, to the extent required by, and pursuant to this Agreement, the Guarantee and Collateral Agreement and the Pledge Agreement and (B) the aggregate amount of investments made after the Closing Date by Loan Parties in, and loans and advances made after the Closing Date by Loan Parties to, Subsidiaries that are not Loan Parties (determined without regard to any write-downs or write-offs of such investments, loans and advances) shall not exceed, when combined with the Equity Interests in Subsidiaries that may be sold, transferred, leased or disposed of pursuant to 6.05(a), $10,000,000 at any time outstanding;

(b) Permitted Investments;

(c) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided that (i) any such loans and advances made by a Loan Party to a Subsidiary that is not a Loan Party shall be pledged to the Collateral Trustee for the ratable benefit of the Secured Parties pursuant to (and with any promissory note evidencing the same delivered to the Collateral Trustee to the extent required by) the Guarantee and Collateral Agreement, (ii) such loans and advances shall be unsecured and subordinated to the Obligations pursuant to an Affiliate Subordination Agreement and (iii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (a) above;

(d) any investments received (i) in compromise or resolution of obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any of its Subsidiaries, including (A) obligations of financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (B) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, (ii) in compromise or resolution of litigation, arbitration or other disputes or (iii) on account of any claim against, or an interest in, any other Person (A) acquired in good faith in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of such other Person or (B) as a result of a bona fide foreclosure by the Borrower or any of its Subsidiaries with respect to any claim against any other Person;

(e) any investment consisting of extensions of credit including, without limitation, accounts receivables or notes receivables arising from the grant of trade credit or prepayments or similar transactions, if created or acquired in the ordinary course of business;

(f) investments in Hedging Obligations to the extent not prohibited by Section 6.01;

(g) investments (i) by the Borrower or Subsidiary Guarantors resulting from the drawings under, or renewals or extensions of, letters of credit, surety bonds, guarantees, or performance bonds supporting obligations of the Borrower or such Subsidiary Guarantors, and investments in the Borrower or the Subsidiary Guarantors to cash collateralize obligations supported by such letters of credit, bonds or guarantees if they expire or are cancelled undrawn to be made by the Borrower or any of its Subsidiary Guarantors in order to avoid a default pursuant to contracts or agreements entered into in the ordinary course of business and (ii) by Subsidiaries of the Borrower that are not Loan Parties resulting from the drawings under, or renewals or extensions of, letters of credit, surety bonds, guarantees, or performance bonds supporting obligations of such non-Loan Party Subsidiaries, and investments by Subsidiaries of the Borrower that are not Loan Parties in such non-Loan Party Subsidiaries to cash collateralize obligations supported by such letters of credit, bonds or guarantees if they expire or are cancelled undrawn to be made by such non-Loan Party Subsidiaries in order to avoid a default pursuant to contracts or agreements entered into in the ordinary course of business;

(h) any investment existing on the Closing Date in any Person in which the Borrower or any Subsidiary owns capital stock (each such Person, a “Minority Investment”); provided that no increase of any such investment shall be permitted under this clause (h) (it being understood that the acquisition of a Subsidiary, Minority Investment or any other investment in connection with and as part of purchase of capital stock or of any asset that does not become Collateral shall be deemed to be an investment made in reliance on a provision of this Section 6.04 other than this clause (h));

(i) to the extent not prohibited by Law, loans and advances to officers, directors, and employees of Intermediate Holdings, the Borrower and/or any of the Subsidiaries in an aggregate amount not to exceed $500,000 at any time outstanding made in the ordinary course of business;

(j) investments paid for solely with Equity Interests (other than Disqualified Stock) of Intermediate Holdings;

(k) any Loan Party may receive and hold promissory notes and other non-cash consideration from a sale, transfer or other disposition of any asset in compliance with Section 6.05;

(l) any Loan Party may make advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors, so long as such expenses were incurred in the ordinary course of business and are being paid in accordance with customary trade terms of such Loan Party;

(m) any Loan Party may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of such Loan Party;

(n) any Loan Party may acquire and hold obligations of their officers and employees in connection with such officers’ and employees’ acquisition of Equity Interest in Intermediate Holdings (so long as no cash is actually advanced by Intermediate Holdings or any of its subsidiaries in connection with the acquisition of such obligations);

(o) any Guarantees permitted to be incurred pursuant to Section 6.01;

(p) any investment in Holdings to the extent the same would be permitted to be made as a Restricted Payment pursuant to Section 6.06;

(q) investments in Sithe resulting from the cancellation of all or any portion of the Sithe Debt so long as at the time of such cancellation Sithe is a Subsidiary and prepayments of the Sithe Debt;

(r) Cash Collateralized Letters of Credit issued to support Indebtedness or other obligations of (i) any Subsidiary Guarantor and (ii) prior to the date on which the Sithe Parties become Loan Parties, Sithe Parties in an aggregate amount up to $50,000,000 at any time outstanding;

(s) any Loan Party may enter into transactions contemplated under the Material Project Documents that constitute investments (including investments in Affiliates of the Borrower as required under the Material Project Documents);

(t) additional investments, loans and advances by the Loan Parties with amounts that would otherwise have been permitted to be used to make Restricted Payments pursuant to Section 6.06(a)(ii), so long as the amount so invested shall reduce the amount otherwise permitted to be used to make Restricted Payments pursuant to said Section 6.06(a)(ii) in the fiscal year in which the respective investment is made; provided that any returns on investments made pursuant to this clause (t) may, at the option of the Borrower be used to make further investments pursuant to this clause (t) or be deemed to increase the amount of Restricted Payments permitted pursuant to said Section 6.06(a)(ii);

(u) at any time prior to the Sithe Parties becoming Subsidiary Guarantors, investments by the Borrower resulting from the drawings under, or renewals or extensions of, letters of credit supporting debt service reserve obligations of the Sithe Parties under the Sithe Debt as and to the extent required by the provisions of the documentation governing the Sithe Debt in an aggregate amount up to $85,000,000 at any time outstanding;

(v) any letters of credit or other credit support issued to support the trading activities of the Borrower, the Subsidiary Guarantors and the Sithe Parties pursuant to any Energy Management Agreement; provided that such investments shall be limited in the case of Sithe Parties prior to the date that the Sithe Parties become Loan Parties to the amount set forth in Section 6.04(r)(ii); and

(w) in addition to investments permitted by paragraphs (a) through (t) above, additional investments, loans and advances by the Borrower and the Subsidiaries so long as the aggregate amount invested, loaned or advanced pursuant to this paragraph (s) (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed $25,000,000 in the aggregate at any time outstanding.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. (a) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower or less than all the Equity Interests of any Subsidiary (if the Fair Market Value of the Equity Interests so disposed of, when combined with all the investments permitted pursuant to 6.04(a) (i) (B) and then outstanding, exceed $10,000,000 at any time), or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person (unless permitted pursuant to Section 6.10, constituting a contribution of assets of such Person to the Borrower or having a Fair Market Value not in excess of $5,000,000), except that (i) the Borrower and any Subsidiary may purchase and sell inventory and capacity energy and ancillary services in the ordinary course of business, (ii) any Loan Party may make investments permitted under Section 6.04 and Restricted Payments permitted under Section 6.06, (iii) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (y) any Subsidiary may merge or dissolve into the Borrower in a transaction in which the Borrower is the surviving entity and (z) any Subsidiary may merge or dissolve into or consolidate with any other Subsidiary (provided that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party), (iv) in connection with any Asset Sale permitted under clause (b) below, any Subsidiary of the Borrower may dissolve, liquidate, consolidate or merge with or into any other Person or permit any other Person to merge into or consolidate with it, (v) so long as no Event of Default exists or would result therefrom, in connection with any investment permitted under Section 6.04, any Subsidiary may merge or dissolve into or consolidate with any other Person or permit any other Person to merge or dissolve into or consolidate with it; provided that the Person surviving such merger, dissolution or consolidation shall be a Subsidiary Guarantor and (vi) any Immaterial Subsidiary may dissolve, liquidate, wind up, consolidate or merge with or into any other Subsidiary.

(b) Make any Asset Sale (including those otherwise permitted under paragraph (a) above) unless (i) such Asset Sale is for consideration at least 75% of which is cash, (ii) such consideration is at least equal to the Fair Market Value of the assets being sold, transferred, leased or disposed of, (iii) the Fair Market Value of all assets sold, transferred, leased or disposed of pursuant to this paragraph (b) shall not exceed in the aggregate 15% of the value of the total net assets of Intermediate Holdings, the Borrower and the Subsidiaries as of the Closing Date and (iv) any Net Cash Proceeds from such Asset Sale shall be applied as required by Section 2.13.

(c) Consummate the GasCo Equity Sale for consideration in an amount equal to the Fair Market Value thereof.

SECTION 6.06. Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that

(i) (A) any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders (taking into account the rights and preferences of the various Equity Interests) and (B) Intermediate Holdings and the Borrower may declare and pay dividends solely in the common Equity Interests of such Person;

(ii) so long as (A) no Event of Default or Default shall have occurred and be continuing or would result therefrom and (B) as of the date of such proposed distribution, all unrestricted cash and unrestricted Permitted Investments of the Borrower and the Subsidiaries is at least $50,000,000, then Intermediate Holdings may make, and the Borrower may make to Intermediate Holdings, distributions in an aggregate amount not to exceed $135,000,000 in any fiscal year; provided that the proceeds of the Indebtedness permitted to be incurred pursuant to Section 6.01(h) shall not be used to make any such distributions;

(iii) (A) the Borrower may make Restricted Payments to Intermediate Holdings to the extent necessary to pay general corporate and overhead expenses incurred by Intermediate Holdings and Holdings pursuant to the Services Agreement in an aggregate amount not to exceed $1,000,000 in any fiscal year, (B) the Borrower may make Restricted Payments to Intermediate Holdings so that Intermediate Holdings may, repurchase, retire or redeem its Equity Interests owned by directors, officers or employees of Intermediate Holdings, the Borrower or any Subsidiary or make payments to employees of Intermediate Holdings, the Borrower or any Subsidiary upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed in any fiscal year an amount equal to $1,000,000 for such fiscal year, and (C) so long as the Borrower is treated as a partnership or disregarded entity for U.S. federal income Tax purposes or is properly treated as a member of a group filing consolidated returns for U.S. federal income tax purposes with its direct or indirect parent as the common parent of such group, the Borrower and Intermediate Holdings may make Restricted Payments at times and in amounts necessary to make all required payments pursuant to the Tax Sharing Agreement; provided that in no event shall the amount of any such payments pursuant to the Tax Sharing Agreement for any year (or a portion thereof) which involves an Asset Sale by the Borrower or any of its Subsidiaries, in so far as such payments relate to the relevant income tax with respect to such sale, exceed the amount of U.S. federal net income tax (and, if applicable, the relevant state income tax) that the common parent actually owes to the relevant taxing authority that is attributable to such sale;

(iv) the Borrower may make a Restricted Payment of up to $200,000,000 from the proceeds of the Term Loans within five Business Days of the Closing Date and Intermediate Holdings may make a Restricted Payment to Holdings in an identical amount; and

(v) Intermediate Holdings may make, and, to the extent such GasCo Equity Sale is a result of the issuance of additional Equity Interest by the Borrower, the Borrower may make to Intermediate Holdings, distributions in an aggregate amount of the Net Cash Proceeds actually received from the GasCo Equity Sale.

(b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Intermediate Holdings, the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (D) clause (i) of the foregoing shall not apply to customary provisions in leases, licenses or other contracts restricting the assignment thereof, (E) clause (i) of the forgoing shall not apply to (1) purchase money obligations that impose restrictions of the nature described in clause (i) above on the property so acquired; (2) customary provisions limiting the disposition or distribution of assets or property in partnership, joint venture, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements; and (3) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (F) the foregoing shall not apply to restrictions on the transfer of assets pursuant to executory contracts for the sale, lease or other transfer thereof to the extent such sale, lease or other transfer is otherwise permitted under this Agreement; (G) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement so long as such restrictions and conditions are with respect to property or assets that do not constitute Collateral, (H) this clause (b) shall not apply to restrictions or conditions as in effect on the Closing Date, as same may be amended or modified from time to time, or contained in any Indebtedness which refinances Indebtedness subject to such restrictions, in each case so long as the respective restrictions are not made materially more restrictive and (I) the foregoing shall not apply to restrictions and conditions imposed on Intermediate Holdings, the Borrower or any Subsidiary by the terms of any Indebtedness of Intermediate Holdings, the Borrower or any Subsidiary permitted to be incurred hereunder, so long as the restrictions and conditions are customary and not materially less favorable, taken as a whole, to the Lenders than such encumbrances or restrictions hereunder.

SECTION 6.07. Transactions with Affiliates. Except for transactions between or among Loan Parties and the Sithe Parties and their subsidiaries (as such transactions related to the Sithe Parties and their subsidiaries exist on the Closing Date and are set forth on Schedule 6.07 or are permitted pursuant to Section 6.04(q), (r) and (u)), sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that (a) Intermediate Holdings, the Borrower or any Subsidiary Guarantor (i) may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to Intermediate Holdings, the Borrower or such Subsidiary Guarantor (as reasonably determined by Intermediate Holdings, the Borrower or such Subsidiary Guarantor, as the case may be) than could be obtained on an arm’s-length basis from unrelated third parties, (ii) may engage in any of the transactions contemplated by Section 3.13(a), the Reorganization, the Reorganization Documents and the Material Project Documents, (iii) may engage in transactions solely between or amongst one or more Loan Parties, (iv) make the Restricted Payments permitted under Section 6.06, (v) may make investments permitted by Section 6.04, (vi) may make, in the case of the Borrower and Intermediate Holdings, payments, perform services and engage in other transactions pursuant to the Material Project Documents and the Tax Sharing Agreement and (vii) may engage in any non-ordinary course transactions that are (x) on terms and conditions not less favorable to Intermediate Holdings, the Borrower or such Subsidiary Guarantor (as reasonably determined by the Borrower) than could be obtained on an arm’s-length basis from unrelated third parties and (y) of a Fair Market Value less than $10,000,000 and (b) any Subsidiary of the Borrower that is not a Loan Party may (i) may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to such non-Loan Party Subsidiary (as reasonably determined by such non-Loan Party Subsidiary) than could be obtained on an arm’s-length basis from unrelated third parties, (ii) may engage in any of the transactions contemplated by the Reorganization, the Reorganization Documents and the Material Project Documents and (iii) may engage in transactions between one or more Subsidiaries that are not Loan Parties (other than the Sithe Parties and their subsidiaries, provided that such Persons may engage in transactions between themselves).

SECTION 6.08. Business of Borrower and Subsidiaries. With respect to the Borrower and its Subsidiaries, engage at any time in any business or business activity other than the business currently conducted by it and business activities reasonably incidental thereto.

SECTION 6.09. Other Indebtedness and Agreements. (a) Permit (i) any waiver, supplement, modification, amendment, termination or release of any indenture,

instrument or agreement pursuant to which the Sithe Debt or the Sithe Subordinated Indebtedness is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner materially adverse to Intermediate Holdings, the Borrower, any of the Subsidiaries or the Lenders, (ii) any waiver, supplement, modification or amendment of its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect or (iii) amend any of the Independent Manager or separateness provisions set forth in Sections 6, 8, 9, 20 or 21 of each of the Limited Liability Company Operating Agreement as such separateness provisions relate to Independent Approval Matters (as defined in each Limited Liability Company Operating Agreement); provided that technical amendments to such provisions shall be permitted solely to permit the admission of additional Members (as defined in such Limited Liability Company Operating Agreements) in connection with the GasCo Equity Sale or any sale of Intermediate Holdings’ Equity Interests, in each case as permitted pursuant to the Loan Documents.

(b) (i) Make any prepayment, redemption, repurchase, defeasance, or other unscheduled payment of the Sithe Subordinated Indebtedness or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes unless the holder of such Sithe Subordinated Indebtedness is the Borrower or a Subsidiary Guarantor or (ii) refinance or extend the maturity of the Sithe Debt.

(c) Except to the extent any of the following actions, either individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Effect (taken as a whole after giving effect to all applicable amendments, modifications, changes, consents, waivers and approvals and after giving effect to any Replacement Project Document), neither the Borrower nor any other Loan Party will cancel or terminate any Material Project Documents or consent to or accept any cancellation or termination thereof, or amend, modify or change any term or condition of any Material Project Document or give any consent, waiver or approval thereunder, waive any default under or any breach of any term or condition of any Material Project Document or cause or allow the assignment of the rights or obligations of any Loan Party to any Material Project Document other than pursuant to the Loan Documents.

SECTION 6.10. Capital Expenditures.

(a) Subject to following the clauses (b) through (e), permit the aggregate amount of Capital Expenditures made by the Borrower and the Subsidiaries in any period set forth on Schedule 6.10(a) to exceed the amount set forth on Schedule 6.10(a) for such period.

(b) The amount of permitted Capital Expenditures set forth on Schedule 6.10(a) in respect of any fiscal year commencing with the fiscal year ending on December 31, 2012, shall be increased (but not decreased) by the amount of unused permitted Capital Expenditures for the immediately preceding fiscal year (after utilization of any carry-forward into such fiscal year); provided that the amount of such carry-forward shall not exceed the amount of Capital Expenditures set forth on Schedule 6.10(a) for such preceding fiscal year.

(c) In addition to the foregoing, in the event the amount of Capital Expenditures made by the Borrower and its Subsidiaries in any fiscal year exceeds (or is expected to exceed) the amount that would be permitted above, Borrower may elect by written notice to the Administrative Agent to increase the amount so permitted by an amount up to the Capital Expenditures permitted under clause (a) above for the immediately succeeding fiscal year (such amount so elected by the Borrower being the “CapEx Pullback Amount”). The actual amount of the CapEx Pullback Amount expended by Borrower and its Subsidiaries in such fiscal year shall reduce, on a dollar for dollar basis, the amount of Capital Expenditures permitted above for the immediately succeeding fiscal year.

(d) In addition to the foregoing, the Borrower and its Subsidiaries may make Capital Expenditures required by any legislation or regulation identified on Schedule 6.10(d) that becomes any Environmental Law up to an aggregate amount not to exceed $50,000,000.

(e) In addition to the foregoing, the Borrower and its Subsidiaries may make Capital Expenditures from any Net Cash Proceeds of issuances of Equity Interests of the Borrower made during any fiscal year or from the GasCo Equity Sale.

SECTION 6.11. Fiscal Year. With respect to Intermediate Holdings and the Borrower, change their fiscal year-end to a date other than December 31.

SECTION 6.12. Certain Equity Securities. Issue any Equity Interest that is not Qualified Capital Stock unless treated as Indebtedness for purposes of Section 6.01 and incurred in compliance therewith.

SECTION 6.13. Permitted Activities of Intermediate Holdings. Solely in the case of Intermediate Holdings, (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under this Agreement and the other Loan Documents, (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it other than the Liens created under the Security Documents to which it is a party, (c) engage in any business or activity or own any assets other than (i) holding at least 80% of the Equity Interests of the Borrower, (ii) performing its obligations and activities incidental thereto under the Loan Documents, the Material Project Documents and the Tax Sharing Agreement and (iii) making Restricted Payments, payments, redemptions, repurchases or retirings of Indebtedness and investments to the extent permitted by this Agreement, (d) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person, other than the GasCo Equity Sale or (e) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons (other than its subsidiaries).

SECTION 6.14. Foreign Subsidiaries. Organize, create, form or acquire any subsidiary other than a Domestic Subsidiary.

SECTION 6.15. Formation of Subsidiaries. Directly or indirectly, organize or invest in or permit any of its subsidiaries to directly or indirectly organize or invest in any new subsidiary unless the amounts invested therein are permitted under Section 6.04 and such subsidiary complies with the requirement of Section 5.12 applicable to it.

SECTION 6.16. Limitations on Deposit Accounts and Securities Accounts. Establish or maintain any deposit account or securities account, other than (a) except as, and for the period permitted, pursuant to Section 5.17(a), deposit accounts or securities accounts subject to Control Agreements, (b) accounts holding no more than $10,000,000 in the aggregate for any five consecutive Business Days, (c) accounts of the Borrower or any Subsidiary on which a Lien is permitted pursuant to Section 6.02, (d) so long as any subsidiary of Sithe Energies, Inc is not a Loan Party, the accounts of such subsidiary or (e) any other payroll account, trust account, escrow account, zero balance account or substantially similar account, in each case to the extent remaining such type of account.

ARTICLE VII

Events of Default

In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Term Loan or any Administrative Agent Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d) default shall be made in the due observance or performance by Intermediate Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a) (in the case of Intermediate Holdings and Borrower only), 5.05(a) or 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by Intermediate Holdings, the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue (x) in the case of Section 5.02 unremedied for a period of five Business Days and (y) in the case of all other defaults set forth in this clause (e), unremedied for a period of 30 days, in each case, after the earlier of (i) notice thereof from the Administrative Agent to the Borrower (which notice shall also be given at the request of any Lender) or (ii) knowledge thereof of Intermediate Holdings or the Borrower;

(f) (i) Intermediate Holdings, the Borrower or any Subsidiary shall fail to pay any principal, interest or any other amount, regardless of amount (beyond the period of grace, if any, provided therein), due in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any other event or condition occurs, in any such case, that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, but after giving effect to any required lapse of time) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted under the documentation providing for such Indebtedness;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Intermediate Holdings, the Borrower or any Subsidiary (other than an Immaterial Subsidiary), or of a substantial part of the property or assets of Intermediate Holdings, the Borrower or a Subsidiary (other than an Immaterial Subsidiary), under any Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Intermediate Holdings, the Borrower or any Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of the property or assets of Intermediate Holdings, the Borrower or a Subsidiary or (iii) the winding-up or liquidation of Intermediate Holdings, the Borrower or any Subsidiary (other than an Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) Intermediate Holdings, the Borrower or any Subsidiary (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Intermediate Holdings, the Borrower or any Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of the property or assets of Intermediate Holdings, the Borrower or any Subsidiary (other than an Immaterial Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments, decrees or orders of any court for, except in the case of clause (ii) below, the payment of money (excluding any amount paid or covered by insurance of a reputable and solvent insurance company that has not denied or disputed such coverage) shall be rendered against Intermediate Holdings, the Borrower, any Subsidiary (other than any Immaterial Subsidiary) or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed or bonded, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Intermediate Holdings, the Borrower or any Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $50,000,000 or (ii) is for injunctive relief and has resulted in a Material Adverse Effect;

(j) an ERISA Event shall have occurred that, when taken together with all other such ERISA Events of the Borrower and its ERISA Affiliates, results in or would reasonably be expected to result in a Material Adverse Effect;

(k) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Subsidiary Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Subsidiary Guarantor in accordance with the terms of the Loan Documents);

(l) any security interest on any material portion of the Collateral purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in any collateral covered thereby;

(m) any Indebtedness of Intermediate Holdings and its Subsidiaries constituting Material Indebtedness and which by its terms purports to be subordinated in right of payment to the Obligations shall cease (or any relevant Loan Party shall so assert), for any reason, to be validly subordinated to the Obligations as, and to the extent, provided in the agreements evidencing such other subordinated Indebtedness;

(n) there shall have occurred a Change in Control; or

(o) (i) the Borrower or any other Loan Party shall fail to perform or observe any term, covenant or agreement contained in any Material Project Document on its part to be performed or observed if such failure has caused a Material Adverse Effect; (ii) any party (other than the Borrower or any other Loan Party) to any of the Material Project Documents shall fail to perform or observe any term, covenant or agreement contained in such agreement on its part to be performed or observed if such failure shall remain unremedied for 60 days, such failure has caused a Material Adverse Effect, and the Borrower or the applicable Loan Party shall not have entered into a Replacement Project Document within such period; or (iii) (A) any provision of any Material Project Document after delivery thereof shall for any reason cease to be valid and binding on or enforceable against any party thereto (except upon fulfillment of such party’s obligations thereunder), or any such party shall so state in writing, and such event has caused a Material Adverse Effect, or (B) any Material Project Document shall be terminated prior to its stated maturity and such termination has caused a Material Adverse Effect, and, in each such case, the Borrower or the applicable Loan Party shall not have entered into a Replacement Project Document;

then, and in every such event (other than an event described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take the following actions, at the same or different times: declare the Term Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Administrative Agent Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event described in paragraph (g) or (h) above, the principal of the Term Loans then outstanding, together with accrued interest thereon and any unpaid accrued Administrative Agent Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

The Administrative Agent and the Collateral Trustee; Etc.

Each Lender hereby irrevocably appoints the Administrative Agent and the Collateral Trustee (for purposes of this Article VIII, the Administrative Agent and the Collateral Trustee are referred to collectively as the “Agents”) to act on its behalf as the Agents hereunder and under the Loan Documents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent or Collateral Trustee, as applicable, is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and (ii) negotiate, enforce or the settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

The Person serving as the Administrative Agent and/or the Collateral Trustee hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with Intermediate Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder and without any duty to account therefor to the Lenders.

Neither Agent shall have any duties or obligations except those expressly set forth herein and in the Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided for herein or in the other Loan Documents); provided that neither Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) except as expressly set forth herein and in the other Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Intermediate Holdings, the Borrower or any of the Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent and/or Collateral Trustee or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary , under the circumstances as provided in Article VII or Section 9.08) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final non-appealable judgment. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Intermediate Holdings, the Borrower or a Lender. Neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein and therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the reasonable satisfaction of a Lender, each Agent may presume that such condition is reasonably satisfactory to such Lender unless such Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Agent. Neither Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Each Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent or Collateral Trustee, as the case may be, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. If the Person serving as Agent is a Defaulting Lender, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Agent and, in consultation with the Borrower, appoint a successor Administrative Agent or Collateral Trustee, as the case may be. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date. With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (a) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by such Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Joint Lead Arrangers, the Joint Syndication Agents, the Co-Documentation Agents and the Co-Manager listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Trustee or a Lender hereunder; it being understood and agreed that each of the Joint Lead Arrangers, the Joint Syndication Agents, the Co-Documentation Agents and the Co-Manager shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents. Without limitation of the foregoing, neither the Joint Lead Arrangers, the Joint Syndication Agents, the Co-Documentation Agents nor the Co-Manager in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and Agents under Section 9.05) allowed in such judicial proceeding and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same and, in either case, any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to such Agent and, in the event that such Agent shall consent to the making of such payments directly to the Lenders, to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due such Agent under Sections 9.05.

The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to instruct Collateral Trustee, in accordance with the Intercreditor Agreement, (a) to release any Lien on any property granted to or held by the Collateral Trustee under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (iii) subject to Section 9.08, if approved, authorized or ratified in writing by the Required Lenders, (b) to subordinate any Lien on any property granted to or held by the Collateral Trustee under any Loan Document to the holder of any Lien on such property that is permitted by Sections 6.02(a), (h), (r), (s) and (t), and (c) to release any Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents. Upon request by the Collateral Trustee at any time, the Required Lenders will confirm in writing the Collateral Trustee’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement pursuant to this Article VIII. The Collateral Trustee shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Trustee’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Trustee be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices; Electronic Communications. Except in the case of notices and other communications expressly permitted to be given by telephone (and except for electronic communication provided below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(a) if to the Borrower or if to Intermediate Holdings, to:

1000 Louisiana Street, Suite 5800

Houston, Texas 77002-5050

Attn: General Counsel

Telecopy: (713) 356-2200

Telephone: (713) 507-6400

(a) if to the Administrative Agent or the Collateral Trustee, to:

Credit Suisse, Agency Manager,

One Madison Avenue,

New York, NY 10010

Fax No. 212-322-2291

Email: agency.loanops@credit-suisse.com

(b) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications, to the extent provided in the immediately succeeding paragraph below, shall be effective as provided in said paragraph.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Administrative Agent or any of its Related Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by Administrative Agent or any of its Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information:

(1) the Loan Documents and (2) notification of changes in the terms of the Credit Facilities.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower or Intermediate Holdings herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Term Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any Administrative Agent Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid. The provisions of Sections 2.14, 2.16, 2.20, 9.05 and 9.16 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Term Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Trustee or any Lender; provided that, with respect to any Lender or any Participant, Section 9.16 shall remain operative and in full force and effect for a period one year following the repayment in full of such Person’s Term Loans.

SECTION 9.03. Binding Effect. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Agent and each Lender and any such attempted transfer or assignment shall be null and void, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Joint Lead Arrangers, the Co-Manager and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s principal outstanding balance of the Term Loans or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned and (B) in any case not described in paragraph (b)(i)(A) of this Section, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, in the case of any assignment in respect of Term Loans, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the consent of the Borrower pursuant to this clause (i)(B) shall be deemed to be given if the Borrower does not consent to or reject such assignment within 10 days of receipt of notice thereof.

(ii) Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Credit Facilities on a non-pro rata basis.

(iii) No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition, the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) shall be required for assignments in respect of any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) The parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Assumption, via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, in each case, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive or reduce such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms.

(v) No such assignment shall be made to any Disqualified Lender; provided that no Agent shall have any liability or responsibility to monitor, police or control any assignments to Disqualified Lenders.

(vi) No such assignment shall be made to (A) a natural Person, or (B) the Borrower or any of its Affiliates; provided that this clause (B) shall not apply with respect to any Affiliate of the Borrower for assignments (I) permitted pursuant to Section 2.12(e), (II) to a Qualified Debt Investor or (III) in connection with the primary syndication of the Term Loans.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections Sections 2.14, 2.16, 2.20 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.

(c) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the outstanding balances of its Term Loans without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and

Assumption, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Assumption, (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption, (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Trustee, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Trustee to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Trustee, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amounts of and stated interest on the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent to such assignment and any applicable tax forms or other documentation, the Administrative Agent shall (i) accept such Assignment and Assumption and

(ii) promptly record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Agents and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.05(c) with respect to any payments made by such Lender to its Participant(s). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver decreasing any fees payable to such Participant or the amount of principal of or the rate at which interest is payable on the Term Loans in which such Participant has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Term Loans in which such Participant has an interest or releasing all or substantially all of the value of the Guarantees provided by the Subsidiary Guarantors (other than in connection with the sale of the respective Subsidiary Guarantors in a transaction permitted by Section 6.05) or releasing all or substantially all of the Collateral. The Borrower agrees that each Participant shall, subject to the last sentence of this clause (f), be entitled to the benefits of Sections 2.14, 2.16 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 2.21 as if it were an assignee under paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided that such Participant agrees to be subject to Sections 2.18 and 9.17 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other rights or obligations under the Loan Documents (each such register, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of any Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Term Loans or other rights or obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Term Loan or other right or obligation is in registered form under

Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in a Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. A Participant shall not be entitled to receive any greater payment under Sections 2.14, 2.16 and 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 to the extent such Participant fails to comply with Section 2.20(e) and (f) as though it were a Lender.

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the respective permitted assignee or participant or proposed permitted assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Term Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Term Loan, the Granting Lender shall be obligated to make such Term Loan pursuant to the terms hereof. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under Debtor Relief Law. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Term Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Term Loans and (ii) disclose on a confidential basis any non-public information relating to its Term Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

SECTION 9.05. Expenses; Indemnity. (a) The Borrower and Intermediate Holdings shall pay, jointly and severally, (i) all reasonable and documented out-of-pocket expenses incurred by the Agents, the Joint Lead Arrangers, the Co-Manager and their Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agents and of a single local counsel in each relevant jurisdiction) in connection with the syndication of the Credit Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Agents and any Lender (including the reasonable fees, charges and disbursements of any counsel for any Agents, the Joint Lead Arrangers, the Co-Manager or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Term Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans.

(b) The Borrower and Intermediate Holdings shall indemnify, jointly and severally, each Agent (and any sub-agent thereof), each Joint Lead Arranger, the Co-Manager, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of one firm of counsel for any Indemnitee and, if necessary, one firm of local counsel in each appropriate jurisdiction), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries (except to the extent such Release occurs solely following foreclosure upon such property and is not caused by or does not otherwise arise out of any action or inaction by any Loan Party), or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) are owed with respect to disputes between and among Indemnitees (other than disputes against any Indemnitee in its capacity, or in fulfilling its role as, an administrative agent or arranger (or against any other Indemnitee acting in its capacity as affiliate, officer, director or employee for such administrative agent or arranger acting in such capacity or role), or any similar role under the Credit Facility).

If for any reason the foregoing indemnification is unavailable to an Indemnitee or insufficient to hold it harmless, then the Borrower and Intermediate Holdings will contribute to the amount paid or payable by such Indemnitee as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Borrower and Intermediate Holdings and their respective Subsidiaries, Affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) the Indemnitee on the other hand in the matters contemplated by the Transactions as well as the relative fault of (x) the Borrower and Intermediate Holdings and their respective Subsidiaries, Affiliates, shareholders, partners, members or other equity holders on the one hand and (y) the Indemnitee with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The indemnity and contribution obligations of the Borrower and Intermediate Holdings under this paragraph will be in addition to any liability which the Borrower and Intermediate Holdings may otherwise have and will be binding upon and inure to the benefit of any successors and assigns of the Borrower and Intermediate Holdings, the Indemnitees, any such Subsidiaries and any such Affiliates.

(c) To the extent that Intermediate Holdings and the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to any Agent (or any sub-agent thereof), any Joint Lead Arranger, the Co-Manager or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent) such Joint Lead Arranger, the Co-Manager or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Term Loans at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) such Joint Lead Arranger or the Co-Manager in its respective capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) such Joint Lead Arranger or the Co-Manager in connection with such capacity. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the outstanding Term Loans at the time.

(d) To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any Indemnitee or Loan Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan, or the use of the proceeds thereof; provided that such waiver shall not include or affect in any way the obligations of the Borrower and Intermediate Holdings to indemnify the Indemnitees as set forth in this Section 9.05. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder. All amounts due under this Section shall be payable within 10 Business Days after demand therefor.

SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Person of which such Lender is a subsidiary, each Person which is a subsidiary of such Lender and such Person and its subsidiaries (collectively, the “Lender Party”) are, in each case, hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender Party, to or for the credit or the account of the Borrower or Intermediate Holdings against any and all of the obligations of the Borrower or Intermediate Holdings now or hereafter existing under this Agreement or any other Loan Document to such Lender Party, irrespective of whether or not such Lender Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or Intermediate Holdings may be contingent or unmatured or are owed to a branch or office of such Lender Party different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender Party under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender Party may have. Each Lender Party agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Trustee or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Trustee and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or Intermediate Holdings in any case shall entitle the Borrower or Intermediate Holdings to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, Intermediate Holdings and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Term Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Term Loan, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Term Loans or decrease or extend the date for payment of any fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(a) or the provisions of this Section or release all or substantially all of the value of the Guarantees provided by the Subsidiary Guarantor (other than in connection with the sale of such Subsidiary Guarantor in a transaction permitted by Section 6.05) or releasing all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights of Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans of each adversely affected Class, (v) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(i) without the written consent of such SPV or (vi) amend or modify the definition of the terms “Required Lenders” or “Supermajority Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments on the date hereof); provided, further, however, that no such agreement shall (w) amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Trustee or hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Trustee, (x) waive, amend or modify the provisions of Sections 6.01, 6.02, 6.06, 6.07, 6.09(a)(iii), (y) amend or modify the provisions of paragraph (n) of Article VII or the definitions of “Change of Control”, “Equity Interests”, “Parent”, “Pledge Agreement” or “Intercreditor Agreement” or (z) amend or modify the first priority ranking (subject to Liens permitted by Section 6.02) of the Liens on, and security interest in, the Collateral, in the case of clauses (x), (y) and (z), without the prior written consent of the Supermajority Lenders.

Notwithstanding anything to the contrary herein, no Affiliated Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or any plan of reorganization, and all such Term Loans held by such Affiliated Lender for purposes hereof shall be automatically deemed to be voted pro rata according to the Term Loans of all other Lenders in the aggregate (other than any Affiliated Lenders); provided, however, that Affiliated Lenders shall have the right to approve or disapprove any amendment, waiver or consent hereunder or any plan or reorganization that in either case adversely affects the rights or obligations of such Affiliated Lender hereunder or under any other Loan Document in any material respect as compared to other Lenders.

(c) The Administrative Agent and the Borrower may amend any Loan Document to correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Lender. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts which are treated as interest on such Term Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Term Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Term Loans or participations or periods shall be increased

(but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10. Entire Agreement. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Trustee and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement, the other Loan Documents or the Transactions, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action, litigation or proceeding may be heard only and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(b) The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 9.16. Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as (or no less restrictive than) those of this Section, to (i) any permitted assignee of or Participant in, or any prospective permitted assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facilities; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to any Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” shall mean all information received from Intermediate Holdings, the Borrower or any of its Subsidiaries relating to Intermediate Holdings, the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from Intermediate Holdings, the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.17. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 9.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 9.18. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Intermediate Holdings and the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the other Loan Parties in accordance with the USA PATRIOT Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DYNEGY POWER, LLC, as Borrower

By	/s/ Clint C. Freeland
	Name:	Clint C. Freeland
	Title:	Executive Vice President and
Chief Financial Officer

DYNEGY GAS INVESTMENTS HOLDINGS, LLC,
as Intermediate Holdings

by	/s/ Clint C. Freeland
	Name:	Clint C. Freeland
	Title:	Executive Vice President and
Chief Financial Officer

CREDIT SUISSE AG, Cayman Islands Branch, individually as Lender and as Administrative Agent and Collateral Trustee

by	/s/ James Moran
	Name:	James Moran
	Title:	Managing Director

by	/s/ Nupur Kumar
	Name:	Nupur Kumar
	Title:	Vice President

CREDIT SUISSE SECURITIES (USA) LLC, as a Joint Lead Arranger

by	/s/ James S. Finch
	Name:	James S. Finch
	Title:	Managing Director

GOLDMAN SACHS LENDING PARTNERS LLC, as a Joint Lead Arranger

by	/s/ Sridharan Kannan
	Name:	Sridharan Kannan
	Title:	Authorized Signatory

BARCLAYS CAPITAL, the Investment Banking Division of Barclays Bank PLC, as Co-Manager

by	/s/ Ann E. Sutton
	Name:	Ann E. Sutton
	Title:	Director

SCHEDULE 1.01(A)

SUBSIDIARY GUARANTORS

Black Mountain CoGen, Inc.

Blue Ridge Generation LLC

Casco Bay Energy Company, LLC

Dynegy Equipment, LLC

Dynegy Kendall Energy, LLC

Dynegy Morro Bay, LLC

Dynegy Moss Landing, LLC

Dynegy Oakland, LLC

Dynegy Power Generation Inc.

DYNEGY SOUTH BAY, LLC

Ontelaunee Power Operating Company, LLC

Sithe Energies, Inc.

Sithe/Independence LLC

SCHEDULE 1.01(a)

SCHEDULE 1.01(B)

MORTGAGED PROPERTY

	Property	State	Mortgagor
1.	CASCO BAY 125 Shore Road Veazie, ME, 04401 Penobscot County, Maine	ME	Casco Bay Energy Company, LLC

2.	KENDALL 1401 County Line Road Minooka, IL 60447 Kendall and Grundy Counties, Illinois	IL	Dynegy Kendall Energy, LLC

3.	MORRO BAY 1290 Embarcadero Morro Bay, CA 93442 San Luis Obispo County, California	CA	Dynegy Morro Bay, LLC

4.	MOSS LANDING HWY 1 & Dolan Road Moss Landing, CA 95039 Monterey County, California	CA	Dynegy Moss Landing, LLC

5.	OAKLAND 50 Martin Luther King Way Oakland, CA 94607 Alameda County, California	CA	Dynegy Oakland, LLC

6.	ONTELAUNEE 5115 Pottsville Pike Reading, PA 19605 Berks County, Pennsylvania	PA	Ontelaunee Power Operating Company, LLC

SCHEDULE 1.01(b)

SCHEDULE 1.01(C)

EXCLUDED OBLIGATIONS

None.

SCHEDULE 1.01(c)

SCHEDULE 2.01

LENDERS AND TERM LOAN COMMITMENTS

Lender	Term Loan Commitment
Credit Suisse, Cayman Islands Branch	$506,000,000
Goldman Sachs Lending Partners LLC	$484,000,000
Barclays Bank PLC	$110,000,000
Total:	$1,100,000,000

SCHEDULE 2.01

SCHEDULE 3.07

RIGHTS OF FIRST REFUSAL AND OPTIONS WITH

RESPECT TO MORTGAGED PROPERTIES

NONE.

SCHEDULE 3.07

SCHEDULE 3.08

SUBSIDIARIES

Loan Parties and Subsidiaries	Entity Interest Held By	Percentage of Equity Owned
Black Mountain CoGen, Inc. (Delaware corporation)	Dynegy Power, LLC (Delaware LLC)	100%
Blue Ridge Generation LLC (Delaware LLC)	Dynegy Power, LLC (Delaware LLC)	100%
Dynegy Equipment, LLC (Delaware LLC)	Dynegy Kendall Energy, LLC (Delaware LLC)	100%
Dynegy Kendall Energy, LLC (Delaware LLC)	Dynegy Power, LLC (Delaware LLC)	100%
Ontelaunee Power Operating Company, LLC (Delaware LLC)	Dynegy Power, LLC (Delaware LLC)	100%
Dynegy Power Generation Inc. (Delaware corporation)	Dynegy Power, LLC (Delaware LLC)	100%
Sithe Energies, Inc. (Delaware corporation)	Dynegy Power, LLC (Delaware LLC)	100%
Sithe/Independence LLC (Delaware LLC)	Sithe Energies, Inc. (Delaware corporation)	100%
Sithe/Independence Funding Corporation (Delaware corporation)	Sithe/Independence Power Partners, L.P. (Delaware limited partnership)	100%
Sithe/Independence Power Partners, L.P. (Delaware limited partnership)	Sithe Energies, Inc. (Delaware corporation)	99	% LP
	Sithe/Independence LLC (Delaware LLC)	1	% GP
Dynegy Oakland, LLC (Delaware LLC)	Dynegy Power Generation Inc. (Delaware corporation)	100%
Dynegy South Bay, LLC (Delaware LLC)	Dynegy Power Generation Inc. (Delaware corporation)	100%
Dynegy Morro Bay, LLC (Delaware LLC)	Dynegy Power Generation Inc. (Delaware corporation)	100%
Dynegy Moss Landing, LLC (Delaware LLC)	Dynegy Power Generation Inc. (Delaware corporation)	100%
Casco Bay Energy Company, LLC (Delaware LLC)	Dynegy Power Generation Inc. (Delaware corporation)	100%

SCHEDULE 3.08

SCHEDULE 3.09

LITIGATION

1. Voices of the Wetlands v. California State Water Resources Control Board, et al., Case No. S160211 (Cal. Sup. Ct.). The California Regional Water Quality Control Board (Water Board) issued an NPDES permit for the Moss Landing Power Plant in 2000 that did not require closed cycle cooling. A local environmental group challenged the best technology available (BTA) determination of the permit. The Water Board’s decision was affirmed by the Superior Court in 2004 and by the Court of Appeals in 2007. The Supreme Court of California granted review in March 2008. Oral argument was held on May 24, 2011. We await the court’s decision.

2. Libertyview/PSEG Litigation – On July 21, 2011, the following two lawsuits were filed against Dynegy Holdings Inc. (“DHI”) challenging the proposed reorganization: (i) Libertyview Credit Opportunities Fund, L.P. et al v. Dynegy Holdings, Inc., (Index No. 651998/11) in Supreme Court of the State of New York (the “New York Action”) and (ii) Roseton OL, LLC and Danskammer OL, LLC v. Dynegy Holdings, Inc., (C.A. No. 6689-VCP) in the Court of Chancery of the State of Delaware (the “Delaware Action”). Both lawsuits seek to enjoin the proposed reorganization based on purported breaches of guarantees issued by DHI in connection with two sale lease back transactions in which DHI’s subsidiaries, Dynegy Roseton, L.L.C. and Dynegy Danskammer, L.L.C., leased certain power-generating facilities located in Newburgh, New York. The New York Action was stayed in favor of the Delaware Action. The plaintiffs in the Delaware Action filed a motion for a temporary restraining order (“TRO”) to enjoin the Reorganization on July 21, 2011. DHI opposed the motion by arguing, among other things, that the unambiguous language of the Guaranties expressly permits the reorganization. On July 29, 2011, the Delaware court denied the TRO in the Delaware Action, finding that plaintiffs had failed to show a likelihood of success on the merits, irreparable harm or that the balancing of the equities favored them. On July 31, 2011, plaintiffs in the Delaware Action filed an application for certification of an interlocutory appeal of the court’s order, as well as a motion for an injunction pending appeal and a motion to expedite the proceedings, and on August 1, 2011, the court entered an order expediting DHI’s response to the plaintiffs’ application for a certification of the interlocutory order. On August 4, 2011, the Court of Chancery denied plaintiffs’ application to certify an interlocutory appeal and motion for an injunction pending appeal. The Delaware plaintiffs made an application to the Supreme Court of Delaware for certification of an interlocutory appeal and for an injunction pending appeal. DHI’s response is due August 5, 2011.

SCHEDULE 3.09

SCHEDULE 3.17

ENVIRONMENTAL MATTERS

1. Known historical contamination/recognized environmental conditions have been identified at the following facilities, as described in the referenced sections of the following reports:

Facility	Title/Author	Area/Issue & Report Section
Morro Bay	Phase II Environmental Site Assessment Report / Fluor Daniel GTI, July 1997 Phase I Environmental Site Assessment / TRC, October 28, 2005

Remedial Issues I-II: I. petroleum hydrocarbons in soil and groundwater (Section 5.2.1), and II. petroleum hydrocarbons near oil transfer pond (Section 5.2.2); impacts under petroleum storage tanks (Section 6.1); impacts under permanent structures (Section 6.2); impacts under active RCRA units (Section 6.3)

Friable asbestos debris in onsite tank farm soils, soil and groundwater impacts from abandoned septic system – power plant property, material threat of release from abandoned oil line – oil pipeline easement, potential for lead contamination in soil where lead painted equipment has been maintained or dismantled, potential for hydrocarbon contamination in soil at the offsite tank farm secondary containment basin (Section 8.0)

Moss Landing	Phase II Environmental Site Assessment / Fluor Daniel GTI July 1997	Remedial Issues I –IV: VOC in groundwater (Section 5.2.1), II. chromium in groundwater (Section 5.2.2), III. petroleum hydrocarbons in soil (Section 5.2.3), and IV. petroleum hydrocarbons in groundwater (Section 5.2.4); impacts under petroleum storage tanks (Section 6.1); impacts under permanent structures (Section 6.2); impacts under active RCRA units (Section 6.3)

	Phase I Environmental Site Assessment / TRC, October 31, 2005	Residual oil remaining in soils in the Middle Tank Farm “Area A” and potential for ongoing migration of contamination onsite from offsite locations (Section 8.0)

Oakland	Phase II Environmental Site Assessment / Fluor Daniel GTI, July 1997	Petroleum hydrocarbons in onsite soil ground water and PSH (Section 5.2.1), metals in near surface soil (Section 5.2.2), manmade structures (Section 5.2.3), PAHs in near surface soil (Section 5.2.4); cyanide in soil and groundwater (Section 5.2.5)

South Bay	Phase II Environmental Site Assessment / Flour Daniel GTI July 1998	Fuel Storage Area (Section 2.2.1), Process Treatment and Former Surface Impoundments (Section 2.2.2), Power Generation 2.2.3), Construction Yard and Hazardous Materials Storage Area (Section 2.2.4), Non-operational Area (Section 2.2.5), National City Terminal (Section 2.2.6); Summary (Section 6.1, including inaccessible areas under existing structures)

Roseton	Phase II Environmental Site Assessment / IT Corporation, May 2000	Historically Buried Coal Ash Area (Section 4.1), Tank Farm Fuel Oil Discharge (Section 4.2)

Danskammer	Phase II Environmental Site Assessment / IT Corporation, May 2000	Coal Storage Areas (Section 4.4), Sludge Drying Bed (Section 4.5), Historically Buried Coal Ash Area (Section 4.6)

2. California Regional Water Quality Control Board, San Diego Region, Order No. R9-2004-0154, NPDES Permit No. CA0001368 (Nov. 10, 2004), Waste Discharge Requirements for Dynegy South Bay, LLC South Bay Power Plant, Finding #19 stated, “Measures to mitigate the detrimental impacts of the SBPP discharge to the discharge channel are needed. Measures to restore the Beneficial Uses of south San Diego Bay and to rehabilitate the damage caused to the biological resources of the Bay are also necessary.” The South Bay Power Plant was retired at the end of 2010. No further action was taken with respect to this Finding during the term of the permit. If, in the future, Dynegy South Bay, LLC is held responsible for remediation/ restoration/rehabilitation of the Bay or the discharge channel, responsibility would likely be shared with the South Bay Power Plant’s prior owners/operators, as well as other sources that have contributed to any damage/detrimental impacts.

3. The California Regional Water Quality Control Board (“Water Board”) issued an NPDES permit for the Moss Landing Power Plant in 2000 that did not require closed cycle cooling. A local environmental group challenged the best technology available (BTA) determination of the permit. The Water Board’s decision was affirmed by the Superior Court in 2004 and by the Court of Appeals in 2007. The Supreme Court of California granted review in March 2008. Voices of the Wetlands v. California State Water Resources Control Board, Case No. S160211 (Cal. Sup. Ct.). The Supreme Court held oral argument on May 24, 2011.

4. The former owner of the Danskammer plant, Central Hudson Gas & Electric Corporation, received information requests related to maintenance, repair and replacement projects undertaken at the Danskammer plant since the 1970’s and 1980’s as follows: (i) the U.S. Environmental Protection Agency (“EPA”) Clean Air Act Section 114 information request dated July 14, 2000 (CAA-02-2000-1525); (ii) New York State Department of Environmental Conservation Coal-Fired Electric Generating Unit Investigation Subpoena Duces Tecum dated January 13, 2000, and (iii) State of New York Office of Attorney General Modifications of Danskammer plant: Request for Information dated October 12, 1999. Central Hudson responded to the July 14, 2000 information request under Section 114 in late 2000. The only additional action taken by either the EPA or the State of New York since then relating to maintenance, repair and replacement projects at Danskammer has been the Section 114 information request sent by the EPA on March 4, 2009 related to projects undertaken since January 2000. There has been no indication that the earlier investigations were formally closed.

5. On March 28, 2002, the EPA issued a Request for Information regarding the Roseton plant related to maintenance, repair and replacement projects undertaken since 1980. CAA-02-2002-1462; EPA Roseton Clean Air Act Section 114 Information Request. Dynegy submitted responses to the Section 114 request on May 6, 2002 and June 17, 2002.

SCHEDULE 3.19(A)

UCC FILING OFFICES

1.	CALIFORNIA SECRETARY OF STATE.

2.	DELAWARE SECRETARY OF STATE

3.	ILLINOIS SECRETARY OF STATE.

4.	MAINE SECRETARY OF STATE.

5.	PENNSYLVANNIA SECRETARY OF STATE.

SCHEDULE 3.19(A)

SCHEDULE 3.19(C)

MORTGAGE FILING OFFICES

	Property	Filing Office

1.	CASCO BAY 125 Shore Road, Veazie, ME, 04401 Penobscot County, Maine	Penobscot County Register of Deeds

2.	KENDALL 1401 County Line Road, Minooka, IL 60447 Kendall and Grundy Counties, Illinois	Kendall County Recorder Grundy County Recorder

3.	MORRO BAY 1290 Embarcadero Marro Bay, CA 93442 San Luis Obispo County, California	San Luis Obispo County Recorder

4.	MOSS LANDING HWY 1 & Dolan Road, Moss Landing, CA 95039 Monterey County, California	Monterey County Recorder

5.	OAKLAND 50 Martin Luther King Way Oakland, CA 94607 Alameda County, CA	Alameda County Recorder

6.	ONTELAUNEE 5115 Pottsville Pike, Reading, PA 19605 Berks County, Pennsylvania	Berks County Recorder of Deeds

SCHEDULE 3.19(c)

SCHEDULE 3.20

PART A - OWNED REAL PROPERTY

1. CASCO BAY: Casco Bay Energy Company, LLC, a Delaware limited liability company – Penobscot County, Maine

2. KENDALL: Dynegy Kendall Energy, LLC, a Delaware limited liability company – Kendall and Grundy Counties, Illinois

3. MORRO BAY: Dynegy Morro Bay, LLC, a Delaware limited liability company – San Luis Obispo County, California

4. MOSS LANDING: Dynegy Moss Landing, LLC, a Delaware limited liability company – Monterey County, California

5. OAKLAND: Dynegy Oakland, LLC, a Delaware limited liability company – Alameda County, California

6. ONTELAUNEE: Ontelaunee Power Operating Company, LLC, a Delaware limited liability company – Berks County, Pennsylvania

PART B - LEASED REAL PROPERTY

None.

SCHEDULE 3.20

SCHEDULE 3.28

DEPOSIT ACCOUNTS AND SECURITIES ACCOUNTS

Deposit Accounts:

Grantor/Holder	Depositary Institution and Address	Account Number
Dynegy Power, LLC

Dynegy Gas Investments Holdings, LLC

SECURITY ACCOUNTS:

NONE.

SCHEDULE 3.28

SCHEDULE 3.30

PERMITS

1. Moss Landing NPDES Permit No. CA0006254/Waste Discharge Requirements Order No. 00-41. The California Regional Water Quality Control Board, Central Coast Region (Water Board) issued an NPDES permit for the Moss Landing Power Plant in 2000 that did not require closed cycle cooling. A local environmental group challenged the best technology available (BTA) determination of the permit. The Water Board’s decision was affirmed by the Superior Court in 2004 and by the Court of Appeals in 2007. The Supreme Court of California granted review in March 2008. Voices of the Wetlands v. California State Water Resources Control Board, Case No. S160211 (Cal. Sup. Ct.). The Supreme Court held oral argument on May 24, 2011. We await the Court’s decision.

SCHEDULE 3.30

SCHEDULE 4(A)

LOCAL COUNSEL

PART (A) (CORPORATE)

DELAWARE

Richards, Layton & Finger

ILLINOIS

Shiff Hardin LLP

PART (B) (REAL ESTATE)

CALIFORNIA

Akin, Gump, Strauss, Hauer & Feld LLP

ILLINOIS

Vedder, Price, Kaufman & Kammholz

MAINE

Pierce Atwood LLP

PENNSYLVANIA

Stevens & Lee P.C.

SCHEDULE 4.20(a)

SCHEDULE 6.01

EXISTING INDEBTEDNESS

Name/Project	All Indebtedness arising under or in connection with the following documents, as they may be amended or supplemented prior to the date hereof

Sithe/Independence

Trust Indenture dated as of January 1, 1993 among Sithe/Independence Power Partners, L.P., Sithe/Independence Funding Corp. and IBJ Schroder Bank and Trust Company, as Trustee.

First Supplemental Indenture dated as of January 1, 1993 to that certain Trust Indenture, dated as of January 1, 1993 among Sithe/Independence Power Partners, L.P., Sithe/Independence Funding Corp. and IBJ Schroder Bank and Trust Company, as Trustee.

Second Supplemental Indenture dated October 23, 2001 to that certain Trust Indenture, dated as of January 1, 1993 among Sithe/Independence Power Partners, L.P., Sithe/Independence Funding Corp. and IBJ Schroder Bank and Trust Company, as Trustee.

Sithe Intercompany Debt	Amended and Restated Base Gas Sales Agreement dated as of October 26, 2002 by and between Sithe Independence Power Partners, L.P. and Enron North America Corp., as amended and restated and in effect as of the date hereof.

SCHEDULE 6.01

SCHEDULE 6.02

EXISTING LIENS

Entity	Jurisdiction	UCCs
		Secured Party	Description of UCC Financing Statement	File number and date

Blue Ridge Generation LLC	DE - SOS	Clear

Casco Bay Energy Company, LLC	DE - SOS	Clear

Dynegy Gas Investments Holdings, LLC	DE - SOS	Clear

Dynegy Kendall Energy, LLC	DE - SOS	Clear

Dynegy Moss Landing, LLC	DE - SOS	Clear

Dynegy Oakland, LLC	DE - SOS	Clear

Dynegy Power, LLC (fka Dynegy Power Corp.)	DE - SOS	Clear
	Harris County, TX	State of Texas	Franchise Tax 1998 through 2000 $13,167.89	V949871 07-22-02

Dynegy South Bay, LLC	DE - SOS	Greatamerica Leasing Cooperation	Leased Copiers	93217889 10-07-09

Dynegy South Bay, LLC (fka LSP South Bay, LLC)	DE - SOS	US Express Leasing, Inc.	Leased canon copiers	63830593 11-02-06

Ontelaunee Power Operating Company, LLC	DE - SOS	Clear

Sithe Energies, Inc.	DE - SOS	Manufacturers and Traders Trust Company, as Collateral Agent	Equipment, Inventory, Receivables, Pledged Equity and Pledged Debt, Accounts, Assigned Agreements, IP, Commercial Tort Claims Continuation Continuation Continuation	9301072 01-26-93 9800496 12-24-97 21877277 07-30-02 74219852 11-06-07
		Manufacturers and Traders Trust Company, as Collateral Agent	In lieu continuation Limited partnership interest in Sithe/Indepedence Power Partners, L.P. Continuation	21876428 07-30-02 71075109 03-22-07

Sithe/Independence LLC	DE - SOS	Manufacturers and Traders Trust Company, as Collateral Agent	General partnership interest in Sithe/Indepedence Power Partners, L.P. Continuation Continuation Continuation Amendment	9301074 01-26-93

SCHEDULE 6.02

	DE - SOS	Manufacturers and Traders Trust Company, as Collateral Agent	In lieu continuation General partnership interest in Sithe/Indepedence Power Partners, L.P. Continuation	21876303 07-30-02
	DE - SOS	Manufacturers and Traders Trust Company, as Collateral Agent	General partnership interest in Sithe/Indepedence Power Partners, L.P.	30395742 03-22-07

Black Mountain CoGen, Inc.	DE - SOS	ABN AMRO Bank, N.V.	In lieu of continuation Partnership interest in Nevada Cogeneration Associates #1 Continuation	10890348 08-22-01 61219302 04-11-06

Dynegy Morro Bay, LLC	DE - SOS	Clear

Dynegy Power Generation Inc. (fka Dynegy Gen Finance Co, LLC by way of merger)	DE - SOS	Clear

SCHEDULE 6.02

SCHEDULE 6.07

EXISTING SITHE PARTIES

TRANSACTIONS WITH AFFILIATES

All transactions contemplated by that certain Asset Management Agreement dated as of December 10, 2008 by and between Sithe/Independence Power Partners, L.P. and Dynegy Marketing and Trade, LLC as amended and restated and in effect as of the date hereof.

Energy Management Agreement dated as of July 1, 2001, between Dynegy Marketing and Trade, LLC and Sithe/Independence Power Partners, L.P., as amended.

Tolling Agreement dated as of July 1, 2001, between Dynegy Marketing and Trade, LLC and Sithe/Independence Power Partners, L.P., as amended.

Collateral and Credit Support Agreement dated as of August 4, 2011, among Sithe/Indepence Power Partners L.P., Dynegy Power Marketing, L.L.C. and Dynegy Marketing and Trade, LLC.

SCHEDULE 6.07

SCHEDULE 6.10(A)

PERMITTED CAPITAL EXPENDITURES

Capital Expenditures made in any fiscal year, commencing from the Closing Date, in an amount not to exceed $80,000,000.

SCHEDULE 6.10(a)

SCHEDULE 6.10(D)

ENVIRONMENTAL CAPITAL EXPENDITURES

AND PROPOSED LEGISLATION

1. Greenhouse Gases (“GHG”)

A. Federal

a. Federal Legislation regarding GHG. Since 2003 several bills have been introduced in Congress that, if passed, would compel reductions in CO2 (and/or GHG) emissions from power plants. Future enactment of federal legislation requiring GHG emission reductions from power plants remains possible.

b. Federal Regulation of GHG.

Prevention of Significant Deterioration (“PSD”). On June 3, 2010 (75 Fed. Reg. 31514), the U.S. Environmental Protection Agency (“EPA”) issued a final rule to “phase in” new GHG emissions applicability thresholds for its PSD permit program and for the Title V operating permit program (the “GHG Tailoring Rule”). Application of the PSD program to GHG emissions will require implementation of best available control technology (“BACT”) for new and modified sources of GHG. States also have taken, are taking or may take regulatory action to incorporate the federal GHG Tailoring Rule requirements into state air permit programs.

(ii) GHG NSPS/Emission Guidelines. On December 30, 2010, the EPA published a Notice of Proposed Settlement Agreement of a CAA citizen suit in New York, et al. v. EPA, a challenge to its 2006 final new source performance standards (NSPS) for electric utility steam generating units (“EGUs”), which did not establish standards of performance for GHG emissions. The settlement, as subsequently modified, requires the EPA to issue a proposed NSPS for control of GHG emissions from new and modified EGUs, as well as proposed emission guidelines for control of GHG emissions from existing EGUs, by September 30, 2011 and to finalize the standards by May 26, 2012.

B. State

Many states have considered, will consider, are considering, or are in some stage of implementing state-only (including regional) requirements intended to reduce emissions of GHGs from stationary sources, including power plants, as a means of addressing climate change. Any state in which one of our electric generating facilities operates may in the future impose GHG emission reduction requirements. Examples of state GHG regulatory efforts affecting our generating facilities include, but are not limited, to the following.

a. California Global Warming Solutions Act. The California Global Warming Solutions Act (AB 32) became effective in January 2007. AB 32 requires the California Air Resources Board (“CARB”) to develop of a GHG emission control program that will reduce emissions of GHG in the state to 1990 levels by 2020. On December 16, 2010, the CARB adopted a resolution to approve a regulation to implement the California GHG cap-and-trade program with specified modifications that will be made through additional

SCHEDULE 6.10(d)

rulemakings in 2011. Initially, the program will apply to large stationary sources including power generation facilities. On July 7, 2011, the CARB released plans to propose revisions to certain elements of the cap-and-trade program, including a delay in the start of the cap-and-trade rule’s compliance obligations until 2013.

b. Regional Greenhouse Gas Initiatve (“RGGI”). On January 1, 2009, our assets in New York and Maine became subject to a state-driven GHG emission control program known as RGGI. RGGI was developed and implemented by ten New England and Mid-Atlantic states to reduce CO2 emissions from power plants. The participating RGGI states implemented rules regulating GHG emissions using a cap-and-trade program to reduce CO2 emissions by at least 10 percent of 2009 emission levels by the year 2018. Compliance is measured across a three year control period. The first control period is for the 2009-2011 timeframe.

c. Midwest Greenhouse Gas Accord (“MGGA”). Our assets in Illinois may become subject to a regional GHG cap and trade program being developed under the MGGA, an agreement among six states and one Canadian province to create the Midwestern Greenhouse Reduction Program to establish GHG reduction targets and timeframes consistent with member states’ targets and to develop a market-based and multi-sector cap and trade mechanism to achieve the GHG reduction targets. Illinois has set a goal of reducing GHG emissions to 1990 levels by the year 2020, and to 60 percent below 1990 levels by 2050.

2. New York NOx RACT Rule. In June 2010, NYDEC issued a final rule establishing revised Reasonably Available Control Technology (“RACT”) emission limits for oxides of nitrogen (NOx) from stationary combustion installations. Compliance with the revised NOx RACT limits is required by July 1, 2014. Compliance plans must be submitted by January 1, 2012.

3. Cross-State Air Pollution Rule. On July 6, 2011, the EPA issued its final rule on Federal Implementation Plans (“FIPs”) to Reduce Interstate Transport of Fine Particulate Matter and Ozone (the “Cross-State Air Pollution Rule”, formerly known as the Transport Rule). The rule imposes cap and trade programs within each affected state (including Illinois, New York and Pennsylvania) that cap emissions of SO2 (annual) and NOx (annual and ozone season) at levels to eliminate that state’s contribution to nonattainment in, or interference with maintenance of attainment status by, down-wind areas with respect to the National Ambient Air Quality Standards (“NAAQS”) for particulate matter (PM2.5) and ozone. The rule will be implemented initially through FIPs that are effective in each affected state 60 days after the rule is published in the Federal Register. States have the option of developing SIPs to implement CSAPR. Requirements applicable to NOx emissions require compliance with the annual NOx reductions beginning January 1, 2012 and ozone season NOx reductions beginning May 1, 2012. The requirements applicable to SO2 emissions from electric generating units in Illinois, New York and Pennsylvania will be implemented in two stages with compliance dates of January 1, 2012 and January 1, 2014.

4. Transport Rule to Address 2011 Ozone Standards. The EPA intends to develop an additional cross-state air pollution/interstate transport rule to require further emission reductions as related to the upcoming revised ozone NAAQS. On January 19, 2010 (75 Fed. Reg. 2938), the EPA proposed revisions to the ozone NAAQS, which are expected to be finalized in 2011. Additional reductions and/or transport rules to address the particulate matter NAAQS may also be imposed in this or other rulemakings.

5. Steam Electric Power Generating Effluent Guidelines. Under a settlement agreement, the EPA would be required to propose revisions to the Effluent Guidelines for steam electric units (40 C.F.R. Part 423) by July 23, 2012 and to take final action on the proposal by January 31, 2014.

SCHEDULE 6.10(d)

6. California Water Intake Policy. On May 4, 2010, the California State Water Resources Control Board (“Water Board”) adopted its Statewide Water Quality Control Policy on the Use of Coastal and Estuarine Waters for Power Plant Cooling (the “Policy”). Compliance with the Policy will be required at the Morro Bay Power Plant by December 31, 2015 and at the Moss Landing Power Plant by December 31, 2017. In accordance with the Policy, on April 1, 2011, Dynegy submitted proposed compliance plans for the Morro Bay and Moss Landing facilities. The Water Board has considered and may consider revisions to the Policy.

7. Cooling Water Intake Structures. On April 20, 2011 (76 Fed. Reg. 22174), the EPA issued a proposed rule under CWA section 316(b) for cooling water intake structures at existing facilities. The proposed rule would establish impingement mortality and entrainment standards and related requirements. Under a settlement agreement, the EPA will finalize the rule in July 2012.

8. Mercury/Hazardous Air Pollutants (“HAPs”). On May 3, 2011 (76 Fed. Reg. 24976), the EPA issued a a proposed rule to establish maximum achievable control technology (“MACT”) emission standards for HAPs (including but not limited to mercury) at electric generating units. As proposed, the rule would not apply to natural gas-fired EGUs. Compliance would be required within three years after the effective date of the final rule, unless an extension is granted in accordance with the Clean Air Act. Under a consent decree, the EPA is required to issue final standards by November 16, 2011.

9. The EPA has proposed “Guidance Regarding Identification of Waters Protected by the Clean Water Act”, 76 Fed. Reg. 24479 (May 2, 2011). While adoption of the guidance would not itself impose any new material environmental burdens on Dynegy Gas Investments Holdings, LLC’s or it subsidiaries’ facilities, it may result in our facilities becoming subject to Corps of Engineers and/or state regulatory requirements.

10. Without limitation, any state, local or regional legislation or regulation related to or arising out of any one of items 1-9 above that becomes any Environmental Law.

SCHEDULE 6.10(d)

Exhibit A

to the Credit Agreement

ADMINISTRATIVE QUESTIONNAIRE

I. Borrower Name:	DYNEGY POWER, LLC

II. Legal Name of Lender for Signature Page:

III. Name of Lender for any eventual tombstone:

IV. Legal Address:

V. Contact Information:

	Credit Contact	Operations Contact	Legal Counsel

Name:

Title:

Address:

Telephone:

Facsimile:

Email: Address:

VI. Lender’s Wire Payment Instructions:

Pay to:

(Name of Lender)

	(ABA#)	(City/State)

	(Account #)	(Account Name)

Please return this form, by fax, to the attention of Administrative Agent, fax (212) 322-2291, no later than 5:00 p.m. New York City time, on [            ], 2011.

Exhibit A

to the Credit Agreement

Administrative Questionnaire

Borrower Name:	DYNEGY POWER, LLC
VII. Organizational Structure:

Foreign Branch, organized under which laws

Lender’s Tax ID:

Tax withholding Form Attached (For Foreign Buyers)

[ ]	Form W-9

[ ]	Form W-8BEN/W-8ECI

[ ]	Form 4224 effective:

[ ]	Form 1001

[ ]	W/Hold % Effective

[ ]	Form 4224 on file with Administrative Agent from previous year’s transaction

VIII. Payment Instructions:

Servicing Site:

Pay To:

IX. Name of Authorized Officer:

Name:

Signature:

Date:

Exhibit A

to the Credit Agreement

Administrative Questionnaire

X. Institutional Investor Sub-Allocations

Institution Legal

Fund Manager:

Sub-Allocations:

Exact Legal Name (for documentation purposes)	Sub- Allocation (Indicate US$)	Direct Signer to Credit Agreement (Yes / No)	Purchase by Assignment (Yes / No)	Date of Post Closing Assignment

1.

2.

3.

4.

5.

6.

7.

Total

Special Instructions

Exhibit B

to the Credit Agreement

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	is a[n] [Affiliate/Eligible Assignee/Related Fund][1]

3.	Borrower:	Dynegy Power, LLC, a Delaware limited liability company

4.	Administrative Agent:	Credit Suisse AG, Cayman Islands Branch, as Administrative Agent under the Credit Agreement

5.	Credit Agreement	The Credit Agreement dated as of August 5, 2011, among the Borrower, Dynegy Gas Investments Holdings, LLC, a Delaware limited liability company, the Lenders, the Administrative Agent, Credit Suisse AG, Cayman Islands Branch as collateral trustee for the Secured Parties, Credit Suisse Securities (USA) LLC and Goldman Sachs Lending Partners LLC, as Joint Bookrunners and Joint Lead Arrangers, and Credit Suisse Securities (USA) LLC and Goldman Sachs Lending Partners LLC, as Joint Syndication Agents and Co-Documentation Agents.

[1]	Select as applicable.

Exhibit B

to the Credit Agreement

6.	Assigned Interest:

Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans[2]
$	$		%

(Signature page follows)

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit B

to the Credit Agreement

Effective Date:                      , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

CREDIT SUISSE AG,
CAYMAN ISLANDS BRANCH,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Consented to:
DYNEGY POWER, LLC

By:
Name:
Title:][3]

[3]	If required pursuant to Section 9.04(b) of the Credit Agreement

Exhibit B

to the Credit Agreement

ANNEX 1

DYNEGY POWER, LLC

TERM LOAN CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ACCEPTANCE AGREEMENT

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, (v) if it is a Foreign Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (vi) if it is an Affiliated Lender, has complied with the provisions of Section 2.12(e)(ii) applicable to it; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit B

to the Credit Agreement

2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Exhibit C

to the Credit Agreement

FORM OF BORROWING REQUEST

of

DYNEGY POWER, LLC

Credit Suisse AG, Cayman Islands Branch, as

        Administrative Agent for the Lenders

        referred to below,

Eleven Madison Avenue

New York, NY 10010

Attention of [                ]

[Date]

Ladies and Gentlemen:

The undersigned, Dynegy Power, LLC, a Delaware limited liability company (the “Borrower”), refers to that certain Credit Agreement, dated as of August 5, 2011, among the Borrower, DYNEGY GAS INVESTMENTS HOLDINGS, LLC, a Delaware limited liability company (“Intermediate Holdings”), the lenders from time to time party thereto (the “Lenders”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral trustee (in such capacity, including any successor thereto, the “Collateral Trustee”) for the Lenders, CREDIT SUISSE SECURITIES (USA) LLC and GOLDMAN SACHS LENDING PARTNERS LLC, as Joint Bookrunners and Joint Lead Arrangers (collectively, the “Joint Lead Arrangers”) and CREDIT SUISSE SECURITIES (USA) LLC and GOLDMAN SACHS LENDING PARTNERS, LLC, as Joint Syndication Agents and Co-Documentation Agents. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in connection therewith sets forth below the terms on which such Borrowing is requested to be made:

(A)	Date of Borrowing
	(which is a Business Day)	______________________________________

(B)	Principal Amount of Borrowing	______________________________________

(C)	Type of Borrowing[1]	______________________________________

(D)	Interest Period and the last day

[1]	Specify Eurodollar Borrowing or ABR Borrowing. If no election is specified, the Borrowing shall be an ABR Borrowing.

Exhibit C

to the Credit Agreement

thereof2

(E)	Funds are requested to be disbursed to the Borrower’s account with (Account No. ).

The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Borrowing Request and on the date of the related Borrowing, the conditions to lending specified in paragraphs (y) and (z) of Article IV of the Credit Agreement have been satisfied.

(Signature page follows)

[2]

Applicable only for Eurodollar Borrowings and shall be subject to the definition of “Interest Period” and Section 2.02 of the Credit Agreement and end not later than the Maturity Date. If no election is specified for Eurodollar Borrowings, the Interest Period shall be one month.

Exhibit C

to the Credit Agreement

DYNEGY POWER, LLC

By:
Name:
Title:

Exhibit D

to the Credit Agreement

FORM OF GUARANTEE AND COLLATERAL AGREEMENT

(See Exhibit 10.4 to Dynegy’s Current Report on Form 8-K, filed August 8, 2011)

Exhibit E

to Credit Agreement

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES,

FINANCING STATEMENT AND FIXTURE FILING

by and from

[                    ], “Mortgagor”

to

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Collateral Trustee, as “Mortgagee”,

Dated as of August     , 2011

County: [                    ]

State: [                    ]

THE SECURED PARTY (MORTGAGEE) DESIRES THIS FIXTURE FILING

TO BE INDEXED AGAINST THE RECORD OWNER OF THE REAL ESTATE

DESCRIBED HEREIN

PREPARED BY, RECORDING REQUESTED BY,

AND WHEN RECORDED MAIL TO:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention: Delilah Iovino

Exhibit E

to Credit Agreement

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES, FINANCING STATEMENT AND FIXTURE FILING

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES, FINANCING STATEMENT AND FIXTURE FILING (this “Mortgage”) is dated as of August     , 2011, by and from [                    ], a [                    ] (“Mortgagor”), whose address is c/o [                    ] to Credit Suisse AG, Cayman Islands Branch, the Cayman Islands Branch of a bank organized and existing under the laws of Switzerland, not in its individual capacity but solely as Collateral Trustee (in such capacity, “Collateral Trustee”) for the benefit of the Secured Parties, each as defined in the Intercreditor Agreement referenced below, having an address at 11 Madison Avenue, New York New York 10010 (Collateral Trustee, together with its successors and assigns in such capacity, “Mortgagee”).

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Intercreditor Agreement. As used herein, the following terms shall have the following meanings:

(a) “Intercreditor Agreement”: That certain Collateral Trust and Intercreditor Agreement, dated as of August     , 2011, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, by and among Dynegy Power, LLC, a Delaware limited liability company (the “Borrower”), Dynegy Gas Investments Holdings, LLC, a Delaware limited liability company (“Investments Holdings”), the Subsidiary Guarantors party thereto from time to time and Credit Suisse AG, Cayman Islands Branch, as administrative agent (“Administrative Agent”) and as Collateral Trustee for the Secured Parties.

(b) “Credit Agreement”: That certain Credit Agreement, dated as of August     , 2011, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, by and among the Borrower, Investments Holdings, the Lenders, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and as Collateral Agent for the Lenders, Credit Suisse Securities (USA) LLC and Goldman Sachs Lending Partners LLC, as Joint Bookrunners and Joint Lead Arrangers, Barclays Capital, as Co-Manager and the other parties thereto from time to time.

(c) “Event of Default”: The occurrence of an Event of Default under and as defined in the Credit Agreement.

(d) “Guarantee and Collateral Agreement”: That certain Guarantee and Collateral Agreement, dated as of August     , 2011, by and among the Borrower, Investments Holdings, the Subsidiaries party thereto and the Collateral Trustee for the benefit of the Secured Parties as the same may be amended, amended and restated, supplemented or otherwise modified or replaced from time to time.

Exhibit E

to Credit Agreement

(e) “Mortgaged Property”: All of Mortgagor’s right title and interest in the real property described in Exhibit A attached hereto and incorporated herein by this reference, together with any greater estate in such real property as hereafter may be acquired by Mortgagor (the “Land”), and all of Mortgagor’s right, title and interest now or hereafter acquired in and to (1) all improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”), (2) all fixtures (within the meaning provided in the UCC, defined below), and all appurtenances and additions thereto and substitutions or replacements thereof in which Mortgagor has an interest and now or hereafter attached to the Premises, including, without limitation, all cribhouses, pump bays, stop logs, traveling water screens, water pumps and motor drives, drain pumps and motor drives, valves, expansion joints, cranes, screen wash pumps, pipe branches, settling basins, clarifiers, storage basins, piping, tanks, fire pumps and motor drives, hydrants, fire loop supply mains, pump houses, head tanks, domestic water pumps and motor drives, foam systems, filters, suction pumps and motor drives, forwarding pumps and motor drives, septic tanks, industrial water affluant piping systems, oil transfer systems, disconnect switches, grounding, line traps, coupling capacitor potential devices, switchyard buses, circuit breakers, steel towers, transformers, cables, lighting arrestors, relay and control panels, telephone systems, carrier signal systems, microwave systems, desuperheating stations, heaters, condensate collection systems, auxiliary boilers, condensers, steam turbines, generators, non-condensable gas extraction systems, abatement plants and cooling towers (the “Fixtures”), (3) all goods, accounts, inventory, general intangibles, instruments, documents, contract rights and chattel paper, including all such items as defined in the UCC, now owned or hereafter acquired by Mortgagor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the “Personalty”), (4) all reserves, escrows or impounds required under the Financing Documents and all deposit accounts maintained by Mortgagor with respect to the Mortgaged Property (the “Deposit Accounts”), (5) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (the “Leases”), (6) all of the rents, revenues, royalties, income, proceeds, profits, accounts receivable, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (7) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”), (8) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, (9) all property tax refunds payable with respect to the Mortgaged Property (the “Tax Refunds”), (10) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”), (11) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property

Exhibit E

to Credit Agreement

now or hereafter acquired by Mortgagor (the “Insurance”), and (12) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any portion of the Land, Improvements, Fixtures or Personalty (the “Condemnation Awards”), excluding Excluded Assets. As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

(f) “Obligations” has the meaning ascribed to such term in the Intercreditor Agreement.

(g) “UCC”: The Uniform Commercial Code of the State of [                    ] or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than the State of [                    ], then, as to the matter in question, the Uniform Commercial Code in effect in that state.

ARTICLE II

GRANT

Section 2.1 Grant. To secure the full and timely payment and performance of the Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to Mortgagee the Mortgaged Property, subject, however, only to the liens and matters permitted under Section 6.02 of the Credit Agreement and those that are set forth on Exhibit B attached hereto (collectively, the “Permitted Encumbrances”), TO HAVE AND TO HOLD the Mortgaged Property to Mortgagee, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property (subject to Permitted Encumbrances) unto Mortgagee.

Section 2.2 Intercreditor Agreement. Each Person that is secured hereunder, by accepting the benefits of the security provided hereby, to the extent such Person is governed by the terms and conditions of the Intercreditor Agreement, (i) authorizes (or is deemed to authorize) Collateral Trustee on behalf of such Person to enter into, and perform under, the Intercreditor Agreement and (ii) acknowledges (or is deemed to acknowledge) that a copy of the Intercreditor Agreement was delivered, or made available, to such Person.

ARTICLE III

WARRANTIES, REPRESENTATIONS AND COVENANTS

Mortgagor warrants, represents and covenants to Mortgagee as follows:

Section 3.1 Title to Mortgaged Property and Lien of this Instrument. Mortgagor owns, or has a valid easement interest in, that portion of the Mortgaged Property that constitutes real

Exhibit E

to Credit Agreement

property, including Fixtures, to the extent they constitute real property (but excluding, for purposes of this representation and warranty, any after-acquired title), free and clear of any liens, claims or interests, except the Permitted Encumbrances. This Mortgage creates valid, enforceable first priority liens and security interests against that portion of the Mortgaged Property that constitutes real property, including Fixtures, to the extent they constitute real property, subject to Permitted Encumbrances, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity and except with respect to real property interests acquired after the date hereof. By acceptance of this Mortgage, Mortgagee agrees for the purposes of this Mortgage and the Credit Agreement that any breach of the representations, warranties and covenants of this Section 3.1, or the obligation to warrant and defend title as a result thereof, will not constitute a representation, warranty, certification or statement of fact “incorrect or misleading in any material respect when made or deemed made,” except in the event that any such breach, whether alone or together with any similar breach of the warranties of title made by Mortgagor in any other Financing Document with respect to the real property that is the subject thereof, constitutes or results in a Material Adverse Effect.

Section 3.2 Lien Status. Mortgagor shall preserve and protect the lien and security interest priority of this Mortgage and the other Security Documents. If any lien or security interest other than a Permitted Encumbrance is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action (including the requirement, if any, of providing a bond or other security satisfactory to Mortgagee) so as to cause it to be released or contest or cause to be contested the same in accordance with Section 5.03 of the Credit Agreement.

Section 3.3 Payment and Performance. Mortgagor shall pay and perform the Obligations when due and required under the Financing Documents.

Section 3.4 Replacement of Fixtures and Personalty. Mortgagor shall not, without the prior written consent of Mortgagee, permit any of the Fixtures or Personalty owned or leased by Mortgagor to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for maintenance or repair or is permitted to be removed or disposed of by any Financing Document.

Section 3.5 Inspection. Without limiting Mortgagee’s rights pursuant to the Financing Documents, Mortgagor shall permit Mortgagee and the other Secured Parties, and their respective agents, representatives and employees, to inspect the Mortgaged Property and all books and records of Mortgagor located thereon in accordance with Section 5.07 of the Credit Agreement.

Exhibit E

to Credit Agreement

Section 3.6 Other Covenants. All of the covenants in the Financing Documents are incorporated herein by reference and, together with covenants in this Article III, shall be covenants running with the Land.

Section 3.7 Insurance; Condemnation Awards and Insurance Proceeds.

(a) Insurance. Mortgagor shall maintain or cause to be maintained insurance, including flood insurance, with respect to the Mortgaged Property pursuant to and in accordance with the Credit Agreement.

(b) Condemnation Awards. Mortgagor assigns all Condemnation Awards to Mortgagee and authorizes Mortgagee to collect and receive such Condemnation Awards and to give proper receipts and acquittances therefor, subject to the terms of the Financing Documents.

(c) Insurance Proceeds. Mortgagor assigns to Mortgagee all proceeds of any Insurance (whether or not the Mortgagee is the loss payee thereof) payable by reason of loss of or damage to or otherwise with respect to the Mortgaged Property. Mortgagor authorizes Mortgagee to collect, receive and apply such proceeds as provided in the Financing Documents.

ARTICLE IV

DEFAULT AND FORECLOSURE

Section 4.1 Remedies. Upon the occurrence and during the continuance of an Event of Default, Mortgagee may, at Mortgagee’s election, exercise any or all of the following rights, remedies and recourses:

(a) Acceleration. Subject to any provisions of the Financing Documents providing for the automatic acceleration of the Obligations upon the occurrence of certain Events of Default, declare the Obligations to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Mortgagor to the fullest extent permitted by law), whereupon the same shall become immediately due and payable.

(b) Entry on Mortgaged Property. Enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon. If Mortgagor remains in possession of the Mortgaged Property following the occurrence and during the continuance of an Event of Default and without Mortgagee’s prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor.

(c) Operation of Mortgaged Property. Hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by

Exhibit E

to Credit Agreement

Mortgagee in connection therewith in accordance with the provisions of Section 4.7 herein.

(d) Foreclosure and Sale. Institute proceedings for the complete foreclosure of this Mortgage by judicial action or, to the extent permitted under applicable law, by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels. With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale (to the extent permitted under applicable law) or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor. Mortgagee or any of the other Secured Parties may be a purchaser at such sale. If Mortgagee or any other Secured Party is the highest bidder, Mortgagee or such other Secured Party may credit the portion of the purchase price that would be distributed to Mortgagee or such other Secured Party against the Obligations in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived to the fullest extent permitted by law.

(e) Receiver. Make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Obligations, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of Section 4.7 herein.

(f) Other. Exercise all other rights, remedies and recourses granted under the Financing Documents or otherwise available at law or in equity.

Section 4.2 Separate Sales. The Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect. The right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Section 4.3 Remedies Cumulative, Concurrent and Nonexclusive. Mortgagee and the other Secured Parties shall have all rights, remedies and recourses granted in the Financing Documents and available at law or equity (including the UCC), which rights (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under any of the Financing Documents, or

Exhibit E

to Credit Agreement

against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee or the other Secured Parties, as the case may be, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Mortgagee or any other Secured Party in the enforcement of any rights, remedies or recourses under the Financing Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

Section 4.4 Release of and Resort to Collateral. Subject to the terms of the Financing Documents, Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by this Mortgage or the other Security Documents or their priority with respect to the Mortgaged Property. For payment and performance of the Obligations, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.

Section 4.5 Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default or of Mortgagee’s election to exercise or the actual exercise of any right, remedy or recourse provided for under the Financing Documents, and (c) any right to a marshalling of assets or a sale in inverse order of alienation.

Section 4.6 Discontinuance of Proceedings. If Mortgagee or any other Secured Party shall have proceeded to invoke any right, remedy or recourse permitted under the Financing Documents and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee or such other Secured Party, as the case may be, shall have the unqualified right to do so and, in such an event, Mortgagor, Mortgagee and the other Secured Parties shall be restored to their former positions with respect to the Obligations, the Financing Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee and the other Secured Parties shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee or any other Secured Party thereafter to exercise any right, remedy or recourse under any of the Financing Documents for such Event of Default.

Section 4.7 Application of Proceeds. The proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property, shall be applied by

Exhibit E

to Credit Agreement

Mortgagee (or the receiver, if one is appointed) in the following order unless otherwise required by applicable law, and subject to the terms of the Financing Documents:

(a) to the payment of the costs and expenses of taking possession of the Mortgaged Property and of holding, using, leasing, maintaining, repairing and selling the same, including, without limitation (1) receiver’s fees and expenses, including the repayment of the amounts evidenced by any receiver’s certificates, (2) court costs, (3) reasonable attorneys’ and accountants’ fees and expenses, and (4) costs of advertisement;

(b) to the payment and performance of the Obligations as provided in the Financing Documents; and

(c) the balance, if any, to the Persons legally entitled thereto.

Section 4.8 Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof in accordance with Section 4.1(d) herein will divest all right, title and interest of Mortgagor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

Section 4.9 Additional Advances and Disbursements; Costs of Enforcement.

(a) Upon the occurrence and during the continuance of an Event of Default, Mortgagee and each of the other Secured Parties shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor. All sums advanced and expenses incurred at any time by Mortgagee or any other Secured Party under this Section 4.9, or otherwise under this Mortgage or any of the other Financing Documents or applicable law, shall bear interest from the date that such sum is advanced or expense incurred, to and including the date of reimbursement, computed at the Default Rate, and all such sums, together with interest thereon, shall be secured by this Mortgage.

(b) Mortgagor shall pay all expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage and the other Financing Documents, or the enforcement, compromise or settlement of the Obligations or any claim under this Mortgage and the other Financing Documents, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee in respect thereof, by litigation or otherwise.

Section 4.10 No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Article IV, the assignment of the Rents and Leases under Article V herein, the security interests under Article VI herein, nor any other remedies afforded to Mortgagee under the Financing Documents, at law or in equity

Exhibit E

to Credit Agreement

shall cause Mortgagee or any other Secured Party to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee or any other Secured Party to lease the Mortgaged Property or attempt to do so or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise prior to taking possession directly or through an agent.

Section 4.11 WAIVER OF JURY TRIAL . MORTGAGEE AND MORTGAGOR HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS MORTGAGE OR ANY OTHER FINANCING DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY FINANCING DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND MORTGAGEE AND MORTGAGOR HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF MORTGAGEE AND MORTGAGOR TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

ARTICLE V

ASSIGNMENT OF RENTS AND LEASES

Section 5.1 Assignment. In furtherance of and in addition to the assignment made by Mortgagor in Section 2.1 herein, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing, Mortgagor shall have a license (revocable as hereinafter provided) from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Obligations and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Mortgagor, the license herein granted shall automatically expire and terminate, without notice to Mortgagor by Mortgagee (any such notice being hereby expressly waived by Mortgagor to the extent permitted by applicable law).

Exhibit E

to Credit Agreement

Section 5.2 Perfection Upon Recordation. Mortgagor covenants that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Permitted Encumbrances. Mortgagor acknowledges and agrees that upon recordation of this Mortgage Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and, to the extent permitted under applicable law, all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action. For purposes of this Section 5.2, “possession” shall mean any one of the following to the extent permitted by applicable law: (a) actual possession of the Mortgaged Property or (b) taking affirmative actions to gain possession of the Mortgaged Property that would constitute constructive possession of the Mortgaged Property such as court authorization to collect Rents without taking possession of the Mortgage Property. To the extent permitted by applicable law and subject to the license granted to Mortgagor pursuant to Section 5.1 herein, Mortgagee shall have the right to collect Rents without taking possession of the Mortgaged Property.

Section 5.3 Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

Section 5.4 No Merger of Estates. So long as part of the Obligations secured hereby remain unpaid and undischarged, the fee and leasehold estates to the Mortgaged Property shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Mortgagor, Mortgagee, any tenant or any third party by purchase or otherwise.

ARTICLE VI

SECURITY AGREEMENT

Section 6.1 Security Interest. This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards. To this end, Mortgagor grants to Mortgagee a security interest in the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property which is personal property to secure the payment and performance of the Obligations, and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such

Exhibit E

to Credit Agreement

property. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards sent to Mortgagor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Mortgagor.

Section 6.2 Financing Statements. Mortgagor shall prepare and deliver to Mortgagee such financing statements, and shall execute and deliver to Mortgagee such other documents, instruments and further assurances, in each case in form and substance reasonably satisfactory to Mortgagee, as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder. Mortgagor hereby irrevocably authorizes Mortgagee to cause financing statements (and amendments thereto and continuations thereof) and any such documents, instruments and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest. Such financing statements may describe the collateral in the same manner as described in the Guarantee and Collateral Agreement. Mortgagor represents and warrants to Mortgagee that Mortgagor’s jurisdiction of organization is the State of Delaware. After the date of this Mortgage, Mortgagor shall not change its name, type of organization, organizational identification number (if any), jurisdiction of organization or location (within the meaning of the UCC) without giving at least thirty (30) days’ prior written notice to Mortgagee.

Section 6.3 Fixture Filing. This Mortgage shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property that is or is to become Fixtures. The information provided in this Section 6.3 is provided so that this Mortgage shall comply with the requirements of the UCC for a mortgage instrument to be filed as a financing statement. Mortgagor is the “Debtor” and its name and mailing address are set forth in the preamble of this Mortgage immediately preceding Article I. Mortgagee is the “Secured Party” and its name and mailing address from which information concerning the security interest granted herein may be obtained are also set forth in the preamble of this Mortgage immediately preceding Article I. A statement describing the portion of the Mortgaged Property comprising the Fixtures hereby secured is set forth in Section 1.1 (e) herein. Mortgagor represents and warrants to Mortgagee that Mortgagor is the record owner or holder of a valid easement, as the case may be, of the Mortgaged Property and that its organizational identification number is 2961927.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. Any notice required or permitted to be given under this Mortgage shall be given in accordance with Section 9.7 of the Intercreditor Agreement.

Exhibit E

to Credit Agreement

Section 7.2 Covenants Running with the Land. All obligations contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Land. As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Financing Documents; provided, however, that no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee.

Section 7.3 Attorney-in-Fact. Mortgagor hereby irrevocably appoints Mortgagee, as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution with full authority in the place and stead of Mortgagor and in the name of Mortgagor or otherwise (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare and file or record financing statements and continuation statements, and to prepare, execute and file or record applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) after the occurrence and during the continuance of any Event of Default, to perform any obligation of Mortgagor hereunder; provided, however, that (1) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (2) any sums advanced by Mortgagee in such performance shall be added to and included in the Obligations and shall bear interest at the highest rate at which interest is then computed on any portion of the Obligations; (3) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (4) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section 7.3.

Section 7.4 Successors and Assigns. This Mortgage shall be binding upon and inure to the benefit of Mortgagee, the other Secured Parties, and Mortgagor and their respective successors and assigns. Mortgagor shall not, without the prior written consent of Mortgagee, assign any rights, duties or obligations hereunder.

Section 7.5 No Waiver. Any failure by Mortgagee or any of the other Secured Parties to insist upon strict performance of any of the terms, provisions or conditions of any of the Financing Documents shall not be deemed to be a waiver of same, and Mortgagee and the other Secured Parties shall have the right at any time to insist upon strict performance of all of such terms, provisions and conditions.

Exhibit E

to Credit Agreement

Section 7.6 Release or Reconveyance. On the terms and subject to the conditions set forth in Section 5.1 of the Intercreditor Agreement or upon a sale or other disposition of the Mortgaged Property permitted by the Credit Agreement and not prohibited by the other Security Documents, Mortgagee, at Mortgagor’s request and expense, shall release the liens and security interests created by this Mortgage or reconvey the Mortgaged Property to Mortgagor.

Section 7.7 Inconsistencies. If any conflict or inconsistency exists between this Mortgage and the Credit Agreement, the Guarantee and Collateral Agreement or the Intercreditor Agreement, the terms of the Credit Agreement, the Guarantee and Collateral Agreement or the Intercreditor Agreement, as applicable, shall govern to the extent of such inconsistency, including, without limitation, with respect to the Collateral covered under this Mortgage.

Section 7.8 Waiver of Stay, Moratorium and Similar Rights. Mortgagor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Mortgage or the Obligations secured hereby, or any agreement between Mortgagor and Mortgagee or any rights or remedies of Mortgagee or any other Secured Party.

Section 7.9 Applicable Law. The provisions of this Mortgage regarding the creation, perfection and enforcement of the liens and security interests herein granted shall be governed by and construed under the laws of the state in which the Mortgaged Property is located. All other provisions of this Mortgage shall be governed by the laws of the State of New York (including, without limitation, Section 5-1401 of the General Obligations Law of the State of New York).

Section 7.10 Headings. The Article, Section and subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

Section 7.11 Severability. If any provision of this Mortgage shall be held by any court of competent jurisdiction to be unlawful, void or unenforceable for any reason and to any extent, such provision shall be deemed severable from and shall in no way affect the enforceability and validity of the remaining provisions of this Mortgage.

Exhibit E

to Credit Agreement

Section 7.12 Entire Agreement. This Mortgage and the other Financing Documents embody the entire agreement and understanding between Mortgagor and Mortgagee relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, such documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 7.13 Amendments. This Mortgage may be amended, supplemented or otherwise modified only by an instrument in writing signed by Mortgagor and Mortgagee.

Section 7.14 Renewal, Etc. Mortgagee may at any time and from time to time renew or extend this Mortgage, or alter or modify the same in any way, or waive any of the terms, covenants or conditions hereof in whole or in part and may release any portion of the Mortgaged Property or any other security, and grant such extensions and indulgences in relation to the Obligations as Mortgagee may determine, without the consent of any junior lienor or encumbrancer and without any obligation to give notice of any kind thereto and without in any manner affecting the priority of the lien and security interest hereof on any part of the Mortgaged Property; provided that nothing in this Section 7.14 shall grant Mortgagee the right to alter or modify the Mortgage without the consent of Mortgagor.

Section 7.15 Future Advances. This Mortgage is executed and delivered to secure, among other things, Mortgagor’s guaranty of future advances under the Credit Agreement and the other Financing Documents. It is understood and agreed that this Mortgage secures Mortgagor’s guaranty of present and future advances made pursuant to the Credit Agreement or the other Financing Documents and that the lien of such future advances shall relate to the date of this Mortgage to the extent permitted under applicable laws.

Section 7.16 Time of the Essence. Mortgagor acknowledges that time is of the essence in performing all of Mortgagor’s obligations set forth herein.

Section 7.17 Mortgagee as Collateral Trustee under the Intercreditor Agreement; Successor Collateral Trustees.

(a) Collateral Trustee been appointed to act as Collateral Trustee hereunder pursuant to the Intercreditor Agreement. Collateral Trustee shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of the Mortgaged Property) in accordance with the terms of the Credit Agreement, the Guarantee and Collateral Agreement, the Intercreditor Agreement or any related agency agreement among Collateral Trustee and the other Secured Parties and this

Exhibit E

to Credit Agreement

Mortgage. Mortgagor and all other Persons shall be entitled to rely on releases, waivers, consents, approvals, notifications and other acts of Collateral Trustee, without inquiry into the existence of required consents or approvals of the other Secured Parties therefor.

(b) Mortgagee shall at all times be the same Person that comprises the Collateral Trustee under the Intercreditor Agreement. Written notice of resignation by any Collateral Trustee pursuant to the Intercreditor Agreement shall also constitute notice of resignation as Collateral Trustee under this Mortgage. Removal of Collateral Trustee pursuant to Article VII of the Intercreditor Agreement shall also constitute removal as Collateral Trustee under this Mortgage. Appointment of a successor Collateral Trustee pursuant to Article VII of the Intercreditor Agreement shall also constitute appointment of a successor Collateral Trustee under this Mortgage. Upon the acceptance of any appointment as Collateral Trustee by a successor Collateral Trustee the Intercreditor Agreement, that successor Collateral Trustee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Trustee as the Mortgagee under this Mortgage, and the retiring or removed Collateral Trustee shall promptly (i) assign and transfer to such successor Collateral Trustee all of its right, title and interest in and to this Mortgage and the Mortgaged Property, and (ii) execute and deliver to such successor Collateral Trustee such assignments and amendments and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Trustee of the liens and security interests created hereunder, whereupon such retiring or removed Collateral Trustee shall be discharged from its duties and obligations under this Mortgage. After any retiring or removed Collateral Trustee’s resignation or removal hereunder as Collateral Trustee, the provisions of this Mortgage, the Guarantee and Collateral Agreement and the Intercreditor Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was Collateral Trustee hereunder.

ARTICLE VIII

LOCAL LAW PROVISIONS

Section 8.1 Inconsistencies. In the event of any inconsistencies between the terms and conditions of this Article 8 and the other provisions of this Mortgage, the terms and conditions of this Article 8 shall control and be binding.

[To be inserted as applicable]

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

Exhibit E

to Credit Agreement

IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgement hereto, effective as of the date first above written, caused this instrument to be duly EXECUTED AND DELIVERED by authority duly given.

MORTGAGOR:

[ ],
a [ ]

By:
Name:
Title:

Exhibit E

to Credit Agreement

STATE OF	:
: SS.
COUNTY OF	:

BE IT REMEMBERED, that on this      of August , 2011, before me, the subscriber, personally appeared Kent R. Stephenson who I am satisfied is the person who executed the within instrument as the Executive Vice President and General Counsel of [                    ], a [                    ], and this person thereupon acknowledged that the said instrument made by the corporation and delivered by him as such corporate officer, is the voluntary act and deed of the corporation, made by virtue of authority from said limited liability company’s                     .

Exhibit E

to Credit Agreement

EXHIBIT A

Legal Description

Exhibit E

to Credit Agreement

EXHIBIT B

Permitted Encumbrances

Exhibit F

to Credit Agreement

FORM OF AFFILIATE SUBORDINATION AGREEMENT

of

DYNEGY POWER, LLC

AFFILIATE SUBORDINATION AGREEMENT, dated as of [            ], 20[__] (this “Agreement”), among the subordinated lenders listed on Schedule 1 hereto (each a “Subordinated Lender” and collectively, the “Subordinated Lenders”), DYNEGY POWER, LLC, a Delaware limited liability company (the “Borrower”), and each Subsidiary listed on Schedule 2 hereto (together with the Borrower, each a “Subordinated Borrower” and collectively, the “Subordinated Borrowers”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, in its capacity as Administrative Agent under the Credit Agreement for the benefit of the Lenders (each as defined below).

Reference is made to the Credit Agreement dated as of August 5, 2011 (as may be amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), among the Borrower, DYNEGY GAS INVESTMENTS HOLDINGS, LLC, a Delaware limited liability company, the lenders from time to time party thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”) and as Collateral Trustee for the Secured Parties, and the other banks, other financial institutions and entities party thereto from time to time.

All references to articles, sections, exhibits and schedules shall be deemed references to articles and sections of, and exhibits and schedules to, this Agreement, unless the context shall otherwise require. Notwithstanding the foregoing, no Lender or Secured Party shall

Exhibit F

to Credit Agreement

be deemed to be an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents.

The ability under the Credit Agreement of any Subordinated Borrower to incur Indebtedness to any Subordinated Lender is conditioned upon the execution and delivery by such Subordinated Lender and each Subordinated Borrower of an agreement in the form hereof pursuant to which such Subordinated Lender agrees to subordinate its rights with respect to the Subordinated Obligations (as defined below) to the rights of the Senior Lenders (as defined below) under the Credit Agreement, all on the terms set forth herein.

Accordingly, each Subordinated Lender, each Subordinated Borrower and the Administrative Agent, on behalf of itself and each other Secured Party (each, as defined in the Credit Agreement and together with each of their respective successors or assigns, collectively, the “Senior Lenders”), hereby agrees as follows:

SECTION 1. SUBORDINATION. (A) EACH SUBORDINATED LENDER HEREBY AGREES THAT ALL ITS RIGHT, TITLE AND INTEREST IN AND TO THE SUBORDINATED OBLIGATIONS SHALL BE SUBORDINATE AND JUNIOR IN RIGHT OF PAYMENT TO THE RIGHTS OF THE LENDERS, THE ADMINISTRATIVE AGENT, THE COLLATERAL TRUSTEE, THE ARRANGERS, THE SYNDICATION AGENT, THE DOCUMENTATION AGENT AND EACH OTHER SENIOR LENDER IN RESPECT OF THE OBLIGATIONS (AS DEFINED IN THE CREDIT AGREEMENT, THE “SENIOR OBLIGATIONS”). FOR PURPOSES HEREOF, “SUBORDINATED OBLIGATIONS” MEANS ALL OBLIGATIONS OF EACH SUBORDINATED BORROWER TO EACH SUBORDINATED LENDER IN RESPECT OF LOANS, ADVANCES, EXTENSIONS OF CREDIT OR OTHER INDEBTEDNESS, INCLUDING IN RESPECT OF PRINCIPAL, PREMIUM (IF ANY), INTEREST (INCLUDING INTEREST ACCRUING AFTER THE MATURITY OF THE TERM LOANS AND INTEREST ACCRUING AFTER THE FILING OF ANY PETITION IN BANKRUPTCY, OR THE COMMENCEMENT OF ANY INSOLVENCY, REORGANIZATION OR LIKE PROCEEDING, WHETHER OR NOT A CLAIM FOR POST-FILING OR POST-PETITION INTEREST IS ALLOWED IN SUCH PROCEEDING), FEES, CHARGES, EXPENSES, INDEMNITIES, REIMBURSEMENT OBLIGATIONS AND OTHER AMOUNTS PAYABLE IN RESPECT THEREOF.

(B) EACH SUBORDINATED BORROWER AND EACH SUBORDINATED LENDER AGREES (IN EACH CASE SOLELY WITH RESPECT TO THE SUBORDINATED OBLIGATIONS IN RESPECT OF WHICH IT IS THE OBLIGOR OR OBLIGEE, AS THE CASE

Exhibit F

to Credit Agreement

MAY BE, AND SOLELY WITH RESPECT TO EACH SUBORDINATED BORROWER OR SUBORDINATED LENDER THAT IS ITS COUNTERPARTY ON SUCH SUBORDINATED OBLIGATIONS) THAT NO PAYMENT (WHETHER DIRECTLY, BY PURCHASE, REDEMPTION, EXERCISE OF ANY RIGHT OF SETOFF OR OTHERWISE) IN RESPECT OF THE SUBORDINATED OBLIGATIONS, WHETHER AS PRINCIPAL, INTEREST OR OTHERWISE, AND WHETHER IN CASH, SECURITIES OR OTHER PROPERTY, SHALL BE MADE BY OR ON BEHALF OF ANY SUBORDINATED BORROWER TO ANY SUBORDINATED LENDER NOT A LOAN PARTY OR RECEIVED, ACCEPTED OR DEMANDED, DIRECTLY OR INDIRECTLY, BY OR ON BEHALF OF ANY SUBORDINATED LENDER NOT A LOAN PARTY AT ANY TIME UPON THE OCCURRENCE AND DURING THE CONTINUATION OF AN EVENT OF DEFAULT.

(c) Upon any distribution of the assets of any Subordinated Borrower or upon any dissolution, winding up, liquidation or reorganization of any Subordinated Borrower, whether in bankruptcy, insolvency, reorganization, arrangement or receivership proceedings or otherwise, or upon any assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Subordinated Borrower, or otherwise (in each case except as permitted by the Credit Agreement):

(i) the Senior Lenders shall first be entitled to receive unconditional, final and irrevocable payment in full in cash of the Senior Obligations (whenever arising) before any Subordinated Lender shall be entitled to receive any payment on account of the Subordinated Obligations of such Subordinated Borrower, whether of principal, interest, fees or otherwise; and

(ii) any payment by, or on behalf of, or distribution of the assets of, such Subordinated Borrower of any kind or character on account of the Subordinated Obligations, whether in cash, securities, property or otherwise, to which any Subordinated Lender would be entitled except for the provisions of this Section 1 shall be paid or delivered by the Person making such payment or distribution (whether a trustee in bankruptcy, a receiver, custodian, liquidating trustee or any other Person) directly to the Administrative Agent, for the benefit of the Senior Lenders, payable in accordance with the terms of the Credit Agreement, until the unconditional, final and irrevocable payment in full of all Senior Obligations.

(d) Upon the occurrence and during the continuance of an Event of Default, each Subordinated Lender (if not a Loan Party) agrees not to ask, demand, sue for or take or receive from any Subordinated Borrower, in cash, securities, property or otherwise, or by setoff, purchase, redemption (including, without limitation, from or by way of collateral) or otherwise, payment of all or any part of the Subordinated Obligations and agrees, upon the occurrence and during the continuance of an Event of Default, that in connection with any proceeding involving

Exhibit F

to Credit Agreement

any Subordinated Borrower under any bankruptcy, insolvency, reorganization, arrangement, receivership or similar law (i) the Administrative Agent is irrevocably authorized and empowered (in its own name or in the name of such Subordinated Lender or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in the preceding sentence and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the applicable Subordinated Obligations and enforcing any security interest or other Lien securing payment of such Subordinated Obligations) as the Administrative Agent may deem reasonably necessary or advisable for the exercise or enforcement of any of the rights, remedies, benefits or interests of the Senior Lenders and (ii) such Subordinated Lender shall duly and promptly take such action as the Administrative Agent may reasonably request to (A) collect amounts in respect of the applicable Subordinated Obligations for the account of the Senior Lenders and to file appropriate claims or proofs of claim in respect of such Subordinated Obligations, (B) execute and deliver to the Administrative Agent such irrevocable powers of attorney, assignments or other instruments as the Administrative Agent may reasonably request in order to enable the Administrative Agent to enforce any and all claims with respect to, and any security interests and other Liens securing payment of, the applicable Subordinated Obligations and (C) collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the applicable Subordinated Obligations. A copy of this Agreement may be filed with any court as evidence of each Senior Lender’s right, power and authority hereunder.

(e) In the event that any payment by, or on behalf of, or distribution of the assets of, any Subordinated Borrower of any kind or character, whether in cash, securities, property or otherwise, and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, shall be received by or on behalf of any Subordinated Lender or any Affiliate thereof at a time when such payment is prohibited by this Agreement, such payment or distribution shall be held by such Subordinated Lender or Affiliate in trust (segregated from other property of such Subordinated Lender or Affiliate) for the benefit of, and shall forthwith be paid over to, the Administrative Agent, for the benefit of the Senior Lenders, payable in accordance with the terms of the Credit Agreement, until the unconditional, final and irrevocable payment in full of all Senior Obligations.

(f) Subject to the prior unconditional, final and irrevocable payment in full of all Senior Obligations, each applicable Subordinated Lender shall be subrogated to the rights of the Senior Lenders to receive payments or distributions in cash, securities, property or otherwise

Exhibit F

to Credit Agreement

of each applicable Subordinated Borrower applicable to the Senior Obligations, and, as between and among a Subordinated Borrower, its creditors (other than the Senior Lenders) and the applicable Subordinated Lenders, no such payment or distribution made to the Senior Lenders by virtue of this Agreement that otherwise would have been made to any applicable Subordinated Lender shall be deemed to be a payment by the applicable Subordinated Borrower on account of the Subordinated Obligations, it being understood that the provisions of this Section 1(f) are intended solely for the purpose of defining the relative rights of the Subordinated Lenders and the Senior Lenders.

(g) Without the prior written consent of the Administrative Agent, no Subordinated Borrower shall give, or permit to be given, and shall cause each of its subsidiaries not to give or permit to be given, and no Subordinated Lender shall receive, accept or demand, (i) any security of any nature whatsoever for any Subordinated Obligations on any cash, securities, property or other assets, whether now existing or hereafter acquired, of any Subordinated Borrower or any subsidiary of any Subordinated Borrower, unless such security shall by its terms be subject to enforcement and collection by the Administrative Agent or the Collateral Trustee, as the case may be, in connection with any action in respect of enforcement or collection taken under Section 1(c) above or (ii) any Guarantee, of any nature whatsoever, by any Subordinated Borrower or any subsidiary of any Subordinated Borrower, of any Subordinated Obligations other than any Guarantee subordinated to the Senior Obligations on terms substantially identical to (and no less favorable in any significant respect to the Senior Lenders than) those hereof. Each Subordinated Lender agrees that all the proceeds of any such security or Guarantee shall be subject to the provisions hereof with respect to payments and other distributions in respect of the Subordinated Obligations.

Exhibit F

to Credit Agreement

(h) Each Subordinated Lender and each Subordinated Borrower agrees that all Subordinated Obligations, if evidenced by a promissory note, will be evidenced solely by a single promissory note in the form attached hereto as Annex 1 (unless and to the extent otherwise agreed by the Administrative Agent), and that such promissory note and any and all instruments now or hereafter creating or evidencing the Subordinated Obligations, whether upon refunding, extension, renewal, refinancing, replacement or otherwise, shall contain the following legend:

“Notwithstanding anything contained herein to the contrary, neither the principal of nor the interest on, nor any other amounts payable in respect of, the indebtedness created or evidenced by this instrument or record shall become due or be paid or payable, except to the extent permitted under the Affiliate Subordination Agreement, dated as of [                    ], 20[__], among the Subordinated Lenders, the Subordinated Borrowers and Credit Suisse AG, Cayman Islands Branch, in its capacity as Administrative Agent under the Credit Agreement, which Affiliate Subordination Agreement is incorporated herein with the same effect as if fully set forth herein.”

(i) Each Subordinated Lender agrees that, except for claims submitted in any proceeding contemplated by Section 1(c), it will not take any action to cause any Subordinated Obligations to become payable prior to their scheduled maturity (which, in the case of any demand notes, shall be the date demand is made thereunder) or exercise any remedies or take any action or proceeding to enforce any Subordinated Obligation if the payment of such Subordinated Obligation is then prohibited by this Agreement, and each Subordinated Lender further agrees not to file, or to join with any other creditors of any Subordinated Borrower in filing, any petition commencing any bankruptcy, insolvency, reorganization, arrangement or receivership proceeding or any assignment for the benefit of creditors against or in respect of such Subordinated Borrower or any other marshalling of the assets and liabilities of such Subordinated Borrower (provided that this prohibition shall in no event be construed so as to limit (x) any Subordinated Lender’s right to cause any Subordinated Obligations to become payable prior to their scheduled maturity if all the outstanding Term Loans under the Credit

Exhibit F

to Credit Agreement

Agreement have been declared forthwith due and payable prior to their scheduled maturity date) or (y) any Subordinated Borrower’s right to prepay any Subordinated Obligation if the respective prepayment is not otherwise prohibited at such time hereunder or under the Credit Agreement. Each Subordinated Lender further agrees, to the fullest extent permitted under applicable law, that it will not cause any Subordinated Borrower to file any such petition, commence any such proceeding or make any such assignment referred to above until all Senior Obligations have been unconditionally and irrevocably paid in cash.

SECTION 2. WAIVERS AND CONSENTS. (A) EACH SUBORDINATED LENDER WAIVES THE RIGHT TO COMPEL THAT THE COLLATERAL OR ANY OTHER ASSETS OR PROPERTY OF ANY SUBORDINATED BORROWER OR ANY OF ITS SUBSIDIARIES OR THE ASSETS OR PROPERTY OF ANY GUARANTOR OF THE SENIOR OBLIGATIONS OR ANY OTHER PERSON BE APPLIED IN ANY PARTICULAR ORDER TO DISCHARGE THE SENIOR OBLIGATIONS. EACH SUBORDINATED LENDER EXPRESSLY WAIVES THE RIGHT TO REQUIRE THE SENIOR LENDERS TO PROCEED AGAINST ANY SUBORDINATED BORROWER, ANY OF ITS SUBSIDIARIES, THE COLLATERAL, ANY OTHER ASSETS OR PROPERTY OF ANY SUBORDINATED BORROWER OR ANY OF ITS SUBSIDIARIES OR ANY GUARANTOR OF THE SENIOR OBLIGATIONS OR ANY OTHER PERSON, OR TO PURSUE ANY OTHER REMEDY IN ANY SENIOR LENDER’S POWER WHICH SUCH SUBORDINATED LENDER CANNOT PURSUE AND WHICH WOULD LIGHTEN SUCH SUBORDINATED LENDER’S BURDEN, NOTWITHSTANDING THAT THE FAILURE OF ANY SENIOR LENDER TO DO SO MAY THEREBY PREJUDICE SUCH SUBORDINATED LENDER. EACH SUBORDINATED LENDER AGREES THAT IT SHALL NOT BE DISCHARGED, EXONERATED OR HAVE ITS OBLIGATIONS HEREUNDER TO THE SENIOR LENDERS REDUCED BY (I) ANY SENIOR LENDER’S DELAY IN PROCEEDING AGAINST OR ENFORCING ANY REMEDY AGAINST ANY SUBORDINATED BORROWER, ANY OF ITS SUBSIDIARIES, THE COLLATERAL OR ANY OTHER ASSET OR PROPERTY OF ANY SUBORDINATED BORROWER OR ANY OF ITS SUBSIDIARIES OR ANY GUARANTOR OF THE SENIOR OBLIGATIONS OR ANY OTHER PERSON, (II) ANY SENIOR LENDER RELEASING ANY SUBORDINATED BORROWER, ANY OF ITS SUBSIDIARIES, THE COLLATERAL OR ANY OTHER ASSET OR PROPERTY OF ANY SUBORDINATED BORROWER OR ANY OF ITS SUBSIDIARIES OR ANY OTHER GUARANTOR OF THE SENIOR OBLIGATIONS OR ANY OTHER PERSON FROM ALL OR ANY PART OF THE SENIOR OBLIGATIONS OR (III) THE DISCHARGE OF ANY SUBORDINATED BORROWER, ANY OF ITS SUBSIDIARIES, THE COLLATERAL OR ANY OTHER ASSET OR PROPERTY OF ANY SUBORDINATED BORROWER OR ANY OF ITS SUBSIDIARIES OR ANY GUARANTOR OF THE SENIOR OBLIGATIONS OR ANY OTHER PERSON BY AN OPERATION OF LAW OR OTHERWISE, WITH OR WITHOUT THE INTERVENTION OR OMISSION OF A SENIOR LENDER. ANY SENIOR LENDER’S VOTE TO ACCEPT OR REJECT ANY PLAN OF REORGANIZATION RELATING TO ANY SUBORDINATED BORROWER, ANY OF ITS

Exhibit F

to Credit Agreement

SUBSIDIARIES, THE COLLATERAL OR ANY OTHER ASSET OR PROPERTY OF ANY SUBORDINATED BORROWER OR ANY OF ITS SUBSIDIARIES OR ANY GUARANTOR OF THE SENIOR OBLIGATIONS OR ANY OTHER PERSON, OR ANY SENIOR LENDER’S RECEIPT ON ACCOUNT OF THE SENIOR OBLIGATIONS, OTHER THAN THE UNCONDITIONAL, FINAL AND IRREVOCABLE PAYMENT IN FULL IN CASH THEREOF, OF ANY CASH, SECURITIES, PROPERTY OR OTHER ASSETS DISTRIBUTED IN ANY BANKRUPTCY, REORGANIZATION, INSOLVENCY OR SIMILAR PROCEEDING, SHALL NOT DISCHARGE, EXONERATE, OR REDUCE THE OBLIGATIONS OF ANY SUBORDINATED LENDER HEREUNDER TO THE SENIOR LENDERS.

(b) Each Subordinated Lender waives all rights and defenses arising out of an election of remedies by the Senior Lenders, even though that election of remedies, including, without limitation, any non-judicial foreclosure with respect to security for the Senior Obligations, has impaired the value of such Subordinated Lender’s rights of subrogation, reimbursement or contribution against any Subordinated Borrower or any other guarantor of the Senior Obligations or any other Person. To the extent permitted by applicable law, each Subordinated Lender expressly waives any rights or defenses it may have by reason of protection afforded to any Subordinated Borrower or any other guarantor of the Senior Obligations or any other Person with respect to the Senior Obligations pursuant to any anti-deficiency laws or other laws of similar import which limit or discharge the principal debtor’s indebtedness upon judicial or non-judicial foreclosure of real property or personal property Collateral for the Senior Obligations.

(c) Each Subordinated Lender agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Obligations made by any Senior Lender may be rescinded in whole or in part by such Senior Lender, and any Senior Obligation may be continued, and the Senior Obligations, or the liability of the applicable Subordinated Borrower, any of its subsidiaries or any other guarantor or any other party upon or for any part thereof, or any Collateral or

Exhibit F

to Credit Agreement

Guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, replaced, extended, modified, accelerated, compromised, waived, surrendered, or released by the Senior Lenders, in each case without notice to or further assent by any Subordinated Lender, which will remain bound under this Agreement and without impairing, abridging, releasing or affecting the subordination and other agreements of the Subordinated Lenders provided for herein.

(d) Each Subordinated Lender waives any and all notice of the creation, renewal, extension or accrual of any of the Senior Obligations and notice of or proof of reliance by the Senior Lenders upon this Agreement. The Senior Obligations, and any of them, shall be deemed conclusively to have been created, contracted or incurred and the consent given to create the obligations of each Subordinated Borrower in respect of the Subordinated Obligations in reliance upon this Agreement, and all dealings between each Subordinated Borrower and the Senior Lenders shall be deemed to have been consummated in reliance upon this Agreement. Each Subordinated Lender acknowledges and agrees that the Senior Lenders have relied upon the subordination and other agreements provided for herein in consenting to the Subordinated Obligations. Each Subordinated Lender waives notice of or proof of reliance on this Agreement and protest, demand for payment and notice of default.

SECTION 3. TRANSFERS. EACH SUBORDINATED LENDER SHALL NOT SELL, ASSIGN OR OTHERWISE TRANSFER OR DISPOSE OF, IN WHOLE OR IN PART, ALL OR ANY PART OF THE SUBORDINATED OBLIGATIONS OR ANY INTEREST THEREIN TO ANY OTHER PERSON (A “TRANSFEREE”), OTHER THAN ANOTHER SUBORDINATED LENDER BOUND BY THE PROVISIONS OF THIS AGREEMENT, OR CREATE, INCUR OR SUFFER TO EXIST ANY SECURITY INTEREST, LIEN, CHARGE OR OTHER ENCUMBRANCE WHATSOEVER UPON ALL OR ANY PART OF THE SUBORDINATED OBLIGATIONS OR ANY INTEREST THEREIN IN FAVOR OF ANY TRANSFEREE (OTHER THAN PERMITTED LIENS) UNLESS (A) SUCH ACTION IS MADE EXPRESSLY SUBJECT TO THIS AGREEMENT AND (B) THE TRANSFEREE, EXPRESSLY ACKNOWLEDGES TO THE ADMINISTRATIVE AGENT, BY A WRITING IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT, THE SUBORDINATION AND OTHER

Exhibit F

to Credit Agreement

AGREEMENTS PROVIDED FOR HEREIN AND IN SUCH WRITING AGREES TO BE BOUND BY ALL OF THE TERMS OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THIS SECTION 3, AS IF SUCH PERSON WERE A SUBORDINATED LENDER.

SECTION 4. SENIOR OBLIGATIONS UNCONDITIONAL. ALL RIGHTS AND INTERESTS OF THE SENIOR LENDERS HEREUNDER, AND ALL AGREEMENTS AND OBLIGATIONS OF THE SUBORDINATED LENDERS AND THE SUBORDINATED BORROWERS HEREUNDER, SHALL REMAIN IN FULL FORCE AND EFFECT IRRESPECTIVE OF:

(a) any lack of validity or enforceability of the Credit Agreement or any other Loan Document;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Obligations, or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Credit Agreement or any other Loan Document;

(c) any exchange, release or non-perfection of any Lien in any Collateral, or any release, amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of, or consent to departure from, any Guarantee of any of the Senior Obligations; or

(d) any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Subordinated Borrower, any of its subsidiaries, any guarantor of the Senior Obligations or any other Person in respect of the Senior Obligations, or of the Subordinated Lender, any Subordinated Borrower, any of its subsidiaries, any guarantor of the Senior Obligations or any other Person in respect of this Agreement (other than payment).

SECTION 5. REPRESENTATIONS AND WARRANTIES. EACH SUBORDINATED LENDER REPRESENTS AND WARRANTS TO THE ADMINISTRATIVE AGENT, FOR THE BENEFIT OF THE SENIOR LENDERS, THAT:

(a) It has the power and authority to execute and deliver and to perform its obligations under this Agreement and has taken all necessary action to authorize its execution, delivery and performance of this Agreement.

(b) This Agreement has been duly executed and delivered by such Subordinated Lender and constitutes a legal, valid and binding obligation of such Subordinated Lender, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(c) The execution, delivery and performance of this Agreement will not violate any provision of any material requirement of law applicable to such Subordinated Lender or of any material contractual obligation of such Subordinated Lender.

Exhibit F

to Credit Agreement

(d) No consent or authorization of filing with, or other act by or in respect of, any Governmental Authority, is required in connection with the execution, delivery or performance of this Agreement, except for (i) such as have been obtained and are in full force and effect and (ii) such filings which the failure to obtain could not reasonably be expected to have a Material Adverse Effect.

SECTION 6. WAIVER OF CLAIMS. (A) TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH SUBORDINATED LENDER (IN ITS CAPACITY AS SUCH) WAIVES ANY CLAIM IT MIGHT HAVE AGAINST ANY SENIOR LENDER WITH RESPECT TO, OR ARISING OUT OF, ANY ACTION OR FAILURE TO ACT OR ANY ERROR OF JUDGMENT, NEGLIGENCE, OR MISTAKE OR OVERSIGHT WHATSOEVER ON THE PART OF ANY SENIOR LENDER OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES WITH RESPECT TO ANY EXERCISE OF RIGHTS OR REMEDIES UNDER THE LOAN DOCUMENTS OR ANY TRANSACTION RELATING TO THE COLLATERAL, EXCEPT TO THE EXTENT (X) DETERMINED BY A COURT OF COMPETENT JURISDICTION BY A FINAL AND NON-APPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF SUCH SENIOR LENDER OR (Y) MADE WITH RESPECT TO DISPUTES BETWEEN AND AMONG SENIOR LENDERS (OTHER THAN DISPUTES AGAINST ANY SENIOR LENDER IN ITS CAPACITY, OR FULFILLING ITS ROLE AS, AN ADMINISTRATIVE AGENT OR ARRANGER (OR AGAINST ANY OTHER SENIOR LENDER ACTING IN ITS CAPACITY AS AFFILIATE, OFFICER, DIRECTOR OR EMPLOYEE FOR SUCH ADMINISTRATIVE AGENT OR ARRANGER ACTING IN SUCH CAPACITY OR ROLE), OR ANY SIMILAR ROLE UNDER THE LOAN DOCUMENTS). NONE OF THE SENIOR LENDERS NOR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES SHALL BE LIABLE TO ANY SUBORDINATED LENDER (IN ITS CAPACITY AS SUCH) FOR FAILURE TO DEMAND, COLLECT OR REALIZE UPON ANY OF THE COLLATERAL OR ANY GUARANTEE OR FOR ANY DELAY IN DOING SO OR SHALL BE UNDER ANY OBLIGATION TO SELL OR OTHERWISE DISPOSE OF ANY COLLATERAL UPON THE REQUEST OF ANY SUBORDINATED BORROWER, ANY OF ITS SUBSIDIARIES, ANY GUARANTOR OF THE SENIOR OBLIGATIONS, ANY SUBORDINATED LENDER OR ANY OTHER PERSON OR TO TAKE ANY OTHER ACTION WHATSOEVER WITH REGARD TO THE SECURITY DOCUMENTS, INCLUDING, WITHOUT LIMITATION, THE GUARANTEE AND SECURITY AGREEMENT, OR ANY PART THEREOF.

(b) To the extent permitted by applicable law, each Subordinated Lender, for itself and on behalf of its successors and assigns, hereby waives any and all now existing or hereafter arising rights it may have to require the Senior Lenders to marshal assets for the benefit of such Subordinated Lender, or to otherwise direct the timing, order or manner of any sale, collection or other enforcement of the Collateral or enforcement of the Loan Documents. The Senior Lenders are under no duty or obligation, and each Subordinated Lender hereby waives, to

Exhibit F

to Credit Agreement

the extent permitted by applicable law, any right it may have to compel the Senior Lenders, to pursue any Subordinated Borrower, any of its subsidiaries, any guarantor or other person who may be liable for the Senior Obligations, or to enforce any Lien or security interest in any Collateral.

(c) Each Subordinated Lender hereby waives, to the extent permitted by applicable law, any duty on the part of the Senior Lenders to disclose to it any fact known or hereafter known by the Senior Lenders relating to the operation or financial condition of any Subordinated Borrower, any of its subsidiaries or any guarantor of the Senior Obligations, or their respective businesses. Each Subordinated Lender enters into this Agreement based solely upon its independent knowledge of the applicable Subordinated Borrower’s results of operations, condition (financial or otherwise) and business and the Subordinated Lender assumes full responsibility for obtaining any further or future information with respect to the applicable Subordinated Borrower, any of its subsidiaries, any guarantor of the Senior Obligations or their respective results of operations, condition (financial or otherwise) or business.

SECTION 7. FURTHER ASSURANCES. EACH SUBORDINATED LENDER AND EACH SUBORDINATED BORROWER, AT THEIR OWN EXPENSE AND AT ANY TIME FROM TIME TO TIME, UPON THE WRITTEN REQUEST OF THE ADMINISTRATIVE AGENT SHALL PROMPTLY AND DULY EXECUTE AND DELIVER SUCH FURTHER INSTRUMENTS AND DOCUMENTS AND TAKE SUCH FURTHER ACTIONS AS THE ADMINISTRATIVE AGENT MAY REASONABLY REQUEST FOR THE PURPOSES OF OBTAINING, PRESERVING OR EXTENDING THE FULL BENEFITS OF THIS AGREEMENT AND OF THE RIGHTS, POWERS, REMEDIES, BENEFITS AND INTERESTS OF THE SENIOR LENDERS HEREIN GRANTED.

SECTION 8. [RESERVED].

SECTION 9. PROVISIONS DEFINE RELATIVE RIGHTS. THIS AGREEMENT IS INTENDED SOLELY FOR THE PURPOSE OF DEFINING THE RELATIVE RIGHTS OF THE SENIOR LENDERS, ON THE ONE HAND, AND THE SUBORDINATED LENDERS AND THE SUBORDINATED BORROWERS, ON THE OTHER HAND, AND NO OTHER PERSON SHALL HAVE ANY RIGHT, REMEDY, BENEFIT OR OTHER INTEREST UNDER THIS AGREEMENT.

Exhibit F

to Credit Agreement

SECTION 10. POWERS COUPLED WITH AN INTEREST. ALL POWERS, AUTHORIZATIONS AND AGENCIES CONTAINED IN THIS AGREEMENT ARE COUPLED WITH AN INTEREST AND ARE IRREVOCABLE UNTIL THE SENIOR OBLIGATIONS ARE UNCONDITIONALLY, FINALLY AND IRREVOCABLY PAID IN FULL IN CASH (OTHER THAN INDEMNIFICATION OBLIGATIONS AND OTHER CONTINGENT OBLIGATIONS NOT THEN DUE AND PAYABLE).

SECTION 11. NOTICES. ALL NOTICES, REQUESTS AND DEMANDS TO OR UPON ANY PARTY HERETO SHALL BE IN WRITING AND SHALL BE GIVEN IN THE MANNER PROVIDED IN SECTION 9.01 OF THE CREDIT AGREEMENT.

SECTION 12. COUNTERPARTS. THIS AGREEMENT MAY BE EXECUTED IN COUNTERPARTS (AND BY DIFFERENT PARTIES HERETO ON DIFFERENT COUNTERPARTS), EACH OF WHICH SHALL CONSTITUTE AN ORIGINAL, BUT ALL OF WHICH TAKEN TOGETHER SHALL CONSTITUTE A SINGLE CONTRACT. DELIVERY OF AN EXECUTED SIGNATURE PAGE TO THIS AGREEMENT BY FACSIMILE (OR OTHER ELECTRONIC) TRANSMISSION SHALL BE AS EFFECTIVE AS DELIVERY OF A MANUALLY SIGNED COUNTERPART OF THIS AGREEMENT.

SECTION 13. SEVERABILITY. IN THE EVENT ANY ONE OR MORE OF THE PROVISIONS CONTAINED IN THIS AGREEMENT SHOULD BE HELD INVALID, ILLEGAL OR UNENFORCEABLE IN ANY RESPECT, THE VALIDITY, LEGALITY AND ENFORCEABILITY OF THE REMAINING PROVISIONS CONTAINED HEREIN SHALL NOT IN ANY WAY BE AFFECTED OR IMPAIRED THEREBY (IT BEING UNDERSTOOD THAT THE INVALIDITY OF A PARTICULAR PROVISION HEREOF IN A PARTICULAR JURISDICTION SHALL NOT IN AND OF ITSELF AFFECT THE VALIDITY OF SUCH PROVISION IN ANY OTHER JURISDICTION). THE PARTIES HERETO SHALL ENDEAVOR IN GOOD-FAITH NEGOTIATIONS TO REPLACE THE INVALID, ILLEGAL OR UNENFORCEABLE PROVISIONS WITH VALID PROVISIONS THE ECONOMIC EFFECT OF WHICH COMES AS CLOSE AS POSSIBLE TO THAT OF THE INVALID, ILLEGAL OR UNENFORCEABLE PROVISIONS.

SECTION 14. INTEGRATION. THIS AGREEMENT REPRESENTS THE AGREEMENT OF THE SUBORDINATED BORROWERS, THE SUBORDINATED LENDERS AND THE SENIOR LENDERS WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THERE ARE NO PROMISES OR REPRESENTATIONS BY ANY SUBORDINATED BORROWER, ANY SUBORDINATED LENDER OR THE SENIOR LENDERS RELATIVE TO THE SUBJECT MATTER HEREOF NOT REFLECTED HEREIN.

SECTION 15. AMENDMENTS IN WRITING; NO WAIVER; CUMULATIVE REMEDIES. (A) NONE OF THE TERMS OR PROVISIONS OF THIS AGREEMENT MAY BE WAIVED, AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY THE ADMINISTRATIVE AGENT, EACH AFFECTED SUBORDINATED BORROWER AND EACH AFFECTED SUBORDINATED LENDER; PROVIDED THAT ANY PROVISION OF THIS AGREEMENT MAY BE WAIVED BY THE SENIOR LENDERS IN A LETTER OR AGREEMENT EXECUTED BY THE REQUIRED LENDERS, OR BY THE ADMINISTRATIVE AGENT WITH THE

Exhibit F

to Credit Agreement

WRITTEN CONSENT OF THE REQUIRED LENDERS, AND EACH AFFECTED SUBORDINATED LENDER.

(b) No failure or delay of the Administrative Agent, the Collateral Trustee or any other Senior Lender in exercising any right, power, remedy, benefit or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, remedy, benefit or privilege, or any abandonment or discontinuance of steps to enforce such right, power, remedy, benefit or privilege, preclude any other or further exercise thereof or the exercise of any other right, power, remedy, benefit or privilege.

(c) The rights and remedies of the Administrative Agent, the Collateral Trustee and each other Senior Lender herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies that any of them would otherwise have.

SECTION 16. SECTION HEADINGS. THE SECTION HEADINGS USED IN THIS AGREEMENT ARE FOR CONVENIENCE OF REFERENCE ONLY AND ARE NOT TO AFFECT THE CONSTRUCTION HEREOF OR BE TAKEN INTO CONSIDERATION IN THE INTERPRETATION HEREOF.

SECTION 17. SUCCESSORS AND ASSIGNS. (A) THIS AGREEMENT SHALL BE BINDING UPON THE SUCCESSORS AND ASSIGNS OF EACH OF THE SUBORDINATED BORROWERS AND EACH OF THE SUBORDINATED LENDERS AND SHALL INURE TO THE BENEFIT OF THE ADMINISTRATIVE AGENT, THE COLLATERAL TRUSTEE AND EACH OTHER SENIOR LENDER AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS.

(b) Notwithstanding the provisions of clause (a) above, nothing herein shall be construed to limit or relieve the obligations of any Subordinated Lender pursuant to Section 3, and no Subordinated Lender shall assign its obligations hereunder to any person (except as otherwise specifically permitted under Section 3); any such assignment other than as specifically permitted under Section 3 shall be void.

Exhibit F

to Credit Agreement

SECTION 18. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS. (A) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH ND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b) Each Subordinated Lender hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Trustee or each other Senior Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Subordinated Lender or its respective properties in the courts of any jurisdiction.

(c) Each Subordinated Lender hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each Subordinated Lender hereby irrevocably consents to service of process in the manner provided for notices in Section 11. Nothing in this Agreement, the Credit

Exhibit F

to Credit Agreement

Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 19. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.

SECTION 20. ADDITIONAL SUBORDINATED LENDERS. UPON EXECUTION AND DELIVERY BY THE ADMINISTRATIVE AGENT AND A SUBSIDIARY OF AN INSTRUMENT SUBSTANTIALLY IN THE FORM OF ANNEX 2 ATTACHED HERETO, SUCH SUBSIDIARY SHALL BECOME A SUBORDINATED LENDER AND A SUBORDINATED BORROWER HEREUNDER WITH THE SAME FORCE AND EFFECT AS IF ORIGINALLY NAMED AS A SUBORDINATED LENDER AND A SUBORDINATED BORROWER HEREIN. THE EXECUTION AND DELIVERY OF ANY SUCH INSTRUMENT SHALL NOT REQUIRE THE CONSENT OF ANY OTHER SUBORDINATED LENDER OR SUBORDINATED BORROWER HEREUNDER. THE RIGHTS AND OBLIGATIONS OF EACH SUBORDINATED BORROWER AND EACH SUBORDINATED LENDER HEREIN SHALL REMAIN IN FULL FORCE AND EFFECT NOTWITHSTANDING THE ADDITION OF ANY SUBORDINATED LENDER AND SUBORDINATED BORROWER AS A PARTY TO THIS AGREEMENT.

SECTION 21. TERMINATION OR RELEASE.

Exhibit F

to Credit Agreement

(a) This Agreement and any Subordinated Obligations created hereby shall remain in full force and effect until payment in full of the Obligations, at which time this Agreement shall terminate (other than Section 18 and Section 19 hereof, which Sections shall survive such termination); provided that such termination shall be subject in all respects to the provisions of Section 22 hereof.

(b) A Subordinated Borrower or Subordinated Lender shall be released from its obligations hereunder upon both (i) the consummation of any transaction permitted by the Credit Agreement and permitted (if addressed therein or, otherwise, not prohibited) by the other applicable Loan Documents as a result of which such Subordinated Borrower or Subordinated Lender ceases to be a Subsidiary and (ii) in the case of a Subordinated Borrower, forgiveness or repayment of all the Subordinated Obligations of such Subordinated Borrower pursuant to the terms of this Agreement; provided that upon an occurrence decribed in clause (i) above with respect to a Subordinated Borrower and prior to the occurrence of the events required by clause (ii) above, only the Subordinated Obligations that existed on the date that such Subordinated Borrower ceased to be a Subsidiary of the Borrower shall be subject to the provisions hereof.

SECTION 22. REINSTATEMENT. If any Senior Lender is required in any insolvency, dissolution, wind-up, reorganization, assignment for the benefit of creditors, liquidation or voluntary or involuntary case or proceeding, similar proceeding under a Debtor Relief Law or otherwise to turn over or otherwise pay to the estate of any Subordinated Borrower any amount paid in respect of the Senior Obligations (a “Recovery”), then such Senior Lender shall be entitled to a reinstatement of Senior Obligations with respect to all such recovered amounts. In such event, if the termination referred to in Section 21 hereof shall have occurred prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

(Signature page follows)

Exhibit F

to Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

DYNEGY POWER, LLC

By:
Name:
Title:

BLACK MOUNTAIN COGEN, INC.

By:
Name:
Title:

BLUE RIDGE GENERATION LLC

By:
Name:
Title:

DYNEGY EQUIPMENT, LLC

By:
Name:
Title:

DYNEGY KENDALL ENERGY, LLC

By:
Name:
Title:

ONTELAUNEE POWER OPERATING COMPANY, LLC

By:
Name:
Title:

DYNEGY POWER GENERATION, INC.

Exhibit F

to Credit Agreement

By:
Name:
Title:

SITHE ENERGIES, INC.

By:
Name:
Title:

SITHE/INDEPENDENCE LLC

By:
Name:
Title:

DYNEGY OAKLAND, LLC

By:
Name:
Title:

DYNEGY SOUTH BAY, LLC

By:
Name:
Title:

DYNEGY MORRO BAY, LLC

By:
Name:
Title:

DYNEGY MOSS LANDING, LLC

By:
Name:
Title:

CASCO BAY ENERGY COMPANY, LLC

Exhibit F

to Credit Agreement

By:
Name:
Title:

Exhibit F

to Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Exhibit F

to Credit Agreement

Schedule 1 to

Affiliate Subordination Agreement

SUBORDINATED LENDERS

Dynegy Power, LLC

Black Mountain CoGen, Inc.

Blue Ridge Generation LLC

Dynegy Equipment, LLC

Dynegy Kendall Energy, LLC

Ontelaunee Power Operating Company, LLC

Dynegy Power Generation, Inc.

Sithe Energies, Inc.

Sithe/Independence LLC

Dynegy Oakland, LLC

Dynegy South Bay, LLC

Dynegy Morro Bay, LLC

Dynegy Moss Landing, LLC

Casco Bay Energy Company, LLC

Exhibit F

to Credit Agreement

Schedule 2 to

Affiliate Subordination Agreement

SUBORDINATED BORROWERS

Dynegy Power, LLC

Black Mountain CoGen, Inc.

Blue Ridge Generation LLC

Dynegy Equipment, LLC

Dynegy Kendall Energy, LLC

Ontelaunee Power Operating Company, LLC

Dynegy Power Generation, Inc.

Sithe Energies, Inc.

Sithe/Independence LLC

Dynegy Oakland, LLC

Dynegy South Bay, LLC

Dynegy Morro Bay, LLC

Dynegy Moss Landing, LLC

Casco Bay Energy Company, LLC

Exhibit F

to Credit Agreement

Annex 1 to

Affiliate Subordination Agreement

INTERCOMPANY SUBORDINATED DEMAND PROMISSORY NOTE

Note Number: [__]

Dated: [            ], 20[__]

FOR VALUE RECEIVED, DYNEGY POWER, LLC, a Delaware limited liability company (the “Borrower”), and its Subsidiaries (collectively, the “Group Members” and each, a “Group Member”) which is a party to this intercompany subordinated demand promissory note (the “Promissory Note”) promises to pay to the order of such other Group Member as makes loans to such Group Member (each Group Member which borrows money pursuant to this Promissory Note is referred to herein as a “Payor” and each Group Member which makes loans and advances pursuant to this Promissory Note is referred to herein as a “Payee”), on demand, in lawful money of the United States of America, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor and any other indebtedness now or hereafter owing by such Payor to such Payee as shown either on Schedule A attached hereto (and any continuation thereof) or in the books and records of such Payee. The failure to show any such Indebtedness or any error in showing such Indebtedness shall not affect the obligations of any Payor hereunder. Capitalized terms used herein but not otherwise defined herein shall have the meanings given such terms in the Credit Agreement dated as of August 5, 2011 (as may be amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), among the Borrower, DYNEGY GAS INVESTMENTS HOLDINGS, LLC, a Delaware limited liability

Exhibit F

to Credit Agreement

company, the lenders from time to time party thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”) and as Collateral Trustee for the Secured Parties, and the other banks, other financial institutions and entities party thereto from time to time.

The unpaid principal amount hereof from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon from time to time by the relevant Payor and Payee. Interest shall be due and payable on the last day of each month commencing after the date hereof or at such other times as may be agreed upon from time to time by the relevant Payor and Payee. Upon demand for payment of any principal amount hereof, accrued but unpaid interest on such principal amount shall also be due and payable. Interest shall be paid in lawful money of the United States of America and in immediately available funds. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 365 days.

Each Payor and any endorser of this Promissory Note hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Promissory Note has been pledged by each Payee to the Administrative Agent, for the benefit of the Secured Parties, as security for such Payee’s obligations, if any, under the Credit Agreement and each other Loan Document to which such Payee is a party. Each Payor acknowledges and agrees that the Administrative Agent and the other Secured Parties may exercise all the rights of the Payees under this Promissory Note and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor.

Notwithstanding anything contained herein to the contrary, neither the principal of nor the interest on, nor any other amounts payable in respect of, the indebtedness created or evidenced by this instrument or record shall become due or be paid or payable, except to the extent permitted under the Affiliate Subordination Agreement, dated as of [            ], 20[__] (as may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Affiliate Subordination Agreement”), among the Subordinated Lenders (as defined in the Affiliate Subordination Agreement), the Subordinated Borrowers (as defined in the Affiliate Subordination Agreement) and the Administrative Agent, which Affiliate Subordination Agreement is incorporated herein with the same effect as if fully set forth herein.

Notwithstanding anything to the contrary contained herein, in any other agreement or in any such promissory note or other instrument, this Promissory Note (i) replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on or before the date hereof by any Group Member to any other Group Member and (ii) without the written consent of the Administrative Agent, shall not be deemed replaced, superseded or in any way modified by any promissory note or other

Exhibit F

to Credit Agreement

instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Group Member to any other Group Member.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS PROMISSORY NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

From time to time after the date hereof, additional subsidiaries of the Group Members may become parties hereto by executing a counterpart signature page to this Promissory Note (each additional subsidiary, an “Additional Payor”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Payor shall be a Payor and shall be as fully a party hereto as if such Additional Payor were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor hereunder. This Promissory Note shall be fully effective as to any Payor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor hereunder.

This Promissory Note may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which taken together shall constitute a single contract. Delivery of an executed signature page to this Promissory Note by facsimile (or other electronic) transmission shall be as effective as delivery of a manually signed counterpart of this Promissory Note.

(Signature page follows)

Exhibit F

to Credit Agreement

IN WITNESS WHEREOF, each Payor has caused this Promissory Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

DYNEGY POWER, LLC

By:
Name:
Title:

BLACK MOUNTAIN COGEN, INC.

By:
Name:
Title:

BLUE RIDGE GENERATION LLC

By:
Name:
Title:

DYNEGY EQUIPMENT, LLC

By:
Name:
Title:

DYNEGY KENDALL ENERGY, LLC

By:
Name:
Title:

ONTELAUNEE POWER OPERATING COMPANY, LLC

By:
Name:
Title:

DYNEGY POWER GENERATION, INC.

Exhibit F

to Credit Agreement

By:
Name:
Title:

SITHE ENERGIES, INC.

By:
Name:
Title:

SITHE/INDEPENDENCE LLC

By:
Name:
Title:

DYNEGY OAKLAND, LLC

By:
Name:
Title:

DYNEGY SOUTH BAY, LLC

By:
Name:
Title:

DYNEGY MORRO BAY, LLC

By:
Name:
Title:

DYNEGY MOSS LANDING, LLC

By:
Name:
Title:

CASCO BAY ENERGY COMPANY, LLC

Exhibit F

to Credit Agreement

By:
Name:
Title:

Schedule A

TRANSACTIONS

ON

INTERCOMPANY SUBORDINATED DEMAND PROMISSORY NOTE

Date	Name of Payor	Name of Payee	Amount of Advance This Date	Amount of Principal Paid on this Date	Outstanding Principal Balance from Payor to Payee on This Date	Notation Made By

ENDORSEMENT

Dated: [            ], 20[__]

FOR VALUE RECEIVED, each of the undersigned does hereby sell, assign and transfer to                              all of its right, title and interest in and to the Intercompany Subordinated Demand Promissory Note, dated as of [                        ], 20[__] (as amended, restated, supplemented or otherwise modified from time to time, the “Promissory Note”), made by Dynegy Power, LLC, a Delaware limited liability company, and each of its Subsidiaries or any other person that is or becomes a party thereto, and payable to the undersigned. This endorsement is intended to be attached to the Promissory Note and, when so attached, shall constitute an endorsement thereof.

The initial undersigned shall be the Group Members (as defined in the Promissory Note) party to the Affiliate Subordination Agreement on the date of the Promissory Note. From time to time after the date thereof, additional subsidiaries of the Group Members shall become parties to the Promissory Note (each, an “Additional Payee”) and a signatory to this endorsement by executing a counterpart signature page to the Promissory Note and to this endorsement. Upon delivery of such counterpart signature page to the Payors (as defined in the Promissory Note), notice of which is hereby waived by the other Payees (as defined in the Promissory Note), each Additional Payee shall be a Payee and shall be as fully a Payee under the Promissory Note and a signatory to this endorsement as if such Additional Payee were an original Payee under the Promissory Note and an original signatory hereof. Each Payee expressly agrees that its obligations arising under the Promissory Note and hereunder shall not be affected or diminished by the addition or release of any other Payee under the Promissory Note or hereunder. This endorsement shall be fully effective as to any Payee that is or becomes a signatory hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payee to the Promissory Note or hereunder.

(Signature page follows)

DYNEGY POWER, LLC

By:
Name:
Title:

BLACK MOUNTAIN COGEN, INC.

By:
Name:
Title:

BLUE RIDGE GENERATION LLC

By:
Name:
Title:

DYNEGY EQUIPMENT, LLC

By:
Name:
Title:

DYNEGY KENDALL ENERGY, LLC

By:
Name:
Title:

ONTELAUNEE POWER OPERATING COMPANY, LLC

By:
Name:
Title:

DYNEGY POWER GENERATION, INC.

By:
Name:
Title:

SITHE ENERGIES, INC.

By:
Name:
Title:

SITHE/INDEPENDENCE LLC

By:
Name:
Title:

DYNEGY OAKLAND, LLC

By:
Name:
Title:

DYNEGY SOUTH BAY, LLC

By:
Name:
Title:

DYNEGY MORRO BAY, LLC

By:
Name:
Title:

DYNEGY MOSS LANDING, LLC

By:
Name:
Title:

CASCO BAY ENERGY COMPANY, LLC

By:
Name:
Title:

Annex 2 to the

Affiliate Subordination Agreement

SUPPLEMENT NO. [__] dated as of [                    ], 20[__] (this “Supplement”), to the Affiliate Subordination Agreement dated as of [                    ], 20[__] (the “Affiliate Subordination Agreement”), among the subordinated lenders named therein (the “Subordinated Lenders”), the subordinated borrowers named therein (the “Subordinated Borrowers”) and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) for the Senior Lenders.

A. Reference is made to the Affiliate Subordination Agreement.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Affiliate Subordination Agreement.

C. Each of the Subordinated Lenders and each of the Subordinated Borrowers have entered into the Affiliate Subordination Agreement in order to induce the Senior Lenders to make Term Loans and other extensions of credit under the Credit Agreement. Section 20 of the Affiliate Subordination Agreement provides that subsidiaries of the Borrower may become Subordinated Lenders and Subordinated Borrowers under the Affiliate Subordination Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subordinated Party”) is executing this Supplement to become a Subordinated Lender and a Subordinated Borrower under the Affiliate Subordination Agreement in accordance with the terms of the Credit Agreement as consideration for Term Loans previously made or issued under the Credit Agreement.

Accordingly, the Administrative Agent and the New Subordinated Party agree as follows:

SECTION 1. IN ACCORDANCE WITH SECTION 20 OF THE AFFILIATE SUBORDINATION AGREEMENT, THE NEW SUBORDINATED PARTY BY ITS SIGNATURE

BELOW BECOMES A SUBORDINATED LENDER AND A SUBORDINATED BORROWER UNDER THE AFFILIATE SUBORDINATION AGREEMENT WITH THE SAME FORCE AND EFFECT AS IF ORIGINALLY NAMED THEREIN AS A SUBORDINATED LENDER AND A SUBORDINATED BORROWER AND THE NEW SUBORDINATED PARTY HEREBY (A) AGREES TO ALL THE TERMS AND PROVISIONS OF THE AFFILIATE SUBORDINATION AGREEMENT APPLICABLE TO IT AS A SUBORDINATED LENDER AND A SUBORDINATED BORROWER THEREUNDER AND (B) REPRESENTS AND WARRANTS THAT THE REPRESENTATIONS AND WARRANTIES MADE BY IT AS A SUBORDINATED LENDER AND A SUBORDINATED BORROWER THEREUNDER ARE TRUE AND CORRECT IN ALL MATERIAL RESPECTS, EXCEPT THAT SUCH MATERIALITY QUALIFIER SHALL NOT BE APPLICABLE TO ANY REPRESENTATION THAT IS ALREADY QUALIFIED BY MATERIALITY, ON AND AS OF THE DATE HEREOF EXCEPT FOR REPRESENTATIONS AND WARRANTIES WHICH BY THEIR TERMS REFER TO A SPECIFIC DATE, WHICH REPRESENTATIONS AND WARRANTIES WERE TRUE AND CORRECT ON SUCH SPECIFIC DATE. EACH REFERENCE TO A “SUBORDINATED LENDER” OR A “SUBORDINATED BORROWER” IN THE AFFILIATE SUBORDINATION AGREEMENT SHALL BE DEEMED TO INCLUDE THE NEW SUBORDINATED PARTY. THE AFFILIATE SUBORDINATION AGREEMENT IS HEREBY INCORPORATED HEREIN BY REFERENCE.

SECTION 2. THE NEW SUBORDINATED PARTY REPRESENTS AND WARRANTS TO THE ADMINISTRATIVE AGENT AND THE OTHER SENIOR LENDERS THAT THIS SUPPLEMENT HAS BEEN DULY AUTHORIZED, EXECUTED AND DELIVERED BY IT AND CONSTITUTES ITS LEGAL, VALID AND BINDING OBLIGATION, ENFORCEABLE AGAINST IT IN ACCORDANCE WITH ITS TERMS, EXCEPT AS ENFORCEABILITY MAY BE LIMITED BY APPLICABLE BANKRUPTCY, INSOLVENCY OR SIMILAR LAWS AFFECTING THE ENFORCEMENT OF CREDITORS’ RIGHTS GENERALLY OR BY EQUITABLE PRINCIPLES RELATING TO ENFORCEABILITY.

SECTION 3. THIS SUPPLEMENT MAY BE EXECUTED IN COUNTERPARTS (AND BY DIFFERENT PARTIES HERETO ON DIFFERENT COUNTERPARTS), EACH OF WHICH SHALL CONSTITUTE AN ORIGINAL, BUT ALL OF WHICH WHEN TAKEN TOGETHER SHALL CONSTITUTE A SINGLE CONTRACT. DELIVERY OF AN EXECUTED SIGNATURE PAGE TO THIS SUPPLEMENT BY FACSIMILE (OR OTHER ELECTRONIC) TRANSMISSION SHALL BE AS EFFECTIVE AS DELIVERY OF A MANUALLY SIGNED COUNTERPART OF THIS SUPPLEMENT. THIS SUPPLEMENT SHALL BECOME EFFECTIVE WHEN THE ADMINISTRATIVE AGENT SHALL HAVE RECEIVED COUNTERPARTS OF THIS SUPPLEMENT THAT, WHEN TAKEN TOGETHER, BEAR THE SIGNATURES OF THE NEW SUBORDINATED PARTY AND THE ADMINISTRATIVE AGENT.

SECTION 4. EXCEPT AS EXPRESSLY SUPPLEMENTED HEREBY, THE AFFILIATE SUBORDINATION AGREEMENT SHALL REMAIN IN FULL FORCE AND EFFECT.

SECTION 5. THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. IN THE EVENT THAT ANY ONE OR MORE OF THE PROVISIONS CONTAINED IN THIS SUPPLEMENT SHOULD BE HELD INVALID, ILLEGAL OR UNENFORCEABLE IN ANY RESPECT, THE VALIDITY, LEGALITY AND ENFORCEABILITY OF THE REMAINING PROVISIONS CONTAINED HEREIN AND IN THE AFFILIATE SUBORDINATION AGREEMENT SHALL NOT IN ANY WAY BE AFFECTED OR IMPAIRED THEREBY (IT BEING UNDERSTOOD THAT THE INVALIDITY OF A PARTICULAR PROVISION HEREOF IN A PARTICULAR JURISDICTION SHALL NOT IN AND OF ITSELF AFFECT THE VALIDITY OF SUCH PROVISION IN ANY OTHER JURISDICTION). THE PARTIES HERETO SHALL ENDEAVOR IN GOOD-FAITH NEGOTIATIONS TO REPLACE THE INVALID, ILLEGAL OR UNENFORCEABLE PROVISIONS WITH VALID PROVISIONS THE ECONOMIC EFFECT OF WHICH COMES AS CLOSE AS POSSIBLE TO THAT OF THE INVALID, ILLEGAL OR UNENFORCEABLE PROVISIONS.

SECTION 7. ALL COMMUNICATIONS AND NOTICES HEREUNDER SHALL BE IN WRITING AND GIVEN AS PROVIDED IN SECTION 11 OF THE AFFILIATE SUBORDINATION AGREEMENT. ALL COMMUNICATIONS AND NOTICES HEREUNDER TO THE NEW SUBORDINATED PARTY SHALL BE GIVEN TO IT AT THE ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW, WITH A COPY TO THE BORROWER.

SECTION 8. THE NEW SUBORDINATED PARTY SHALL REIMBURSE AND INDEMNIFY THE ADMINISTRATIVE AGENT, THE COLLATERAL TRUSTEE AND EACH OTHER SENIOR LENDER IN THE MANNER PROVIDED IN SECTION 9.05 OF THE CREDIT AGREEMENT.

(Signature page follows)

IN WITNESS WHEREOF, the New Subordinated Party and the Administrative Agent have duly executed this Supplement to the Affiliate Subordination Agreement as of the day and year first above written.

[NAME OF NEW SUBORDINATED PARTY],
as New Subordinated Party

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Exhibit G

to Credit Agreement

FORM OF LOCAL COUNSEL OPINION

[Counsel Letterhead]

                         , 200

[INSERT AGENT]

Re:

[Loan (the “Loan”), in the original principal amount of up to $             made by the lenders (the “Lenders”) party from time to time to that certain Credit Agreement (the “Credit Agreement”), by and among                     , as Borrower (“Borrower” [or “Mortgagor”]1), [certain Subsidiaries of the Borrower, as Guarantors,] the Lenders party thereto from time to time,                     , as Administrative Agent, (the “Agent”)[2],                     , as sole bookrunner, and                      and                     , as co-lead arrangers, dated as of                          , 200    .]

Ladies and Gentlemen:

We have acted as special                      (the “State”) counsel for Borrower in connection with the Loan. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

In rendering the opinions expressed below, we have examined the original, or copies certified or otherwise authenticated to our satisfaction, of the documents set forth below and such other certificates, documents and materials as we have deemed necessary as a basis for such opinions. Except as otherwise noted, all of the following documents are dated as of the date hereof.

1.	the Credit Agreement;

[1]	Include or delete depending on whether Mortgagor is Borrower or an affiliate or subsidiary of Borrower

[2]	If necessary, modify defined term Agent to be Collateral Agent or other party to whom the Mortgage is being delivered.

Exhibit G

to Credit Agreement

2.	the Promissory Note in the original principal amount of $ made by Borrower to Lender (the “Note”);

3.	the [Mortgage] [Deed of Trust] [Deed to Secure Debt], Security Agreement, Assignment of Rents and Leases, Security Agreement and Fixture Filing, made by one or more of Borrower (“Mortgagor”) to the Lender (the “Mortgage”);

4.	the [Assignment of Leases and Rents, made by Mortgagor to the Lender]; and

5.	certificate of authority to conduct business in the State of issued by on , 2010.

[Insert reference to additional Mortgages or security documents as necessary.]

[Add UCC fixture filings if Mortgage is insufficient alone.]

The documents listed as items 1 through [4] above are sometimes collectively referred to herein as the “Documents”.3

For purposes of this opinion, we have, with your permission, assumed without independent investigation that:

(i) the documents submitted to us as originals are authentic and the documents submitted to us as copies conform to the original documents;

(ii) [other than with respect to Mortgagor,]4 the Documents have been duly authorized, executed and delivered by each of the parties thereto; and

(iii) [other than with respect to Mortgagor,]5 the persons who executed, acknowledged and delivered the Documents on behalf of each of the parties thereto were duly authorized to do so by each such party.

[3]	May be eliminated if only one mortgage is being addressed. Reference to “Documents” should be changed to “Mortgage” globally.

[4]	May be deleted if being addressed by Borrower’s primary counsel.

[5]	May be deleted if being addressed by Borrower’s primary counsel.

Exhibit G

to Credit Agreement

Based upon the foregoing, we are of the opinion that:

1. Except for filings which are necessary to perfect the security interests granted under the Documents and such other filings, authorizations or approvals as are specifically contemplated by the Documents, no authorizations or approvals of, and no filings with, any governmental or regulatory authority or agency of the United States or the State are necessary for the execution, delivery or performance of the Documents by the Mortgagor.

2. Each of the Documents constitutes the legal, valid and binding obligation of Mortgagor, enforceable against Mortgagor in accordance with its terms.

3. The execution and delivery by the Mortgagor of the Documents and the consummation of the transactions contemplated thereby do not conflict with or violate any federal or State law, rule, regulation or ordinance applicable to Mortgagor.

4. The choice of law provisions contained in the Documents will be upheld and enforced by the courts of the State and Federal courts sitting in and applying the laws of the State.

5. The Mortgage to be recorded in the State creates valid security interests in favor of Agent in the Mortgaged Property to the extent the Uniform Commercial Code as in effect in the State (the “UCC”) is applicable thereto (the “UCC Collateral”), as security for the payment or performance of the Obligations (as defined in such Mortgage). The security interests described in this Paragraph 5 are referred to as the “Security Interests.”

6. The Mortgage to be recorded in the State is in form satisfactory for recording. The recording of the Mortgage in the office of                          for the County of             , [and the filing and recording of the Financing Statements referred to on Schedule 1 hereto in the offices shown on Schedule 1 hereto,]6 [is][are] the only recordings or filings necessary to publish notice of and to establish of record the rights of the parties thereto and to perfect the liens and security interests granted by Mortgagor pursuant to the Mortgage in the real property (including that portion of the UCC Collateral constituting fixtures) covered thereby. [The Financing Statements comply in all respects with applicable provisions of the UCC and are in appropriate form for filing or recording and the description therein of the property covered thereby is adequate to permit the perfection of such security interests.]7 Upon the execution and delivery of such Mortgage, such liens and security interests shall be created and upon the recording and filing of the Mortgage [and the Financing Statements]8 as aforesaid, such liens and security interests shall be perfected. No documents or instruments other than

[6]	Include only if separate UCC filings (apart from the Mortgage) are required to perfect the applicable security interests (such as in GA).
[7]	Include only if separate UCC filings (apart from the Mortgage) are required.
[8]	Include only if separate UCC filings (apart from the Mortgage) are required.

Exhibit G

to Credit Agreement

those referred to in this paragraph need be recorded, registered or filed in any public office in the State in order to publish notice of the applicable Mortgage or to perfect such liens and security interests or for the validity or enforceability of any of the Documents or to permit Lenders to enforce their rights thereunder in the courts of the State.

7. Except for             , no recording, filing, privilege or other tax must be paid by either the Mortgagor or Lenders in connection with the execution, delivery, recordation or enforcement of any of the Documents.

8. The Loan, as made, will not violate any applicable usury laws of the State, or other applicable laws regulating the interest rate, fees and other charges that may be collected with respect to the Loan.

9. It is not necessary for Lenders to qualify to do business in the State solely to make the Loan and enforce the provisions of the Documents. The making of the Loan and enforcement of the provisions of the Documents will not result in the imposition upon Lenders of any taxes of the State, or any subdivision thereof in which the applicable Mortgaged Property is located (including, without limitation, franchise, license, tax on interest received or income taxes), other than taxes which Lenders, if and when it becomes the actual and record owner of such Mortgaged Property, by reason of power of sale or foreclosure under the applicable Mortgage or by deed in lieu of foreclosure, would be required to pay. Lenders are not in violation of any banking law of the State by carrying out the transactions contemplated by the Documents.

10. The foreclosure of the Mortgage to be recorded in the State, exercise of Agent’s power of sale, or exercise of any other remedy provided in the Mortgage will not in any manner restrict, affect or impair the liability of Mortgagor with respect to the indebtedness secured thereby or the rights and remedies of Agent with respect to the foreclosure or enforcement of any other security interests or liens securing such indebtedness, to the extent any deficiency remains unpaid after application of the proceeds of the foreclosure of such Mortgage, exercise of such power of sale or as a result of the exercise of any other remedy.

11. The Mortgage contains the terms and provisions necessary to enable Agent, following a default under the Mortgage, to exercise the remedies that are customarily available to a lienholder under the laws of the State.

12. The priority of the lien of the Mortgage to be recorded in the State in respect of all advances or extensions of credit made by Lenders under the Credit Agreement on, before or after the date on which such Mortgage is recorded in the appropriate recording office referred to in Paragraph 6 above will be determined by the date of such recording.

13. The priority of the lien of the Mortgage will not be affected by (a) any prepayment of a portion of the Loan, or (b) any increase in or reduction of the outstanding amount of the Loan from time to time.

14. Mortgagor is qualified to transact business in the State.

Exhibit G

to Credit Agreement

Our opinions expressed above are subject to the following qualifications:

(a) We express no opinion as to Mortgagor’s right in or title to any of the Mortgaged Property.

(b) Such opinion as to perfection of the Security Interests are subject to the assumption that Agent has not waived, subordinated or agreed with any third party to any modification of the perfection of any of the Security Interests.

(c) We assume that none of the UCC Collateral consists or will consist of consumer goods, farm products, crops, timber, minerals and the like or accounts resulting from the sale thereof.

All of our foregoing opinions are subject to the qualifications that the enforceability of any of the Documents may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the enforcement of creditors’ rights.

This opinion is limited to the laws of the State and the applicable federal laws.

This opinion and is rendered as of the effective date set forth above, and we express no opinion as to circumstances or events which may occur subsequent to such date.

This opinion may only be relied upon by Agent, its successors and/or assigns in such capacity and the Lenders party to the Credit Agreement from time to time, their successors, assigns and participants and by no other person or entity. Any such parties may furnish a copy of this opinion letter: (a) to their accountants and counsel, (b) to bank or other government regulatory examiners or the NAIC, (c) to any rating agency participating in a securitization of the Loan, (d) to any rating agency rating lenders, (e) pursuant to judicial process or government order or requirement, and (f) to prospective permitted assignees of, and permitted participants in the interests of the Lenders under the Credit Agreement or the Mortgage.

Very truly yours,

Exhibit H

to Credit Agreement

FORM OF COMPLIANCE CERTIFICATE

of

DYNEGY POWER, LLC

The undersigned hereby certifies that he or she is the Financial Officer of Dynegy Power, LLC, a Delaware limited liability company (the “Borrower”), and certifies on behalf of the Borrower, and not in his or her individual capacity, as follows:

I have reviewed the terms of the Credit Agreement dated as of August 5, 2011 (as may be amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), among the Borrower, DYNEGY GAS INVESTMENTS HOLDINGS, LLC, a Delaware limited liability company, the lenders from time to time party thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”) and as Collateral Trustee for the Secured Parties, and the other banks, other financial institutions and entities party thereto from time to time, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

Section references in this Compliance Certificate (this “Compliance Certificate”) relate to the Credit Agreement unless stated otherwise. In the event of any conflict between the calculations set forth in this Compliance Certificate and the manner of calculation required by the Credit Agreement, the terms of the Credit Agreement shall govern and control.

The examinations described in the second paragraph above did not disclose the existence of any condition or event which constitutes an Event of Default or Default as of the date of this Compliance Certificate, except as set forth in a separate attachment, if any, to this Compliance Certificate, specifying the nature and extent thereof and the corrective action taken or proposed to be taken with respect thereto by the Borrower.

This Compliance Certificate is delivered in accordance with Section 5.04(c) of the Credit Agreement. This Compliance Certificate is delivered for the fiscal [quarter][year] (the “Test Period”) ended [            ], 20[__] (the “Test Date”). Computations indicating compliance with respect to the covenant in Sections 6.10 of the Credit Agreement are set forth at Section 1 of Annex A. [Computations showing the Borrower’s calculation of Excess Cash Flow are set forth

Exhibit H

to Credit Agreement

at Section 2 of Annex A.]1 Computations showing the Borrower’s reasonable determination of the net mark-to-market position for the Interest Rate/Currency Hedging Agreement and Eligible Commodity Hedging Agreements, in each case secured by Liens permitted pursuant to Section 6.02(k) of the Credit Agreement, then outstanding for each counterparty are set forth at Section 3 of Annex A.

(Signature page follows)

[1]	Delivery of computations on Section 2 of Annex A are required only in connection with financials statements delivered pursuant to paragraph (a) of Section 5.04 of the Credit Agreement.

Exhibit H

to Credit Agreement

The foregoing certifications, together with the computations set forth in Annex A hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered as of [            ], 20[    ] pursuant to Section 5.04(c) of the Credit Agreement.

DYNEGY POWER, LLC

By:
Name:
Title: Chief Financial Officer

Exhibit H

to Credit Agreement

Annex A

to Compliance Certificate

FOR THE FISCAL [QUARTER][YEAR] ENDING [            ], 20[    ].

1. Section 6.10 – Maximum Capital Expenditures. The aggregate amount of Capital Expenditures made by the Loan Parties for the fiscal year to date is $            .

Capital Expenditures for the fiscal year to date were computed as follows:

[Attach detailed calculation]

The maximum aggregate Capital Expenditures for fiscal year 201[•] is:	$

In compliance		[YES][NO]

2. Excess Cash Flow.1

The Excess Cash Flow as of the Test Date was computed as follows:

[Attach detailed calculation]

The Excess Cash Flow as of the Test Date is:	$

3. Interest Rate/Currency Hedging Agreements and Eligible Commodity Hedging Agreements.

[Attach detailed description]

[1]	Delivery of computations on Section 2 of Annex A are required only in connection with financials statements delivered pursuant to paragraph (a) of Section 5.04 of the Credit Agreement.

Exhibit I-1

to Credit Agreement

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

[Letterhead of Non-U.S. Lender]

Date: [                 ,         ]

Credit Suisse AG, Cayman Islands Branch

as Administrative Agent

Attention: [            ]

Phone: [            ]

Facsimile: [            ]

Email: [            ]

Dynegy Power, LLC

Email:

Re: Dynegy Power, LLC – Non-U.S. Lender Certificate

Ladies and Gentlemen:

This U.S. Tax Compliance Certificate is delivered to you pursuant to Section 2.20(e) of the Credit Agreement, dated as of August 5, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Dynegy Power, LLC, a Delaware limited liability company (the “Borrower”), Dynegy Gas Investments Holdings, LLC, a Delaware limited liability company, the Lenders party thereto from time to time, Credit Suisse AG, Cayman Islands Branch, as administrative agent and as collateral agent, Credit Suisse Securities (USA) LLC and Goldman Sachs Lending Partners LLC, as Joint Bookrunners and Joint Lead Arrangers, and Credit Suisse Securities (USA) LLC and Goldman Sachs Lending Partners LLC, as Joint Syndication Agents and Co-Documentation Agents. Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Credit Agreement.

I-1-1

Exhibit I-1

to Credit Agreement

[Insert name of applicable Lender] (“Non-U.S. Lender”) is providing this U.S. Tax Compliance Certificate pursuant to Section 2.20(e) of the Credit Agreement. Non-U.S. Lender hereby represents and warrants that:

1. Non-U.S. Lender is the sole record and beneficial owner of the Loans in respect of which it is providing this U.S. Tax Compliance Certificate. Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”);

2. Non-U.S. Lender is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code; and

3. Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this U.S. Tax Compliance Certificate as of the date first written above.

[INSERT NAME OF NON-U.S. LENDER]

By:
Name:
Title:

I-1-2

Exhibit I-2

to Credit Agreement

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships for U.S. Federal Income Tax

Purposes)

Document consists of many different sections, so all numbering is done manually (even though there is a toolbar).

[Letterhead of Non-U.S. Participant]

Date: [                 ,         ]

Credit Suisse AG, Cayman Islands Branch

as Administrative Agent

Attention: [            ]

Phone: [            ]

Facsimile: [            ]

Email: [            ]

Dynegy Power, LLC

Email:

Re: Dynegy Power, LLC – Non-U.S. Participant Certificate

Ladies and Gentlemen:

This U.S. Tax Compliance Certificate is delivered to you pursuant to Section 2.20(e) of the Credit Agreement, dated as of August 5, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Dynegy Power, LLC, a Delaware limited liability company (the “Borrower”), Dynegy Gas Investments Holdings, LLC, a Delaware limited liability company, the Lenders party thereto from time to time, Credit Suisse AG, Cayman Islands Branch, as administrative agent and as collateral trustee, Credit Suisse Securities (USA) LLC and Goldman Sachs Lending Partners LLC, as Joint Bookrunners and Joint Lead Arrangers, and Credit Suisse Securities (USA) LLC and Goldman Sachs Lending Partners LLC, as Joint Syndication Agents and Co-Documentation

I-2-1

Exhibit I-2

to Credit Agreement

Agents. Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Credit Agreement.

[Insert name of applicable Participant] (“Non-U.S. Participant”) is providing this U.S. Tax Compliance Certificate pursuant to Section 2.20(e) of the Credit Agreement. Non-U.S. Participant hereby represents and warrants that:

1. Non-U.S. Participant is the sole record and beneficial owner of the participation in respect of which it is providing this U.S. Tax Compliance Certificate. Non-U.S. Participant is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”);

2. Non-U.S. Participant is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code; and

3. Non-U.S. Participant is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this U.S. Tax Compliance Certificate as of the date first written above.

[INSERT NAME OF NON-U.S. PARTICIPANT]

By:
Name:
Title:

I-2-2

Exhibit I-3

to Credit Agreement

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

Document consists of many different sections, so all numbering is done manually (even though there is a toolbar).

[Letterhead of Non-U.S. Participant]

Date: [                 ,         ]

Credit Suisse AG, Cayman Islands Branch

as Administrative Agent

Attention: [            ]

Phone: [            ]

Facsimile: [            ]

Email: [            ]

Dynegy Power, LLC

Email:

Re: Dynegy Power, LLC – Non-U.S. Participant Certificate

Ladies and Gentlemen:

This U.S. Tax Compliance Certificate is delivered to you pursuant to Section 2.20(e) of the Credit Agreement, dated as of August 5, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Dynegy Power, LLC, a Delaware limited liability company (the “Borrower”), Dynegy Gas Investments Holdings, LLC, a Delaware limited liability company, the Lenders party thereto from time to time, Credit Suisse AG, Cayman Islands Branch, as administrative agent and as collateral trustee, Credit Suisse Securities (USA) LLC and Goldman Sachs Lending Partners LLC, as Joint Bookrunners and Joint Lead Arrangers, and Credit Suisse Securities (USA) LLC and Goldman Sachs Lending Partners LLC, as Joint Syndication Agents and Co-Documentation

I-3-1

Exhibit I-3

to Credit Agreement

Agents. Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Credit Agreement.

[Insert name of applicable Participant] (“Non-U.S. Participant”) is providing this U.S. Tax Compliance Certificate pursuant to Section 2.20(e) of the Credit Agreement. Non-U.S. Participant hereby represents and warrants that:

1. Non-U.S. Participant is the sole record owner of the participation in respect of which it is providing this U.S. Tax Compliance Certificate and its partners/members are the sole beneficial owners of such participation. Neither Non-U.S. Participant nor any of its partners/members is a “bank” for purposes of Section 871(h) or 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”);

2. None of the partners/members of Non-U.S. Participant is a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code; and

3. None of the partners/members of Non-U.S. Participant is a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this U.S. Tax Compliance Certificate as of the date first written above.

[INSERT NAME OF NON-U.S. PARTICIPANT]

By:
Name:
Title:

I-3-2

Exhibit I-4

to Credit Agreement

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

Document consists of many different sections, so all numbering is done manually (even though there is a toolbar).

[Letterhead of Non-U.S. Lender]

Date: [                 ,         ]

Credit Suisse AG, Cayman Islands Branch

as Administrative Agent

Attention: [            ]

Phone: [            ]

Facsimile: [            ]

Email: [            ]

Dynegy Power, LLC

Email:

Re: Dynegy Power, LLC – Non-U.S. Lender Certificate

Ladies and Gentlemen:

This U.S. Tax Compliance Certificate is delivered to you pursuant to Section 2.20(e) of the Credit Agreement, dated as of August 5, 2011 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Dynegy Power, LLC, a Delaware limited liability company (the “Borrower”), Dynegy Gas Investments Holdings, LLC, a Delaware limited liability company, the Lenders party thereto from time to time, Credit Suisse AG, Cayman Islands Branch, as administrative agent and as collateral trustee, Credit Suisse Securities (USA) LLC and Goldman Sachs Lending Partners LLC, as Joint Bookrunners and Joint Lead Arrangers, and Credit Suisse Securities (USA) LLC and Goldman Sachs Lending Partners LLC, as Joint Syndication Agents and Co-Documentation Agents. Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Credit Agreement.

H-0

Exhibit I-4

to Credit Agreement

[Insert name of applicable Lender] (“Non-U.S. Lender”) is providing this U.S. Tax Compliance Certificate pursuant to Section 2.20(e) of the Credit Agreement. Non-U.S. Lender hereby represents and warrants that:

1. Non-U.S. Lender is the sole record owner of the Loans in respect of which it is providing this U.S. Tax Compliance Certificate and its partners/members are the sole beneficial owners of such Loans. Neither Non-U.S. Lender nor any of its partners/members is a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”);

2. None of the partners/members of Non-U.S. Lender is a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code; and

3. None of the partners/members of Non-U.S. Lender is a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed this U.S. Tax Compliance Certificate as of the date first written above.

[INSERT NAME OF NON-U.S. LENDER]

By:
Name:
Title:

I-4-1

Exhibit J

to Credit Agreement

PLEDGE AGREEMENT

dated as of

August 5, 2011

among

DYNEGY GAS INVESTMENTS HOLDINGS, LLC,

as Pledgor

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Collateral Trustee

Exhibit J

to Credit Agreement

Page
ARTICLE I. Definitions
SECTION 1.01. Intercreditor Agreement and Credit Agreement	4
SECTION 1.02. Other Defined Terms	4

ARTICLE II.

Pledge of LLC Interests

SECTION 2.01. Pledge	5
SECTION 2.02. Delivery of the Pledged Collateral	6
SECTION 2.03. Representations, Warranties and Covenants	6
SECTION 2.04. Registration in Nominee Name; Denominations	8
SECTION 2.05. Voting Rights; Dividends and Interest, Etc	8

ARTICLE III.

Remedies

SECTION 3.01. Remedies Upon Default	10
SECTION 3.02. Application of Proceeds	11
SECTION 3.03. Securities Act, Etc	11

ARTICLE IV.

Reinstatement; Waiver of Suretyship

SECTION 4.01.	12
SECTION 4.02.	13
SECTION 4.03.	13

ARTICLE V.

Miscellaneous

SECTION 5.01. Notices	13
SECTION 5.02. Security Interest Absolute	13
SECTION 5.03. Survival of Agreement	14
SECTION 5.04. Binding Effect; Several Agreement	14
SECTION 5.05. Successors and Assigns	14
SECTION 5.06. Collateral Trustee’s Fees and Expenses; Indemnification	14
SECTION 5.07. Collateral Trustee Appointed Attorney-in-Fact	16

Exhibit J

to Credit Agreement

2

Exhibit J

to Credit Agreement

This PLEDGE AGREEMENT is dated as of August 5, 2011 (this “Agreement”), among DYNEGY GAS INVESTMENTS HOLDINGS, LLC, a Delaware limited liability company (“Pledgor”), as the grantor and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (“Credit Suisse”), as collateral trustee (in such capacity, the “Collateral Trustee”).

PRELIMINARY STATEMENT

Reference is made to (i) the Credit Agreement dated as of August 5, 2011 (as amended, amended and restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dynegy Power, LLC, a Delaware limited liability company (the “Borrower”), Pledgor, the lenders from time to time party thereto (the “Lenders”) and Credit Suisse, as administrative agent (in such capacity, the “Administrative Agent”) and the Collateral Trustee, which sets forth the terms and conditions under which the Lenders (such term and each other capitalized term used but not defined in this preliminary statement having the meaning given or ascribed to it in Article I) have agreed to extend credit to the Borrower and (ii) the Collateral Trust and Intercreditor Agreement dated as of August 5, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the Borrower, the Administrative Agent, Pledgor, the Subsidiaries of the Borrower from time to time party thereto and certain other Persons from time to time party thereto, which, among other things, appoints the Collateral Trustee as collateral agent thereunder, and sets forth the interests, rights, powers and remedies of the Secured Parties in respect of the Collateral.

The obligations of the Lenders to extend credit to the Borrower under the Credit Agreement are conditioned upon, among other things, the execution and delivery of this Agreement by Pledgor to the Collateral Trustee for the ratable benefit of the Secured Parties. The Borrower or any Subsidiary Guarantor may from time to time enter into Secured Commodity Hedges, Secured Interest Rate Hedges, Secured Treasury Services Agreements or one or more Secured Credit Facilities in accordance with, and subject to the terms and conditions of, the Intercreditor Agreement to the extent permitted (if addressed therein, or, otherwise, not prohibited) under the terms of the applicable Financing Documents, in each case that may be secured on a first priority basis by the Pledged Collateral pursuant to the terms of this Agreement and the other Security Documents for the ratable benefit of the Secured Parties.

On the date hereof, Pledgor is the record and beneficial owner of 100% of the limited liability company membership interests of the Borrower as further described in Schedule I (the “Initial Pledged LLC Interests”), will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and the other extensions of credit and accommodations of the Secured Parties under the Financing Documents and is willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I.

Definitions

3

Exhibit J

to Credit Agreement

SECTION 1.01. Intercreditor Agreement and Credit Agreement. (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings set forth in the Intercreditor Agreement, or, if not defined therein, in the Credit Agreement as originally in effect on the date hereof. All capitalized terms defined in the New York UCC (as such term is defined herein) and not defined in this Agreement have the meanings specified therein. Except as expressly set forth in Section 2.03(i), Section 5.08 or otherwise required by applicable law, all references to the Uniform Commercial Code shall mean the New York UCC.

(b) The rules of construction specified in the Intercreditor Agreement also apply to this Agreement as if incorporated herein mutatis mutandis.

SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” shall have the meaning assigned to such term in the preliminary statement to this Agreement.

“Borrower” shall have the meaning assigned to such term in the preliminary statement to this Agreement.

“Collateral Trustee” shall have the meaning assigned to such term in the preliminary statement to this Agreement.

“Discharge of Obligations” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Federal Securities Laws” shall have the meaning assigned to such term in Section 3.03.

“Financing Documents” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Initial Pledged LLC Interests” shall have the meaning assigned to such term in the preliminary statement to this Agreement.

“Intercreditor Agreement” shall have the meaning assigned to such term in the preliminary statement to this Agreement.

“Limited Liability Company Operating Agreement” shall mean the limited liability operating company agreement of the Borrower dated August 5, 2011.

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations” shall have the meaning assigned to such term in the Intercreditor Agreement.

4

Exhibit J

to Credit Agreement

“Pledged Collateral” shall have the meaning assigned to such term in Section 2.01.

“Pledged LLC Interests” means (a) as of the Closing Date, the Initial Pledged LLC Interests and (b) at any time after the Closing Date, a percentage ownership in the limited liability company membership interest of the Borrower equal to the Initial Pledged LLC Interests (together with any additional limited liability company membership interests in the Borrower issued after the date hereof) less the percentage of any minority limited liability company membership interest of the Borrower sold or transferred by the Pledgor (to the extent such sale or transfer is permitted pursuant to the Credit Agreement and the other Financing Documents).

“Pledgor” shall have the meaning assigned to such term in the preliminary statement to this Agreement.

“Secured Parties” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Security Interest” shall mean the security interest in respect of the Pledged Collateral created or purported to be created by this Agreement.

ARTICLE II.

Pledged LLC Interests

SECTION 2.01. Pledge. As security for the payment or performance, as the case may be, in full of the Obligations, Pledgor hereby assigns and pledges to the Collateral Trustee, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Trustee, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest in and a continuing Lien on, all of Pledgor’s right, title and interest in, to and under (a) the Pledged LLC Interests and the certificates representing the Pledged LLC Interests, if any, any securities entitlements relating thereto and all dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged LLC Interests, (b) all options, rights or other agreements relating to the Pledged LLC Interests or the Borrower, (c) all management and other rights of Pledgor under the Limited Liability Company Operating Agreement, (d) all rights of Pledgor under any shareholder or voting trust agreement or similar agreement, and (e) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Trustee, its successors and assigns, for the ratable benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

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Exhibit J

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SECTION 2.02. Delivery of the Pledged Collateral. (a) Pledgor agrees promptly to deliver or cause to be delivered to the Collateral Trustee any and all certificates, instruments or other documents representing or evidencing Pledged Collateral.

(b) Upon delivery to the Collateral Trustee, (i) any certificate, instrument or document representing or evidencing Pledged Collateral shall be accompanied by undated transfer powers duly executed in blank or other undated instruments of transfer reasonably satisfactory to the Collateral Trustee and duly executed in blank and by such other instruments and documents as the Collateral Trustee may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by Pledgor and such other instruments or documents as the Collateral Trustee may reasonably request.

SECTION 2.03. Representations, Warranties and Covenants. To induce the Secured Parties to enter into the applicable Financing Documents and to make their respective extensions of credit to the applicable Loan Parties thereunder, Pledgor represents and warrants to, and solely with respect to Section 2.03(c)(iii), 2.03(c)(iv), Section 2.03(d), Section 2.03(e)(ii), Section 2.03(g), Section 2.03(j) and Section 2.03(k) covenants with, the Collateral Trustee, for the benefit of the Secured Parties, that:

(a) Schedule I hereto sets forth the percentage of the Initial Pledged LLC Interests owned by the Pledgor and the certificates, if any, representing such Pledged LLC Interests;

(b)(i) as of the Closing Date, the Pledgor is (and at the time of delivery of the Pledged LLC Interests to the Collateral Trustee will be) the sole holder of record and the sole beneficial owner of the Pledged LLC Interests and (ii) the Pledged LLC Interests have been duly and validly authorized and issued by the Borrower and are fully paid and nonassessable;

(c) except for the security interests granted hereunder (or otherwise permitted under the Credit Agreement and permitted (if addressed therein or, otherwise, not prohibited) by the other applicable Financing Documents), Pledgor (i) is and, subject to any transfers made in compliance with the Credit Agreement and the other applicable Financing Documents, will continue to be the direct owner, beneficially and of record, of the Pledged Collateral, (ii) holds the same free and clear of all Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than in compliance with the Credit Agreement and the other applicable Financing Documents, and (iv) subject to Section 2.05, will cause any and all Pledged Collateral, whether for value paid by Pledgor or otherwise, to be forthwith deposited with the Collateral Trustee and pledged or assigned hereunder;

(d) except for restrictions and limitations imposed by the Financing Documents or securities laws generally and as do not violate the requirements of the

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applicable Financing Documents, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Trustee of rights and remedies hereunder;

(e) Pledgor (i) has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated and (ii) will defend its title or interest thereto or therein against any and all Liens (other than any Lien created or permitted by the Financing Documents), however arising, of all persons whomsoever;

(f) no consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(g) by virtue of the execution and delivery by Pledgor of this Agreement, when any Pledged Collateral is delivered to the Collateral Trustee in accordance with this Agreement, the Collateral Trustee will obtain a legal, valid and perfected first priority lien upon and security interest in such Pledged Collateral as security for the payment and performance of the Obligations;

(h) the pledge effected hereby is effective to vest in the Collateral Trustee, for the ratable benefit of the Secured Parties, the rights of the Collateral Trustee in the Pledged Collateral as set forth herein and all action by Pledgor necessary or desirable to protect and perfect the Lien on the Pledged Collateral has been duly taken;

(i) the Pledged LLC Interests held by the Pledgor are represented by a certificate and are “Securities” within the meaning of, and are governed by, Article 8 of the Uniform Commercial Code of the State of Delaware and any other applicable jurisdiction;

(j) at its own expense, promptly to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, obtain, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and Taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing or continuation statements or other documents in connection herewith or therewith; and

(k) to cause each other owner from time to time after the date hereof of any interest in the Borrower to (i) enter into a pledge agreement in substantially the same form as this Agreement pursuant to which such owner agrees to pledge in favor of the Collateral Trustee all of its limited liability company membership interests in the Borrower and (ii) become a party to the Intercreditor Agreement, in each case (x) with the rights and obligations thereunder substantially similar to the rights and obligations of

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Exhibit J

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the Pledgor under this Agreement and the Intercreditor Agreement in each case as of the date hereof, and (y) with such amendments to such agreements as are necessary to give effect to the requirements of this sub-paragraph (k).

SECTION 2.04. Registration in Nominee Name; Denominations. The Collateral Trustee, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Collateral in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the Pledgor, endorsed or assigned in blank or in favor of the Collateral Trustee. Pledgor will promptly give to the Collateral Trustee copies of any notices or other communications received by it with respect to Pledged LLC Interests in its capacity as the registered owner thereof. After the occurrence and during the continuance of an Event of Default, the Collateral Trustee shall at all times have the right to exchange the certificates representing Pledged LLC Interests for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

SECTION 2.05. Voting Rights; Dividends and Interest, Etc. (a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Trustee shall have given Pledgor notice of its intent to exercise its rights under this Agreement (which notice shall be deemed to have been given immediately upon the occurrence of an Insolvency or Liquidation Proceeding which gives rise to an Event of Default):

(i) Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged LLC Interests or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Financing Documents; provided, however, that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged LLC Interests or the rights and remedies of any of the Collateral Trustee or the other Secured Parties under this Agreement, the Credit Agreement or any other Financing Document or the ability of the Secured Parties to exercise the same;

(ii) The Collateral Trustee shall execute and deliver to Pledgor, or cause to be executed and delivered to Pledgor, all such proxies, powers of attorney and other instruments as Pledgor may reasonably request for the purpose of enabling Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (i) above; and

(iii) Pledgor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged LLC Interests to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Financing Documents and applicable law; provided, however, that any noncash dividends, interest, principal or other distributions that would constitute Pledged LLC Interests, whether resulting from a subdivision,

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Exhibit J

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combination or reclassification of the outstanding membership interests of the Borrower or received in exchange for Pledged LLC Interests or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by Pledgor, shall not be commingled by Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the ratable benefit of the Secured Parties and shall be forthwith delivered to the Collateral Trustee in the same form as so received (with any necessary endorsement or instrument of assignment).

(b) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Trustee shall have notified (or shall be deemed to have notified pursuant to Section 2.05(a)) Pledgor of the suspension of their rights under paragraph (a)(iii) of this Section 2.05, then all rights of Pledgor to dividends, interest, principal or other distributions that Pledgor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.05 shall cease, and all such rights shall thereupon become vested in the Collateral Trustee, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by Pledgor contrary to the provisions of this Section 2.05 shall be held in trust for the benefit of the Collateral Trustee, shall be segregated from other property or funds of Pledgor and shall be forthwith delivered to the Collateral Trustee upon demand in the same form as so received (with any necessary endorsement or instrument of assignment). Any and all money and other property paid over to or received by the Collateral Trustee pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Trustee in an account to be established by the Collateral Trustee upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 3.02. After all Events of Default have been cured or waived and Pledgor has delivered to the Administrative Agent certificates to that effect, the Collateral Trustee shall, promptly after all such Events of Default have been cured or waived, repay to Pledgor (without interest) all dividends, interest, principal or other distributions that Pledgor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.05 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Trustee shall have notified (or shall be deemed to have notified pursuant to Section 2.05(a)) Pledgor of the suspension of their rights under paragraph (a)(i) of this Section 2.05, then all rights of Pledgor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.05, and the obligations of the Collateral Trustee under paragraph (a)(ii) of this Section 2.05, shall cease, and all such rights shall thereupon become vested in the Collateral Trustee, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Secured Parties, the Collateral Trustee shall have the right from time to time following and during the continuance of an Event of Default to permit Pledgor to exercise such rights.

(d) Any notice given by the Collateral Trustee to Pledgor exercising its rights under paragraph (a) of this Section 2.05(i) must be given in writing and (ii) may suspend the

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Exhibit J

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rights of Pledgor under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Collateral Trustee in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Trustee’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE III.

Remedies

SECTION 3.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, Pledgor agrees to deliver each item of Pledged Collateral to the Collateral Trustee on demand, and it is agreed that the Collateral Trustee shall have the right to take any of or all the following actions at the same or different times: with or without legal process and with or without prior notice or demand for performance, to take possession of the Pledged Collateral and without liability for trespass to enter any premises where the Pledged Collateral may be located for the purpose of taking possession of or removing the Pledged Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, Pledgor agrees that the Collateral Trustee shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Trustee shall deem appropriate. The Collateral Trustee shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Pledged Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Trustee shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Pledged Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of Pledgor, and Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Trustee shall give Pledgor 10 days’ prior written notice (which Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Trustee’s intention to make any sale of Pledged Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Pledged Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Trustee may fix and state in the notice (if any) of such sale. At any such sale, the Pledged Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Trustee may reasonably determine. The Collateral Trustee shall not be obligated to make any sale of any Pledged Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Pledged Collateral shall have been given.

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The Collateral Trustee may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Pledged Collateral is made on credit or for future delivery, the Pledged Collateral so sold may be retained by the Collateral Trustee until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Trustee shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Pledged Collateral so sold and, in case of any such failure, such Pledged Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by applicable law) from any right of redemption, stay, valuation or appraisal on the part of Pledgor (all said rights being also hereby waived and released to the extent permitted by applicable law), the Pledged Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from Pledgor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property to the fullest extent permitted by applicable law. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Trustee may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Pledged Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 3.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 3.02. Application of Proceeds. The Collateral Trustee shall apply the proceeds of any collection, sale, foreclosure or other realization upon any Pledged Collateral, including any Pledged Collateral consisting of cash, in accordance with Section 4 of the Intercreditor Agreement.

SECTION 3.03. Securities Act, Etc. In view of the position of Pledgor in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the U.S. Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Trustee if the Collateral Trustee were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Trustee in any attempt to dispose of all or part of the Pledged Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect. Pledgor recognizes that in light of such restrictions and limitations the Collateral Trustee may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for

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Exhibit J

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investment, and not with a view to the distribution or resale thereof. Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Trustee, in its reasonable discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a limited number of potential purchasers (including a single potential purchaser) to effect such sale. Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Trustee shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Trustee may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a limited number of purchasers (or a single purchaser) were approached. The provisions of this Section 3.03 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Trustee sells.

ARTICLE IV.

Reinstatement; Waiver of Suretyship

SECTION 4.01. No Limitations, Etc. (a) Except for termination of the Pledgor’s obligations hereunder as expressly provided in Section 5.15, the obligations of the Pledgor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Pledgor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Collateral Trustee or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Financing Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Financing Document or any other agreement, including with respect to the Pledgor under this Agreement, (iii) the release of, or any impairment of or failure to perfect any Lien on or security interest in, any security held by the Collateral Trustee or any other Secured Party for the Obligations or any of them, (iv) any default, failure or delay, wilful or otherwise, in the performance of the Obligations, or (v) any other act or omission that may or might in any manner or to any extent vary the risk of the Pledgor or otherwise operate as a discharge of the Pledgor as a matter of law or equity (other than the Discharge of Obligations in accordance with the Intercreditor Agreement). The Pledgor expressly authorizes the Collateral Trustee to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in its sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations in accordance with the terms of the Credit Agreement and the other Financing Documents, all without affecting the obligations of the Pledgor hereunder.

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(b) To the fullest extent permitted by applicable law, the Pledgor waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the Discharge of Obligations in accordance with the Intercreditor Agreement. The Collateral Trustee and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of the Pledgor hereunder except to the extent of a Discharge of Obligations in accordance with the Intercreditor Agreement. To the fullest extent permitted by applicable law, the Pledgor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of the Pledgor against the Borrower or any other Loan Party, as the case may be, or any security.

SECTION 4.02. Reinstatement. The Pledgor agrees its obligations and the Security Interest hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Collateral Trustee or any other Secured Party upon the bankruptcy or reorganization of the Borrower, any other Loan Party or otherwise.

SECTION 4.03. Subordination; Subrogation. Upon payment by the Pledgor of any sums to the Collateral Trustee under this Agreement, all rights against the Borrower or any other Person arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects shall be fully subordinated and subrogated to the Discharge of Obligations in accordance with the Intercreditor Agreement.

ARTICLE V.

Miscellaneous

SECTION 5.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.7 of the Intercreditor Agreement.

SECTION 5.02. Security Interest Absolute. All rights of the Collateral Trustee hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of Pledgor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Financing Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations,

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or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Financing Document or any other agreement or instrument relating to the foregoing, (c) any exchange, release or non-perfection of any Lien on Collateral or any other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, Pledgor in respect of the Obligations or this Agreement.

SECTION 5.03. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Financing Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Financing Document shall be considered to have been relied upon by the other Secured Parties and shall survive the execution and delivery of the Financing Documents and the making of any loans, extensions of credit, hedging arrangements or other financial accommodations, regardless of any investigation made by any other Secured Parties on its behalf and notwithstanding that the Collateral Trustee or any other Secured Parties may have had notice or knowledge of any Default under any Financing Document, Event of Default or incorrect representation or warranty at the time any loans, extensions of credit, hedging arrangements or financial accommodations are extended under any Financing Document, and shall continue in full force and effect as long as any Obligations are outstanding and unpaid.

SECTION 5.04. Binding Effect; Several Agreement. This Agreement shall become effective as to Pledgor when a counterpart hereof executed on behalf of Pledgor shall have been delivered to the Collateral Trustee and a counterpart hereof shall have been executed on behalf of the Collateral Trustee, and thereafter shall be binding upon Pledgor and the Collateral Trustee and their respective permitted successors and assigns, and shall inure to the benefit of Pledgor, the Collateral Trustee and the other Secured Parties and their respective successors and assigns, except that Pledgor shall not have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated or permitted by this Agreement, the Credit Agreement and permitted (if addressed therein or, otherwise, not prohibited) by the other applicable Financing Documents.

SECTION 5.05. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of Pledgor or the Collateral Trustee that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 5.06. Collateral Trustee’s Fees and Expenses; Indemnification (a). (a) The Pledgor agrees to pay or reimburse (as applicable) the Collateral Trustee for all its reasonable and documented out-of-pocket expenses (including the

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reasonable fees, charges and disbursements of counsel for the Collateral Trustee and of a single local counsel in each relevant jurisdiction) incurred in collecting against the Pledgor under this Agreement or otherwise enforcing or protecting any rights of the Collateral Trustee under this Agreement including all reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations.

(b) Without limitation of its indemnification obligations under the other Financing Documents, the Pledgor jointly and severally agrees to indemnify the Collateral Trustee and its respective Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of counsel for the Collateral Trustee and of a single local counsel in each relevant jurisdiction), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, or in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Pledgor, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or reasonable expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) are owed with respect to disputes between and among Indemnitees (other than disputes against any Indemnitee in its capacity as Collateral Trustee or any other Agent or Secured Debt Representative). To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives any claim against the Pledgor or Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transaction, any Loan or use of proceeds; provided that such waiver shall not include or affect in any way the obligations of the Pledgor to indemnify the Indemnitees as set forth in this Section 5.06.

If for any reason the foregoing indemnification is unavailable to an Indemnitee or insufficient to hold it harmless, then Pledgor will contribute to the amount paid or payable by such Indemnitee as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) Pledgor and its Subsidiaries, Affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) the Indemnitee on the other hand in the matters contemplated by the indemnities set forth in the preceding paragraph as well as the relative fault of (x) Pledgor and its Subsidiaries, Affiliates, shareholders, partners, members or other equity holders on the one hand and (y) the Indemnitee with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The indemnity and contribution obligations of Pledgor under this paragraph will be in addition to any liability which Pledgor may otherwise have and will be binding upon and inure to the benefit of any successors and assigns of Pledgor, the Indemnitees, any such Subsidiaries and any such Affiliates.

15

Exhibit J

to Credit Agreement

(c) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 5.06 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Financing Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations or the invalidity or unenforceability of any term or provision of this Agreement or any other Financing Document. All amounts due under this Section 5.06 shall be payable on written demand therefor and shall bear interest, on and from the date of demand, at the rate specified in the Credit Agreement.

SECTION 5.07. Collateral Trustee Appointed Attorney-in-Fact. Pledgor hereby appoints the Collateral Trustee as the attorney-in-fact of Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Trustee may deem reasonably necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest (provided that in no such event shall such appointment extend beyond the termination of this Agreement). Without limiting the generality of the foregoing, the Collateral Trustee shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Trustee’s name or in the name of Pledgor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Pledged Collateral or any part thereof, (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Pledged Collateral, (c) to sign the name of Pledgor on any invoice or bill of lading relating to any of the Pledged Collateral, (d) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Pledged Collateral or to enforce any rights in respect of any Pledged Collateral, (e) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Pledged Collateral, (f) to notify, or to require Pledgor to notify, Account Debtors to make payment directly to the Collateral Trustee, and (g) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Pledged Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement in accordance with its terms, as fully and completely as though the Collateral Trustee were the absolute owner of the Pledged Collateral for all purposes; provided, however, that nothing herein contained shall be construed as requiring or obligating the Collateral Trustee to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Trustee, or to present or file any claim or notice, or to take any action with respect to the Pledged Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Trustee and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to Pledgor for any act or failure to act hereunder, except for their own gross negligence, willful misconduct or bad faith.

SECTION 5.08. Applicable Law. THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR

16

Exhibit J

to Credit Agreement

TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT (EXCEPT, AS TO ANY OTHER FINANCING DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (OTHER THAN MANDATORY PROVISIONS OF THE UNIFORM COMMERCIAL CODE RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF A SECURITY INTEREST).

SECTION 5.09. Waivers; Amendment. (a) No failure or delay by the Collateral Trustee, the Administrative Agent or any other Secured Party in exercising any right or power hereunder or under any other Financing Document shall operate as a waiver hereof or thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Trustee and the other Secured Parties hereunder and under the other Financing Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Financing Document or consent to any departure by Pledgor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.09, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of loans, extensions of credit, hedging arrangements or financial accommodations shall not be construed as a waiver of any Default under any Financing Document or Event of Default, regardless of whether the Collateral Trustee or any other Secured Party may have had notice or knowledge of such Default under any Financing Document or Event of Default at the time. No notice or demand on Pledgor in any case shall entitle Pledgor to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Trustee and Pledgor with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 5.2 of the Intercreditor Agreement.

SECTION 5.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE

17

Exhibit J

to Credit Agreement

FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.10.

SECTION 5.11. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Financing Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.12. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 5.04. Delivery of an executed signature page to this Agreement by facsimile transmission or pdf shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 5.13. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.14. Jurisdiction; Consent to Service of Process. (a) Pledgor hereby irrevocably and unconditionally agrees that it will not commence any suit, action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any of the Secured Parties or any Related Party of the foregoing in any way relating to this Agreement or any other Financing Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Financing Document shall affect any right that the Administrative Agent, the Collateral Trustee or any other Secured Party may otherwise have to bring any action or proceeding relating to this

18

Exhibit J

to Credit Agreement

Agreement or any other Financing Document against Pledgor or its properties in the courts of any jurisdiction.

(b) Pledgor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Financing Document in any court referred to in paragraph (a) of this Section 5.14. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Pledgor hereby irrevocably consents to service of process in the manner provided for notices in Section 5.01. Nothing in this Agreement or any other Financing Document will affect the right of the Collateral Trustee to serve process in any other manner permitted by law.

SECTION 5.15. Termination or Release. (a) This Agreement, the Security Interest and all other security interests granted hereby shall not terminate until the receipt of notice by the Collateral Trustee of the Discharge of Obligations in accordance with the Intercreditor Agreement.

(b) The Pledged Collateral will be released in accordance with Section 5.1 of the Intercreditor Agreement.

(c) In connection with any termination or release pursuant to paragraph (a) or (b) above, the Collateral Trustee shall promptly execute and deliver to Pledgor, at Pledgor’s expense, all Uniform Commercial Code termination statements and similar documents that the Pledgor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 5.15 shall be without recourse to or representation or warranty by the Collateral Trustee or any Secured Party. Without limiting the provisions of Section 5.06, the Borrower shall reimburse the Collateral Trustee upon demand for all costs and out of pocket expenses, including the fees, charges and expenses of counsel, incurred by it in connection with any action contemplated by this Section 5.15.

SECTION 5.16. Intercreditor Agreement Controls. Notwithstanding anything herein to the contrary, (a) the Lien and security interests granted pursuant to this Agreement and the exercise of any right or remedy hereunder are subject to the terms of the Intercreditor Agreement and (b) in the event of any conflict between the terms hereof and the terms of the Intercreditor Agreement, the Intercreditor Agreement shall govern and control; provided that, for the avoidance of doubt, any provisions in this Agreement governing the creation and perfection of a security interest in, or otherwise establishing the Collateral Trustee’s or Secured Parties’ rights in, the Collateral shall govern and be of full force and effect, notwithstanding any provision to the contrary in the Intercreditor Agreement.

[Remainder of page intentionally left blank]

19

Exhibit J

to Credit Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

DYNEGY GAS INVESTMENTS HOLDINGS, LLC, as Pledgor

by

Name:
Title:

[Signature page to Pledge Agreement]

Exhibit J

to Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Trustee,

by

Name:
Title:

by

Name:
Title:

[Signature page to Pledge Agreement]

Exhibit J

to Credit Agreement

SCHEDULE I

INITIAL PLEDGED LLC INTERESTS

Pledgor	Issuer	Type of Organization	# of Shares Owned	Total Shares Outstanding	% of Interest Pledged	Certificate No. (if uncertificated, please indicate so)
Dynegy Gas Investments Holdings, LLC	Dynegy Power, LLC	Limited Liability Company	N/A	N/A	100%	1

Exhibit K

to the Credit Agreement

FORM OF INTERCREDITOR AGREEMENT

(See Exhibit 10.8 to Dynegy’s Current Report on Form 8-K filed August 8, 2011)

Exhibit L

to Credit Agreement

SOLVENCY CERTIFICATE

of

DYNEGY POWER, LLC

This solvency certificate (this “Solvency Certificate”) is dated as of August __, 2011, and is provided pursuant to paragraph (n) of Article IV of the Credit Agreement, dated as of August __, 2011, among Dynegy Power, LLC, a Delaware limited liability company (the “Borrower”), Dynegy Gas Investments Holdings, LLC, a Delaware limited liability company, the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) and collateral trustee (as amended, restated, replaced, refinanced, supplemented or otherwise modified or waived from time to time, the “Credit Agreement;” capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Credit Agreement). The undersigned hereby certifies, to the best of his knowledge, as follows:

1.	I am the Financial Officer of the Borrower;

2.	for purposes of this certificate, the terms below shall have the following definitions:

a.	“Contingent Liabilities” means, with respect to any Loan Party, liabilities of such Loan Party arising from foreseeable events that might occur while such Loan Party remains a going concern; for purposes of this definition, the amount of any Contingent Liabilities at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability (irrespective of whether such Contingent Liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5);

b.	“Fair Valuation” means, with respect to any assets, the fair market price of such assets that could be obtained if sold in a prudent manner within a reasonable period of time;

c.	“Present Fair Salable Value” means, with respect to the assets of any Loan Party, the amount that could be obtained if all such assets are sold with reasonable promptness in an existing (not theoretical) market;

d.	“Unreasonably Small Capital” means, with respect to any Loan Party, the inability to generate sufficient cash or obtain sufficient cash from reasonably anticipated sources of operating funds to enable such Loan Party to continue to operate its business as a going concern, including a reasonable cushion of cash (or cash from reasonably anticipated sources of operating funds) to enable such Loan Party to continue to operate its business as a going concern (as such term is determined in accordance with GAAP) in the event of adverse changes in macroeconomic conditions or conditions in such Loan Party’s industry that could reasonably be expected to occur in the course of the business cycle;

Exhibit L

to Credit Agreement

3.	I acknowledge that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the making of Term Loans under the Credit Agreement;

4.	I have reviewed the terms of Articles III and IV of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, together with each of the Reorganization Documents applicable to the transactions contemplated by the Loan Documents, a solvency opinion dated as of August __, 2011 for the Borrower from Duff & Phelps, LLC, such other documents as I have deemed relevant and the contents of this Solvency Certificate, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein;

5.	neither the Borrower nor any other Loan Party intends, in consummating the Transactions, to delay, hinder or defraud either its present or future creditors;

6.	based upon my review and examination described in paragraph 3 above, I certify that and as of the date hereof, immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Term Loan on the Closing Date and after giving effect to the application of the proceeds of each such Term Loan:

a.	the Fair Valuation of the assets of each of the (i) Borrower individually and (ii) Loan Parties on a consolidated basis, at a Fair Valuation, will exceed their respective debts and liabilities, whether subordinated, Contingent Liabilities or otherwise;

b.	the Present Fair Saleable Value of the property of each of the (i) Borrower individually and (ii) Loan Parties on a consolidated basis will be greater than the amount that will be required to pay the probable liability of their respective debts and other liabilities, whether subordinated, Contingent Liabilities or otherwise, as such debts and other liabilities become absolute and matured;

c.	each of the (i) Borrower individually and (ii) Loan Parties on a consolidated basis will be able to pay their respective debts and liabilities, whether subordinated, Contingent Liabilities or otherwise, as such debts and liabilities become absolute and matured;

d.	each of the (i) Borrower individually and (ii) Loan Parties on a consolidated basis will not have Unreasonably Small Capital with which to conduct the respective businesses in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date;

e.	each of the (i) Borrower individually and (ii) Loan Parties on a consolidated basis has generally been paying their respective debts and liabilities, whether subordinated, Contingent Liabilities or otherwise, as such debts and liabilities become due; and

Exhibit L

to Credit Agreement

f.	each of the (i) Borrower individually and (ii) Loan Parties on a consolidated basis is not “insolvent” within the meaning given that term and similar terms under applicable Debtor Relief Laws and other applicable laws relating to fraudulent transfers and conveyances.

(Signature page follows)

Exhibit L

to Credit Agreement

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate as of the date first stated above.

DYNEGY POWER, LLC

By:
Name:
Title: Chief Financial Officer

Exhibit M

to Credit Agreement

Dynegy Gas Holdco, LLC

1000 Louisiana, Suite 5800

Houston, Texas 77002-5050

August 5, 2011

Credit Suisse AG, Cayman Islands Branch,

as Administrative Agent for the Lenders

under the Credit Agreement referred to below

and as Collateral Trustee

One Madison Avenue,

New York, NY 10010

Re:	LETTER OF UNDERTAKING AND SEPARATENESS

This letter agreement is provided pursuant to paragraph (u) of Article IV of the Credit Agreement, dated as of August 5, 2011, among Dynegy Power, LLC, a Delaware limited liability company (the “Borrower”), Dynegy Gas Investments Holdings, LLC, a Delaware limited liability company (“Intermediate Holdings”), the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (as amended, restated, replaced, refinanced, supplemented or otherwise modified or waived from time to time, the “Credit Agreement;” capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Credit Agreement).

In order to induce the Lenders to enter into the transactions contemplated by the Credit Agreement and the other Loan Documents, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Dynegy Gas Holdco, LLC, a Delaware limited liability company (“Holdings”), intending to be legally bound, hereby covenants with the Administrative Agent on behalf of the Lenders and the Collateral Trustee and undertakes to take the following measures to maintain the bankruptcy remoteness of the Borrower, the other Loan Parties and their respective subsidiaries:

1.	While the Credit Agreement remains in effect, Holdings will take all reasonable steps to maintain the identity of Intermediate Holdings and its subsidiaries (collectively, the “Ring-Fenced Entities”) as legal entities that are separate and distinct from Holdings and all Affiliates of Holdings other than the Ring-Fenced Entities. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Holdings agrees that:

a.	it will at all times have at least one Independent Manager;

b.	it will cause Intermediate Holdings to have at all times at least one Independent Manager;

c.	the annual financial statements of Holdings that it prepares, if any, and distributes shall include a statement that makes clear in such financial statements (in conformity with GAAP and the rules and regulations of the Securities and Exchange Commission and acceptable to it and its independent public accountants that audit its financial statements) that the assets of Intermediate Holdings and its subsidiaries are not available to the creditors of Holdings or the other Group Members (other than Intermediate Holdings and its subsidiaries) (or, alternatively, that such assets are only available for the creditors of Intermediate Holdings and its subsidiaries);

d.	Holdings will not cause any Ring-Fenced Entities to violate the separateness criteria and restrictions set forth in such entity’s Limited Liability Company Operating Agreement and in the Credit Agreement;

e.	Holdings shall maintain corporate records and books of account separate from those of the Ring-Fenced Entities;

f.	the resolutions, agreements and other instruments underlying the transaction described in Article IV of the Credit Agreement shall be continuously maintained by Holdings as official records;

g.	Holdings will not hold itself out as being liable for the debts of the Ring-Fenced Entities;

h.	Holdings shall keep its assets and its liabilities wholly separate from those of each of the Ring-Fenced Entities; and

i.	upon the receipt of any proceeds of Insurance (as defined in the Guarantee and Collateral Agreement) or any other insurance (whether casualty, business interruption, liability, title or otherwise) by Holdings arising, to Holdings’ knowledge, from any event or occurrence at, of, or related to, any Ring-Fenced Entity, Holdings shall hold such proceeds separate and apart therefrom, segregated from other property or funds of Holdings and not commingled by Holdings with any of its other funds or property, and hold such proceeds in trust for the Ring-Fenced Entities, and promptly upon obtaining such knowledge deliver such proceeds to the Ring-Fenced Entities in the same form as so received (with any necessary endorsement or instrument of assignment).

2

THIS LETTER AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT) AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

BY:

Name:
Title:
Date:

Exhibit N

to Credit Agreement

Dynegy Inc.

1000 Louisiana, Suite 5800

Houston, Texas 77002-5050

August 5, 2011

Credit Suisse AG, Cayman Islands Branch,

as Administrative Agent for the Lenders

under the Credit Agreement referred to below

and as Collateral Trustee

One Madison Avenue,

New York, NY 10010

Re:	LETTER OF UNDERTAKING AND SEPARATENESS

This letter agreement is provided pursuant to paragraph (v) of Article IV of the Credit Agreement, dated as of August 5, 2011, among Dynegy Power, LLC, a Delaware limited liability company (the “Borrower”), Dynegy Gas Investments Holdings, LLC, a Delaware limited liability company (“Intermediate Holdings”), the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (as amended, restated, replaced, refinanced, supplemented or otherwise modified or waived from time to time, the “Credit Agreement;” capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Credit Agreement).

In order to induce the Lenders to enter into the transactions contemplated by the Credit Agreement and the other Loan Documents, and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Dynegy Inc. (the “Parent”), intending to be legally bound, hereby covenants with the Administrative Agent on behalf of the Lenders and the Collateral Trustee and undertakes to take the following measures to maintain the bankruptcy remoteness of the Borrower, the other Loan Parties and their respective subsidiaries:

2.	While the Credit Agreement remains in effect, the Parent will take all reasonable steps to maintain the identity of Intermediate Holdings and its subsidiaries (collectively, the “Ring-Fenced Entities”) as legal entities that are separate and distinct from the Parent and all Affiliates of the Parent other than the Ring-Fenced Entities. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, the Parent agrees that:

a.

the annual financial statements of the Parent that it prepares and distributes shall include a statement that makes clear in its financial statements (in conformity with GAAP and the rules and regulations of the Securities and Exchange Commission and acceptable to it and its independent public accountants that audit its financial statements) that the assets of Intermediate Holdings and its subsidiaries are not available to the creditors of Parent or the other Group Members (other than Intermediate Holdings and its subsidiaries)

4

Exhibit N

to Credit Agreement

(or, alternatively, that such assets are only available for the creditors of Intermediate Holdings and its subsidiaries);

b.	the Parent will not cause any Ring-Fenced Entities to violate the separateness criteria and restrictions set forth in such entity’s Limited Liability Company Operating Agreement and in the Credit Agreement;

c.	the Parent shall maintain corporate records and books of account separate from those of the Ring-Fenced Entities;

d.	the resolutions, agreements and other instruments underlying the transaction described in Article IV of the Credit Agreement shall be continuously maintained by the Parent as official records;

e.	the Parent will not hold itself out as being liable for the debts of the Ring-Fenced Entities;

f.	the Parent shall keep its assets and its liabilities wholly separate from those of each of the Ring-Fenced Entities, except as permitted in the applicable Limited Liability Company Operating Agreements or the Credit Agreement; and

g.	upon the receipt of any proceeds of Insurance (as defined in the Guarantee and Collateral Agreement) or any other insurance (whether casualty, business interruption, liability, title or otherwise) by the Parent or any Group Member (other than the Ring-Fenced Entities) arising, to the Parent’s or such Group Member’s knowledge, from any event or occurrence at, of, or related to, any Ring-Fenced Entity, the Parent shall, and shall cause each other Group Member (other than the Ring-Fenced Entities) to hold such proceeds separate and apart therefrom, segregated from other property or funds of such Person and not commingled by such Person with any of its other funds or property, and hold such proceeds in trust for the Ring-Fenced Entities and promptly upon obtaining such knowledge deliver such proceeds to the Ring-Fenced Entities in the same form as so received (with any necessary endorsement or instrument of assignment).

5

THIS LETTER AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT) AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

BY:

Name:
Title:
Date:

Exhibit O

to Credit Agreement

CERTIFICATE

of

DYNEGY POWER MARKETING, LLC (the “Company”)

This certificate (this “Certificate”) is dated as of August 5, 2011, and is provided pursuant to clause (w) of Article IV of the Credit Agreement, dated as of August 5, 2011, among Dynegy Power, LLC, a Delaware limited liability company (the “Borrower”), Dynegy Gas Investments Holdings, LLC, a Delaware limited liability company, the lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) and collateral trustee (as amended, restated, replaced, refinanced, supplemented or otherwise modified or waived from time to time, the “Credit Agreement;” capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Credit Agreement). The undersigned hereby certifies, to the best of his knowledge, as follows:

1.	I am the Financial Officer of the Company;

2.	I certify that and as of the date hereof, immediately after the consummation of the Transactions to occur on the Closing Date:

a.	the Company’s liabilities to unaffiliated third parties are in an aggregate amount that does not materially exceed the sum of (x) the aggregate amount owed to the Company by CoalCo and its subsidiaries or the Borrower and its Subsidiaries under back-to-back arrangements with respect to such third-party obligations and (y) the amount of letters of credit and cash posted to secure performance of the Company’s obligations under its agreements with third parties;

b.	each letter of credit issued under the Existing Credit Facility as credit support for the obligations of the Company and its subsidiaries has been replaced with a letter of credit issued under letter of credit facilities of CoalCo or the Borrower; and

c.	each of the Company and its material subsidiaries has sufficient liquidity to pay its debts as such debts come due in the ordinary course of its business.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first stated above.

DYNEGY POWER MARKETING, LLC

By:
Name: Clint Freeland
Title: Chief Financial Officer

8

Exhibit P

to Credit Agreement

CERTIFICATE OF AUTHORIZED OFFICER

This certificate (this “Certificate of Authorized Officer”) is dated as of August     , 2011, and is provided in support of the opinion of White & Case LLP dated August     , 2011 (the “Opinion”) as to whether, in a case under title 11 of the United States Code, 11 U.S.C. §101 et seq. (the “Bankruptcy Code”) in which any of the Non-Ringfenced Entities (defined below) was a debtor, a bankruptcy court would substantively consolidate the assets and liabilities of one or more of the Ringfenced Entities (defined below) with the assets and liabilities of one or more Non-Ringfenced Entities, whether or not the Ringfenced Entities are also debtors under the Bankruptcy Code. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Opinion.

The undersigned hereby certifies, to the best of his knowledge, as follows:

I am and since July 5, 2011 have been the duly qualified and acting Executive Vice President and Chief Financial Officer of Dynegy Inc. and will be appointed the Executive Vice President and Chief Financial Officer of Dynegy Power, LLC (“DP”, “GasCo”, or the “Company”) and in such capacity have responsibility for the management of the financial affairs of the Company.

I have personal knowledge of the matters set forth in this Certificate, or I have inquired of others with personal knowledge of the matters set forth herein.

A.	Parties

Dynegy Inc. (“DI”) is a holding company that conducts substantially all of its business operations through subsidiaries. Through certain of its subsidiaries, DI sells electric energy, capacity and ancillary services on a wholesale basis from power generation facilities.

Dynegy Holdings Inc. (“DHI”) is a holding company that conducts substantially all of its business operations through subsidiaries.

Dynegy Administrative Services Company (“DAS”) manages the cash systems for DI and its subsidiaries (the entities listed on Schedule 1 to the Opinion, and together with DI, the “Dynegy Entities”).

Dynegy Operating Company (“DOC”) manages the operations and employs certain of the employees of the Dynegy Entities.

Dynegy Gas Investments Holdings, LLC (“DGIH”) and its direct subsidiary DP (together with DGIH, and any existing or future subsidiaries of DGHI or DP, the “Ringfenced Entities”) engage primarily in the business of generating electric power from primarily natural gas–fired intermediate (combined cycle) and peaking (combustion and steam turbine) power generation facilities located across the West, Midwest and Northeast regions of the United States. Except for two plants which are leased by Dynegy Danskammer, LLC and Dynegy Roseton, LLC, the

Non-Ringfenced Entities do not engage in such business in any material respect and do not directly own any assets capable of permitting them to engage in such business.

The Ringfenced Entities will own and/or operate the following power generation facilities and their power capacity: Casco Bay (540 MW), Independence (1,064 MW), Kendall (1,200 MW), Ontelaunee (580 MW), Moss Landing (2,529 MW), Morro Bay (650 MW), Oakland (165 MW), Black Mountain (43 MW) (50% interest) and South Bay (309 MW) (owned, but not operated).

All Dynegy Entities that are not Ringfenced Entities are the “Non-Ringfenced Entities.”

B.	Description of the Transaction

DI is undergoing a reorganization and restructuring (the “Reorganization”) to facilitate, among other things, the GasCo Credit Facility, align Dynegy’s asset base and maximize its flexibility to address additional potential debt restructuring activities.

As part of the Reorganization, DHI and its subsidiaries effected transactions to cause, inter alia, (x) substantially all of DI’s coal-fired power generation facilities to continue to be held by Dynegy Midwest Generation, LLC (“DMG”), (y) substantially all of DI’s gas-fired power generation facilities to be held by DP and (z) 100% of the ownership interests of Dynegy Northeast Generation, Inc., the entity that indirectly holds the equity interests in the subsidiaries that operate the Roseton and Danskammer power generation facilities, to be held directly by DHI.

C.	Corporate Formalities and Separateness

Prior to the date hereof, and since being formed as or acquired by Dynegy Entities, the Non-Ringfenced Entities and the Ringfenced Entities have conducted all statutorily required shareholder, member and board meetings, have maintained minutes thereof and have otherwise complied in all material respects with the governance formalities required by their articles of incorporation or other organizational documents, bylaws, limited liability company operating agreements and applicable law. Without limiting the generality of the foregoing, all transactions involving any Non-Ringfenced Entity or Ringfenced Entity that require board approval under its articles of incorporation, bylaws, limited liability company operating agreements or other organizational documents or applicable law are submitted to the board of directors, or equivalent, of such entity for approval.

Except as otherwise set forth herein, since being formed as or acquired by Dynegy Entities, all Dynegy Entities have maintained proper books and records, allocating assets and liabilities to specific entities, and currently segregate, and have segregated, their material assets so that they are readily identifiable as assets of a specific Dynegy Entity.

All Ringfenced Entities are, as of the date hereof, adequately capitalized to conduct their respective businesses and have sufficient employees or service providers to conduct their respective businesses.

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The Non-Ringfenced Entities and the Ringfenced Entities have separately appointed officers, directors and/or managers. Certain individuals serve as officers of both Non-Ringfenced Entities and Ringfenced Entities. Any such individuals act solely on behalf of or for the benefit of the specific entity when acting in their capacity as an officer, director or manager of such entity.

In the past, it has not been Dynegy’s practice for the management of the Ringfenced Entities to determine, before a Ringfenced Entity has taken any action or engaged in transactions with a Non-Ringfenced Entity, that such actions, or transactions, were in such Ringfenced Entity’s best interests. Typically, officers, managers and directors acted in the interest of the enterprise as a whole.

All distributions made by any Ringfenced Entity to a Non-Ringfenced Entity have been made and paid, and will continue to be made and paid in accordance with such Ringfenced Entity’s organizational documents and applicable law. No undocumented dividend payments or distributions have been or will be made by a Ringfenced Entity to a Non-Ringfenced Entity. In the ordinary course of business, certain distributions made by Ringfenced Entities to Non-Ringfenced Entities giving rise to intercompany obligations have been documented by book entries, and all other dividend payments and/or distributions made by Ringfenced Entities to Non–Ringfenced Entities have been properly declared and documented in all material respects.

Many Dynegy entities have “doing business as” names (“DBAs”). Some are registered DBAs; some are not. Many are the old names of the entities prior to being merged into another entity.

For a period of time in the past, at least one of the plants that Dynegy acquired used letterhead that identified such plant as “a division of Dynegy Inc.” Additionally, personnel at some of the power plants have Dynegy business cards and refer to themselves as “Dynegy” employees, and employees of the various Ringfenced Entities have sometimes represented themselves as representing Dynegy Inc.

The Ringfenced Entities and Non-Ringfenced Entities are participating employers under a number of employee benefit plans in common, including (but not limited to) pension plans.

D.	Transactions with Third Parties

i.	Credit Facilities

The Non-Ringfenced Entities and the Ringfenced Entities will finance their business activities through separate credit facilities. Previously, certain of the Ringfenced Entities provided guarantees and pledged assets to support a first lien credit facility of DHI, which facility will be repaid in part through a repayment of an intercompany obligation occurring simultaneously with the effectiveness of the GasCo Credit Facility. Following the Reorganization, all of the obligations owed to the lenders under the DHI first lien credit facility are being simultaneously repaid and the facility is being terminated. There will be no upstream or downstream guarantees between Ringfenced Entities and the Non-Ringfenced Entities with respect to any credit facilities. Following the Reorganization, there will be no Non-Ringfenced Entity that guarantees any indebtedness or other obligations of a Ringfenced Entity and no

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Ringfenced Entity will guarantee any indebtedness or other obligations of a Non-Ringfenced Entity.

In order to obtain credit on a stand-alone basis, the Non-Ringfenced Entities and the Ringfenced Entities maintain, and will maintain separate credit ratings as well as separate financial books and records sufficient both in their nature and scope to enable third parties to assess the creditworthiness of Non-Ringfenced Entities and the Ringfenced Entities as stand alone entities.

DHI will include a note to its financial statements stating that the assets of DGIH and its subsidiaries will not be available to DHI’s creditors, and DHI will separately contract not to hold itself out as liable for the obligations of the Ringfenced Entities.

ii.	Relationships with Vendors and Customers

In order to procure the best terms of purchase for all Dynegy Entities, Non-Ringfenced Entities have in the past purchased, and may in the future purchase, goods and services on behalf of Dynegy Entities, including the Ringfenced Entities, and Ringfenced Entities have in the past purchased, and may in the future purchase, goods and services on behalf of Dynegy Entities, including the Non-Ringfenced Entities. Each such purchase is referred to herein as a “Joint Purchase.” An example of a Joint Purchase includes insurance, which is not segregated between Ringfenced Entities and Non-Ringfenced Entities. Going forward, the cost of insurance will be allocated among the Ringfenced Entities and Non-Ringfenced Entities on an arm’s length basis, and any proceeds of insurance will be paid to, or for the benefit of, the owner of the insured property – notwithstanding the identity of another entity as a loss payee.

Historically, the Joint Purchases have been made through a procurement process. Going forward, the Joint Purchases will predominantly be made through the Dynegy Entities’ centralized procurement process, resulting in certain master contracts for goods and services received by the Ringfenced Entities being entered into in the name of DAS.

Actual purchase orders for the purchase of specific goods and services which use the master contracts as terms and conditions are usually entered into in the name of the Dynegy entity receiving the goods or services. Failure to contract in the name of the receiving Dynegy entity is infrequent.

In the past, not all of the cost of the transaction has been directly charged to the beneficiary of such Joint Purchase, and, in many cases, intercompany accounts were maintained for Joint Purchases with no intention of payment. The Dynegy Entities have, from time to time, and may, in connection with the Reorganization, forgive certain intercompany payables. Many, but not all, of those intercompany payables relate to Joint Purchases.

In the future, in the event that a Ringfenced Entity or a Non-Ringfenced Entity makes a Joint Purchase, such Ringfenced Entity or Non-Ringfenced Entity will charge (through invoice or other record) the Non-Ringfenced Entity or the Ringfenced Entity, as the case may be, for such Joint Purchase and the Non-Ringfenced Entity will reimburse the Ringfenced Entity or the Ringfenced Entity will reimburse the Non-Ringfenced Entity in the ordinary course of business.

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Each Ringfenced Entity will bill its customers on invoices clearly referencing solely such Ringfenced Entity. Other than in the limited context of services to be provided under a Service Agreement between DI and DGIH, when transacting business with third parties, including vendors and customers, employees of the Ringfenced Entities will not hold themselves out as agents or representatives of Non-Ringfenced Entities.

In the past, when dealing with vendors and customers, employees of some of the Ringfenced Entities were publicly identified as employees of the Non-Ringfenced Entities. On and after the Reorganization, however, other than in the limited context of Services, when transacting business with third parties, employees of Non-Ringfenced Entities will not hold themselves out as agents or representatives of Ringfenced Entities.

Dynegy Marketing and Trade, LLC (“DMT”) has in the past sold emissions credits to third-parties but did not own such credits. The emissions credits are owned at the facility level by the Ringfenced Entities. In the future, any such sales will be done with the consent of the Ringfenced Entities, and all proceeds of the emissions credits will be properly delivered to those Ringfenced Entities selling them.

F.	Intercompany Transactions

i.	The Tax Sharing Agreement

Under the United States federal income tax law, DI is responsible for the tax liabilities of Dynegy Coal Holdco, LLC, Dynegy Coal Investments Holdings, LLC, Dynegy GasCo Holdings, LLC, Dynegy Gas Holdco, LLC, DGIH, DMG, DP (the “Combined Entities”) and the other Ringfenced Entities because DI will file consolidated income tax returns which will necessarily include the income and business activities of the Combined Entities, the other Ringfenced Entities and DI’s other affiliates. In order to properly allocate taxes among DI and each of the Combined Entities and the other Ringfenced Entities, DI and each of the Combined Entities have entered into a Tax Sharing Agreement (the “Tax Sharing Agreement”).

ii.	Cash Management

Not every Dynegy Entity, whether or not such entity is ringfenced, maintains its own separate cash account. Historically, cash at Dynegy has been run through accounts at DAS, and typically, Ringfenced Entities owning power plants have had their own bank accounts. Currently, DAS handles all cash management for the Dynegy Entities. Payments are made by DAS and are recorded to the appropriate entity as an intercompany balance.

iii.	Financial Arrangement and Other Intercompany Matters

In the past, there was no consistently used mechanism for charging general and administrative (“G&A”) type costs to the entities. Some G&A expenses incurred for the benefit of one entity were recorded on the books and records of another entity. Numerous services including accounting, operations support, etc. were provided on a verbal basis to the plants without charge. Corporate level transactions and services were provided at cost. For certain employees, the payroll entity and the entity for which direct services were performed have not been exactly allocated. Financing activities occurred at the DHI level for the benefit of some

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Ringfenced Entities, and the Ringfenced Entities were not charged interest on any intercompany advances. In the past, some Non-Ringfenced Entities have entered into gas purchases on behalf of some of the Ringfenced Entities.

Many Ringfenced Entities were guarantors of the DHI’s credit facility, pursuant to agreements executed in the ordinary course by the Ringfenced Entities. In addition to the guarantees, mortgages and security interests were granted by the Ringfenced Entities in support of the DHI credit agreement. All of those existing guarantees, mortgages and security interests will be terminated simultaneously with the incurrence of the loans under the GasCo Credit Facility. Through the evolution of the Dynegy Entities’ business, many intercompany debts have been formally transferred or assumed by entities that were not a party initially the obligor on such debt. Prior to the Reorganization, there were numerous intercompany accounts that were substantial; those intercompany debts consolidate to zero in the Dynegy Entities’ public financial statements. The intercompany accounts have not been made available or otherwise disclosed to the public. All intercompany accounts between Ringfenced Entities and Non-Ringfenced Entities will be reduced to zero substantially simultaneously with the incurrence of loans under the GasCo Credit Facility.

Dynegy’s historical energy management agreements (the “Historical EMAs”) were likely not arm’s length agreements. The Historical EMA essentially allowed some of the Ringfenced Entities to conduct commodity transactions, both financial and physical, through DMT and DPM without containing specific fee provisions.

(Signature page follows)

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Exhibit P

to Credit Agreement

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Authorized Officer as of the date first stated above.

DYNEGY POWER, LLC

By:
Clint C. Freeland
Executive Vice President and
Chief Financial Officer